                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.


                                   FORM U5S


                                 ANNUAL REPORT


                       FOR THE YEAR ENDED DEC. 31, 2000



                             FILED PURSUANT TO THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                      BY


                                XCEL ENERGY INC.
                           800 NICOLLET MALL STE 3000
                             MINNEAPOLIS, MN 55402

                               TABLE OF CONTENTS



                                                                                                        Page
                                                                                                       Number
                                                                                                       ------
Item 1.           System Companies and Investments Therein as of Dec. 31, 2000...................           1

Item 2.           Acquisitions or Sales of Utility Assets........................................          36

Item 3.           Issue, Sale, Pledge, Guarantee or Assumption of System Securities..............          37

Item 4.           Acquisition, Redemption or Retirement of System Securities.....................          40

Item 5.           Investments in Securities of Nonsystem Companies...............................          42

Item 6.           Officers and Directors.........................................................          43

Item 7.           Contributions and Public Relations.............................................         123

Item 8.           Service, Sales and Construction Contracts......................................         124

Item 9.           Wholesale Generators and Foreign Utility Companies.............................         131

Item 10.          Financial Statements and Exhibits..............................................         147

Signature         ...............................................................................         163


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DEC. 31, 2000


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
XCEL ENERGY INC. ("XCEL ENERGY")                          PUBLICLY HELD PARENT
--------------------------------------------------------- ------------------- -----------------------------------------
Black Mountain Gas Co.                                                   100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Cheyenne Light, Fuel, & Power Co. (Cheyenne)                             100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Natural Station Equipment LLC                                            n/a  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
New Century Energies Foundation (for charitable                          n/a  100% by Xcel Energy
contributions)
--------------------------------------------------------- ------------------- -----------------------------------------
New Century Enterprises, Inc.*                                             0  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Northern States Power Co., a Minnesota Corp.                       1,000,000  100% by Xcel Energy
(NSP-Minnesota)
--------------------------------------------------------- ------------------- -----------------------------------------
     First Midwest Auto Park, Inc. (FMAP)                              1,290  100% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
     NSP Financing I (Statutory Business Trust)                          n/a  100% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
     NSP Financing II (Statutory Business Trust)*                        n/a  100% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
     NSP Nuclear Corp.                                                    40  100% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
          Nuclear Management Co., LLC                                    n/a  25% by NSP Nuclear Corp.
--------------------------------------------------------- ------------------- -----------------------------------------
     Private Fuel Storage LLC                                            n/a  12.5% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
     United Power & Land Co. (UP&L)                                   40,200  100% by NSP-Minnesota
--------------------------------------------------------- ------------------- -----------------------------------------
Northern States Power Co., a Wisconsin Corp.                         933,000  100% by Xcel Energy
(NSP-Wisconsin)
--------------------------------------------------------- ------------------- -----------------------------------------
     Chippewa & Flambeau Improvement Co.                              11,000  75.86% by NSP-Wisconsin
--------------------------------------------------------- ------------------- -----------------------------------------
     Clearwater Investments, Inc.                                        100  100% by NSP-Wisconsin
--------------------------------------------------------- ------------------- -----------------------------------------
           Plover LLC                                                    n/a  10% by Clearwater Investments, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           Shoe Factory Holdings LLC                                     n/a  100% by Clearwater Investments, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           Woodsedge Eau Claire LP                                       n/a  100% by Clearwater Investments, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NSP Lands, Inc.                                                     100  100% by NSP-Wisconsin
--------------------------------------------------------- ------------------- -----------------------------------------
           Prescott Development*                                         n/a  33.33% by NSP Lands, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
NSP Energy Marketing, Inc.                                       (2)          100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Public Service Co. of Colorado (PSCo)                                    100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     1480 Welton, Inc.                                                 6,500  100% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Baugh Lateral Ditch Co.                                              41   29.08% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Beaver Ditch Co.                                                      4   8% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Beeman Ditch Co.                                                   18.5   46.25% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Consolidated Extension Canal Co.                                 660.25  53.55% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Consolidated Mutual Water Co.                                         5   0.002% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Dry Creek No. 2 Ditch Co.                                          28.1   9.37% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Enterprise Irrigating Ditch Co.                                   11.95  27.16% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Erkenbeck Lateral Ditch Co.                                           8   4.97% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Farmers Extension Ditch Co.                                           4   0.50% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Fisher Ditch Co.                                                    296  22.02% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Fort Morgan Reservoir and Irrigation Co.                             50   1.76% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Fuel Resources Development Co.                                  159,000  100% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Grand Valley Irrigation Co.                                          40   0.08% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Green & Clear Lakes Co.                                           2,500  100% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Highland Ditch Co.                                                11.25   1.55% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- -------------------- --------------------
XCEL ENERGY INC. ("XCEL ENERGY")
--------------------------------------------------------- ------ ------------- --------------------
Black Mountain Gas Co.                                            $11,269,896          $11,269,897
--------------------------------------------------------- ------ ------------- --------------------
Cheyenne Light, Fuel, & Power Co. (Cheyenne)                       24,376,721           24,307,612
--------------------------------------------------------- ------ ------------- --------------------
Natural Station Equipment LLC                                         100,999              100,999
--------------------------------------------------------- ------ ------------- --------------------
New Century Energies Foundation (for charitable                             0                    0
contributions)
--------------------------------------------------------- ------ ------------- --------------------
New Century Enterprises, Inc.*                                              0                    0
--------------------------------------------------------- ------ ------------- --------------------
Northern States Power Co., a Minnesota Corp.                     1,407,669,236       1,408,065,270
(NSP-Minnesota)
--------------------------------------------------------- ------ ------------- --------------------
     First Midwest Auto Park, Inc. (FMAP)                           5,081,520            5,081,520
--------------------------------------------------------- ------ ------------- --------------------
     NSP Financing I (Statutory Business Trust)                     6,190,000            6,190,000
--------------------------------------------------------- ------ ------------- --------------------
     NSP Financing II (Statutory Business Trust)*                           0                    0
--------------------------------------------------------- ------ ------------- --------------------
     NSP Nuclear Corp.                                              1,713,855            1,713,855
--------------------------------------------------------- ------ ------------- --------------------
          Nuclear Management Co., LLC                               6,855,421            1,713,855
--------------------------------------------------------- ------ ------------- --------------------
     Private Fuel Storage LLC                                      31,396,400            5,018,559
--------------------------------------------------------- ------ ------------- --------------------
     United Power & Land Co. (UP&L)                                 7,073,364            7,073,364
--------------------------------------------------------- ------ ------------- --------------------
Northern States Power Co., a Wisconsin Corp.                      390,268,783          390,358,987
(NSP-Wisconsin)
--------------------------------------------------------- ------ ------------- --------------------
     Chippewa & Flambeau Improvement Co.                            1,028,951              690,932
--------------------------------------------------------- ------ ------------- --------------------
     Clearwater Investments, Inc.                                   1,762,383            1,762,383
--------------------------------------------------------- ------ ------------- --------------------
           Plover LLC                                                 513,599               95,491
--------------------------------------------------------- ------ ------------- --------------------
           Shoe Factory Holdings LLC                                1,074,831            1,072,402
--------------------------------------------------------- ------ ------------- --------------------
           Woodsedge Eau Claire LP                                  1,719,591            1,743,603
--------------------------------------------------------- ------ ------------- --------------------
     NSP Lands, Inc.                                                  310,341              310,341
--------------------------------------------------------- ------ ------------- --------------------
           Prescott Development*                                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
NSP Energy Marketing, Inc.                                                  0                    0
--------------------------------------------------------- ------ ------------- --------------------
Public Service Co. of Colorado (PSCo)                            1,923,186,450       1,923,186,455
--------------------------------------------------------- ------ ------------- --------------------
     1480 Welton, Inc.                                              5,632,268            5,632,270
---------------------------------------------------------------------------------------------------
     Baugh Lateral Ditch Co.                                        (1)               (1)
---------------------------------------------------------------------------------------------------
     Beaver Ditch Co.                                               (1)               (1)
---------------------------------------------------------------------------------------------------
     Beeman Ditch Co.                                               (1)               (1)
---------------------------------------------------------------------------------------------------
     Consolidated Extension Canal Co.                               (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Consolidated Mutual Water Co.                                  (1)               (1)
---------------------------------------------------------------------------------------------------
     Dry Creek No. 2 Ditch Co.                                      (1)               (1)
---------------------------------------------------------------------------------------------------
     Enterprise Irrigating Ditch Co.                                (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Erkenbeck Lateral Ditch Co.                                    (1)               (1)
---------------------------------------------------------------------------------------------------
     Farmers Extension Ditch Co.                                    (1)               (1)
---------------------------------------------------------------------------------------------------
     Fisher Ditch Co.                                               (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Fort Morgan Reservoir and Irrigation Co.                       (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Fuel Resources Development Co.                                  (26,850)             (26,841)
---------------------------------------------------------------------------------------------------
     Grand Valley Irrigation Co.                                    (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Green & Clear Lakes Co.                                          25,000              101,850
---------------------------------------------------------------------------------------------------
     Highland Ditch Co.                                             (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------


                                                           1


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
----------------------------------------------------------------------------- -----------------------------------------
     Hillcrest Ditch & Reservoir Co.                                     140  77.78% by PSCo
----------------------------------------------------------------------------- -----------------------------------------
     Jones and Donnelly Ditch Co.                                      264.5   43.11% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     Los Animas Consolidated Canal Co.                               430.329  76.57% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Lupton Meadows Ditch Co.                                             67   1.65% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     McDonald (Prairie) Ditch Co.                                        1.3   7.93% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Mutual Lateral Ditch Co.                                             16   5% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     PS Colorado Credit Corp.                                      2,500,000  100% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     PSR Investments Inc.                                            363,190  100% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     The East Boulder Ditch Co.                                    10,640551  88.67% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Twin Lakes Reservoir and Irrigation Co.                             750   1.51% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
     United Water Co.                                              1,052.375  84.19% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Western Mutual Ditch Co.                                              2   0.25% by PSCo
-----------------------------------------------------------------------------------------------------------------------
     Westmoor Acres Irrigation Co.                                         4   9.09% by PSCo
--------------------------------------------------------- ------------------- -----------------------------------------
Southwestern Public Service Co. (SPS)                                    100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
WestGas InterState, Inc.                                              60,000  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Communications Group, Inc. (Xcel                             100  100% by Xcel Energy
Communications)
--------------------------------------------------------- ------------------- -----------------------------------------
     NCE Communications, Inc.                                            100  100% by Xcel Communications
--------------------------------------------------------- ------------------- -----------------------------------------
          Northern Colorado Telecommunications, LLC                      n/a  53.75% by NCE Communications, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     Seren Innovations, Inc.                                             743  100% by Xcel Communications
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy International, Inc. (Xcel International)                     100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     Independent Power Americas Inc.                                     100  100% by Xcel International
--------------------------------------------------------- ------------------- -----------------------------------------
     Independent Power Corp. plc                                      27,625  49.9% by Xcel International
--------------------------------------------------------- ------------------- -----------------------------------------
     Independent Power International                                   5,525  49.9% by Xcel International
--------------------------------------------------------- ------------------- -----------------------------------------
          Central Piedra Buena S.A.                              (2)          39% by Independent Power International
--------------------------------------------------------- ------------------- -----------------------------------------
     Yorkshire Power Group Ltd                                   (2)          50% by Xcel International
--------------------------------------------------------- ------------------- -----------------------------------------
          YPG Holdings LLC                                       n/a          100% by Yorkshire Power Group Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
          Yorkshire Cayman Holding Ltd.                          (2)          100% by Yorkshire Power Group Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
          Yorkshire Holdings, plc                                (2)          100% by Yorkshire Power Group Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
          Yorkshire Electricity Group, plc                       (2)          100% by Yorkshire Power Group Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
         Yorkshire Power Finance Ltd.                            (2)          99% by Yorkshire Power Group Ltd. 1% by
                                                                              Yorkshire Holdings plc
--------------------------------------------------------- ------------------- -----------------------------------------
          Yorkshire Power Finance 2, Ltd                         (2)          90% by Yorkshire Power Group Ltd. 10% by
                                                                              Yorkshire Holdings plc
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Markets Holdings, Inc. (Xcel Energy Markets)                 100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     e prime, Inc. (e prime)                                       3,807,719  100% by Xcel Energy Markets
--------------------------------------------------------- ------------------- -----------------------------------------
          e prime Florida, Inc.                                          100  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          e prime Georgia, Inc.                                          100  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          e prime (Belize) Ltd*                                    Dissolved  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          e prime Energy Marketing, Inc.                                 100  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          ep3 LP (dissolved Feb.1, 2001) *                               n/a  50% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          Texas-Ohio Pipeline, Inc.                                  200,000  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
          Johnstown Cogeneration, LLC                                    n/a  50% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
---------------------------------------------------------------------------------------------------
     Hillcrest Ditch & Reservoir Co.                                 (1)               (1)
---------------------------------------------------------------------------------------------------
     Jones and Donnelly Ditch Co.                                    (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     Los Animas Consolidated Canal Co.                               (1)               (1)
---------------------------------------------------------------------------------------------------
     Lupton Meadows Ditch Co.                                        (1)               (1)
---------------------------------------------------------------------------------------------------
     McDonald (Prairie) Ditch Co.                                    (1)               (1)
---------------------------------------------------------------------------------------------------
     Mutual Lateral Ditch Co.                                        (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     PS Colorado Credit Corp.                                      31,615,119           31,615,121
--------------------------------------------------------- ------ ------------- --------------------
     PSR Investments Inc.                                          22,293,880           22,293,879
--------------------------------------------------------- ------ ------------- --------------------
     The East Boulder Ditch Co.                                      (1)               (1)
---------------------------------------------------------------------------------------------------
     Twin Lakes Reservoir and Irrigation Co.                         (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
     United Water Co.                                                (1)               (1)
---------------------------------------------------------------------------------------------------
     Western Mutual Ditch Co.                                        (1)               (1)
---------------------------------------------------------------------------------------------------
     Westmoor Acres Irrigation Co.                                   (1)               (1)
--------------------------------------------------------- ------ ------------- --------------------
Southwestern Public Service Co. (SPS)                             751,628,627          751,628,633
--------------------------------------------------------- ------ ------------- --------------------
WestGas InterState, Inc.                                              996,590              996,591
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Communications Group, Inc. (Xcel                      213,034,276          213,034,277
Communications)
--------------------------------------------------------- ------ ------------- --------------------
     NCE Communications, Inc.                                      11,353,340           11,353,339
--------------------------------------------------------- ------ ------------- --------------------
          Northern Colorado Telecommunications, LLC                  (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
     Seren Innovations, Inc.                                      201,670,997          201,670,997
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy International, Inc. (Xcel International)              197,500,052          197,500,052
--------------------------------------------------------- ------ ------------- --------------------
     Independent Power Americas Inc.                                 (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
     Independent Power Corp. plc                                       84,826          (2)
--------------------------------------------------------- ------ ------------- --------------------
     Independent Power International                               -3,952,003          (2)
--------------------------------------------------------- ------ ------------- --------------------
          Central Piedra Buena S.A.                                  (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
     Yorkshire Power Group Ltd                                          483.2          (2)
                                                                      British
                                                                       pounds
--------------------------------------------------------- ------ ------------- --------------------
          YPG Holdings LLC                                           (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
          Yorkshire Cayman Holding Ltd.                              (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
          Yorkshire Holdings, plc                                 157,524,000          (2)
                                                                      British
                                                                       Pounds
--------------------------------------------------------- ------ ------------- --------------------
          Yorkshire Electricity Group, plc                             421.7M          (2)
                                                                      British
                                                                       pounds
--------------------------------------------------------- ------ ------------- --------------------
         Yorkshire Power Finance Ltd.                                (2)               (2)

--------------------------------------------------------- ------ ------------- --------------------
          Yorkshire Power Finance 2, Ltd                             (2)               (2)

--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Markets Holdings, Inc. (Xcel Energy Markets)           16,960,071           16,960,072
--------------------------------------------------------- ------ ------------- --------------------
     e prime, Inc. (e prime)                                       16,915,471           16,915,471
--------------------------------------------------------- ------ ------------- --------------------
          e prime Florida, Inc.                                       980,650              980,650
--------------------------------------------------------- ------ ------------- --------------------
          e prime Georgia, Inc.                                       645,726              645,726
--------------------------------------------------------- ------ ------------- --------------------
          e prime (Belize) Ltd*                                             0                    0
--------------------------------------------------------- ------ ------------- --------------------
          e prime Energy Marketing, Inc.                            4,750,693            4,750,693
--------------------------------------------------------- ------ ------------- --------------------
          ep3 LP (dissolved Feb.1, 2001) *                                  0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Texas-Ohio Pipeline, Inc.                               (2,281,156)          (2,281,156)
--------------------------------------------------------- ------ ------------- --------------------
          Johnstown Cogeneration, LLC                                (2)                 1,345,152
--------------------------------------------------------- ------ ------------- --------------------


                                                           2


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
          Young Gas Storage Co. (Young Gas)                            1,000  100% by e prime
--------------------------------------------------------- ------------------- -----------------------------------------
               Young Gas Storage Co. Ltd.                                n/a  47.5% by Young Gas
--------------------------------------------------------- ------------------- -----------------------------------------
     XECC Group, Inc.                                                  1,000  100% by Xcel Energy Markets
--------------------------------------------------------- ------------------- -----------------------------------------
     XEM Inc.                                                          1,000  100% by Xcel Energy Markets
--------------------------------------------------------- ------------------- -----------------------------------------
          XEPS LLC                                                       n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Carlsbad Power Generation (General) LLC                        n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Carlsbad Power Generation (Limited) LLC                        n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Celanese Power Gernation (General) LLC                         n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Celanese Power Generation (Limited) LLC                        n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Cunningham Power Generation (General) LLC                      n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Cunningham Power Generation (Limited) LLC                      n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Harrington Power Generation (General) LLC                      n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Harrington Power Generation (Limited) LLC                      n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Jones Power Generation (General) LLC                           n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Jones Power Generation (Limited) LLC                           n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Maddox Power Generation (General) LLC                          n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Maddox Power Generation (Limited) LLC                          n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Moore County Power Generation (General) LLC                    n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Moore County Power Generation (Limited) LLC                    n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Nichols Power Generation (General) LLC                         n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Nichols Power Generation (Limited) LLC                         n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Plant X Power Generation (General) LLC                         n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Plant X Power Generation (Limited) LLC                         n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Riverview Power Generation (General) LLC                       n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Riverview Power Generation (Limited) LLC                       n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Tolk Power Generation (General) LLC                            n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Tolk Power Generation (Limited) LLC                            n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Tucumcari Power Generation (General) LLC                       n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Tucumcari Power Generation (Limited) LLC                       n/a  100% by XEM Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     Viking Gas Transmission Co. (Viking)                                209  100% by Xcel Energy Markets
--------------------------------------------------------- ------------------- -----------------------------------------
          Guardian Pipeline LLC                                          n/a  33.33% by Viking
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy O&M Services, Inc.                                         1,000  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Retail Holdings, Inc. (Xcel Retail)                          100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     Natrogas, Inc. (Natrogas)                                           100  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
          North America Energy, Inc.                                     100  100% by Natrogas
--------------------------------------------------------- ------------------- -----------------------------------------
     Planergy International, Inc. (Planergy Int'l)                     1,000  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
           Planergy (Delaware), Inc.                                   1,000  100% by Planergy Int'l
--------------------------------------------------------- ------------------- -----------------------------------------
                Planergy Services, Inc.                                1,000  100% by Planergy (Delaware) Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Services of Calif., Inc.                 15,000  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Capital Associates, Inc.              1,500,000  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Energy Services Corp.                        25  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Services of Houston, Inc.                   500  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Services USA, Inc.                        3,000  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Services of Texas, Inc.                     500  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Planergy Midwest, Inc.                             1,000  100% by Planergy Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Planergy N.Y., Inc.                                            875  100% by Planergy Int'l
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ ------------- --------------------
          Young Gas Storage Co. (Young Gas)                         4,467,363            4,467,363
--------------------------------------------------------- ------ ------------- --------------------
               Young Gas Storage Co. Ltd.                            (2)                 6,614,912
--------------------------------------------------------- ------ ------------- --------------------
     XECC Group, Inc.                                                       0                    0
--------------------------------------------------------- ------ ------------- --------------------
     XEM Inc.                                                               0                    0
--------------------------------------------------------- ------ ------------- --------------------
          XEPS LLC                                                          0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Carlsbad Power Generation (General) LLC                           0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Carlsbad Power Generation (Limited) LLC                           0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Celanese Power Gernation (General) LLC                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Celanese Power Generation (Limited) LLC                           0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Cunningham Power Generation (General) LLC                         0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Cunningham Power Generation (Limited) LLC                         0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Harrington Power Generation (General) LLC                         0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Harrington Power Generation (Limited) LLC                         0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Jones Power Generation (General) LLC                              0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Jones Power Generation (Limited) LLC                              0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Maddox Power Generation (General) LLC                             0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Maddox Power Generation (Limited) LLC                             0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Moore County Power Generation (General) LLC                       0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Moore County Power Generation (Limited) LLC                       0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Nichols Power Generation (General) LLC                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Nichols Power Generation (Limited) LLC                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Plant X Power Generation (General) LLC                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Plant X Power Generation (Limited) LLC                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Riverview Power Generation (General) LLC                          0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Riverview Power Generation (Limited) LLC                          0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Tolk Power Generation (General) LLC                               0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Tolk Power Generation (Limited) LLC                               0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Tucumcari Power Generation (General) LLC                          0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Tucumcari Power Generation (Limited) LLC                          0                    0
--------------------------------------------------------- ------ ------------- --------------------
     Viking Gas Transmission Co. (Viking)                          43,124,016           43,124,016
--------------------------------------------------------- ------ ------------- --------------------
          Guardian Pipeline LLC                                    11,215,745            4,938,581
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy O&M Services, Inc.                                              0                    0
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Retail Holdings, Inc. (Xcel Retail)                     9,697,620            9,675,635
--------------------------------------------------------- ------ ------------- --------------------
     Natrogas, Inc. (Natrogas)                                      1,759,324            1,759,324
--------------------------------------------------------- ------ ------------- --------------------
          North America Energy, Inc.                                1,759,000            1,759,000
--------------------------------------------------------- ------ ------------- --------------------
     Planergy International, Inc. (Planergy Int'l)                  3,674,384          (4,591,198)
--------------------------------------------------------- ------ ------------- --------------------
           Planergy (Delaware), Inc.                                    1,000                1,000
--------------------------------------------------------- ------ ------------- --------------------
                Planergy Services, Inc.                             3,972,340            3,972,340
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Services of Calif., Inc.                 863,111              863,111
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Capital Associates, Inc.                 129,708              187,722
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Energy Services Corp.                    187,722              187,722
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Services of Houston, Inc.                532,071              532,071
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Services USA, Inc.                        96,496               96,496
--------------------------------------------------------- ------ ------------- ---------------------
                    Planergy Services of Texas, Inc.                  142,701              142,701
--------------------------------------------------------- ------ ------------- --------------------
                    Planergy Midwest, Inc.                           (15,032)             (15,032)
--------------------------------------------------------- ------ ------------- --------------------
          Planergy N.Y., Inc.                                        (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------


                                                           3


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
          Planergy, Inc.                                                 875  100% by Planergy Int'l
--------------------------------------------------------- ------------------- -----------------------------------------
               Planergy Limited                                          100  100% by Planergy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
               USA-Planergy LLC                                          n/a  49% by Planergy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
          Energy Masters International, Inc.                           1,065  100% by Planergy Int'l
--------------------------------------------------------- ------------------- -----------------------------------------
     Reddy Kilowatt Corp.                                             13,435  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
     Xcel Energy-Cadence, Inc.                                         1,000  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
          Cadence Network, Inc.                                    3,375,000  22.22% by Xcel Energy-Cadence
--------------------------------------------------------- ------------------- -----------------------------------------
     Xcel Energy-Centrus, Inc.                                         1,000  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
     XERS, Inc.*                                                       1,000  100% by Xcel Retail
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Services, Inc.                                             1,000  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Ventures, Inc. (Xcel Ventures)                               100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     Eloigne Co. (Eloigne)                                               820  100% by Xcel Ventures
--------------------------------------------------------- ------------------- -----------------------------------------
          Safe Haven Homes, LLC                                          n/a  100% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Willow Ponds                                                   n/a  100% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Groveland Terrace                                              n/a  100% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Marsh Run of Brainerd LP                                       n/a  100% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          7th Street                                                     n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Boulder Ridge                                                  n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Brickstone Townhouses                                          n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Carter Place                                                   n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Central Towers                                                 n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          City Limits                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Colfax Prairie                                                 n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Cottage Court                                                  n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Countryside                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Covington Court                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Cromwell Commons                                               n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Crown Ridge                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Cumberland                                                     n/a  58.82% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          East Creek                                                     n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Edenvale                                                       n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Farmington                                                     n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Granite Hill                                                   n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Hearthstone                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Hickory Drive (Plover LLC)                                     n/a  90% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Jefferson Heights                                              n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Lakeville Court                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Lyndale                                                        n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Majestic View                                                  n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Mankato Townhouses                                             n/a  59.99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Moorhead                                                       n/a  99.99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Oakdale Village                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Oakwood Townhouses                                             n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Oakwood II                                                     n/a  99.99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ ------------- --------------------
          Planergy, Inc.                                            (709,021)            (709,021)
--------------------------------------------------------- ------ ------------- --------------------
               Planergy Limited                                     (149,783)          (2)
--------------------------------------------------------- ------ ------------- --------------------
               USA-Planergy LLC                                      (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
          Energy Masters International, Inc.                        8,265,580            8,265,580
--------------------------------------------------------- ------ ------------- --------------------
     Reddy Kilowatt Corp.                                           4,046,705            4,046,705
--------------------------------------------------------- ------ ------------- --------------------
     Xcel Energy-Cadence, Inc.                                        362,077          (2)
--------------------------------------------------------- ------ ------------- --------------------
          Cadence Network, Inc.                                       362,076          (2)
--------------------------------------------------------- ------ ------------- --------------------
     Xcel Energy-Centrus, Inc.                                      (267,500)            (267,501)
--------------------------------------------------------- ------ ------------- --------------------
     XERS, Inc.*                                                            0                    0
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Services, Inc.                                              1,000                1,000
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Ventures, Inc. (Xcel Ventures)                         44,267,838           44,267,838
--------------------------------------------------------- ------ ------------- --------------------
     Eloigne Co. (Eloigne)                                         44,100,941           44,100,941
--------------------------------------------------------- ------ ------------- --------------------
          Safe Haven Homes, LLC                                      (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
         Willow Ponds                                               1,210,450            1,210,450
--------------------------------------------------------- ------ ------------- --------------------
         Groveland Terrace                                            794,970              794,970
--------------------------------------------------------- ------ ------------- --------------------
         Marsh Run of Brainerd LP                                   1,410,107            1,410,107
--------------------------------------------------------- ------ ------------- --------------------
          7th Street                                                  509,333              517,465
--------------------------------------------------------- ------ ------------- --------------------
          Boulder Ridge                                               -82,838           1,.988,137
--------------------------------------------------------- ------ ------------- --------------------
          Brickstone Townhouses                                     1,713,404            1,709,080
--------------------------------------------------------- ------ ------------- --------------------
          Carter Place                                                958,549              994,895
--------------------------------------------------------- ------ ------------- --------------------
          Central Towers                                            5,487,420            3,746,276
--------------------------------------------------------- ------ ------------- --------------------
          City Limits                                               2,118,417            1,225,421
--------------------------------------------------------- ------ ------------- --------------------
          Colfax Prairie                                              709,232              651,698
--------------------------------------------------------- ------ ------------- --------------------
          Cottage Court                                               720,634              751,420
--------------------------------------------------------- ------ ------------- --------------------
          Countryside                                                 522,587              414,443
--------------------------------------------------------- ------ ------------- --------------------
          Covington Court                                             804,355            1,209,602
--------------------------------------------------------- ------ ------------- --------------------
          Cromwell Commons                                            494,976              514,262
--------------------------------------------------------- ------ ------------- --------------------
          Crown Ridge                                               1,352,247            1,349,374
--------------------------------------------------------- ------ ------------- --------------------
          Cumberland                                                  332,211          (2)
--------------------------------------------------------- ------ ------------- --------------------
          East Creek                                                1,598,334            1,619,918
--------------------------------------------------------- ------ ------------- --------------------
          Edenvale                                                  1,812,162            1,799,891
--------------------------------------------------------- ------ ------------- --------------------
          Farmington                                                     0.00            1,051,000
--------------------------------------------------------- ------ ------------- --------------------
          Granite Hill                                                424,572              281,370
--------------------------------------------------------- ------ ------------- --------------------
          Hearthstone                                                 -48,490              277,494
--------------------------------------------------------- ------ ------------- --------------------
          Hickory Drive (Plover LLC)                                  510,063              478,472
--------------------------------------------------------- ------ ------------- --------------------
          Jefferson Heights                                           681,167              640,574
--------------------------------------------------------- ------ ------------- --------------------
          Lakeville Court                                           1,645,748            1,433,271
--------------------------------------------------------- ------ ------------- --------------------
          Lyndale                                                           0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Majestic View                                               574,886              573,277
--------------------------------------------------------- ------ ------------- --------------------
          Mankato Townhouses                                          -64,280              963,667
--------------------------------------------------------- ------ ------------- --------------------
          Moorhead                                                       0.00            1,732,625
--------------------------------------------------------- ------ ------------- --------------------
          Oakdale Village                                           1,338,315            1,217,055
--------------------------------------------------------- ------ ------------- --------------------
          Oakwood Townhouses                                        1.220.259            1,289,122
--------------------------------------------------------- ------ ------------- --------------------
          Oakwood II                                                  -60.332            1,373,927
--------------------------------------------------------- ------ ------------- --------------------


                                                           4


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
          Park Glen                                                      n/a  99.99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Parkwood Place                                                 n/a  99.99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Pheasant Run                                                   n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Pheasant View                                                  n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Pine Tree Park                                                 n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Pioneer Building                                               n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Pleasant Valley                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Polynesian Village                                             n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          River Run                                                      n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Scenic View                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Shenandoah Woods                                               n/a  99.99%  by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Spring Lake Park                                               n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Shade Tree                                                     n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Sioux Falls Equity                                             n/a  58.82% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Stradford Flats                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Summerchase                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
          Sunrise                                                        n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Timber Ridge                                                    n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Tower Terrace                                                   n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Vadnais Heights                                                 n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Washington Avenue                                               n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Woodland Townhouses                                             n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
         Woodland Village                                                n/a  99% by Eloigne
--------------------------------------------------------- ------------------- -----------------------------------------
     Ultra Power Technologies, Inc.                                      211  100% by Xcel Ventures
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy Wholesale Group, Inc. (Xcel Wholesale)                 1,000,000  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Energy, Inc.                                            147,604,500  82% by Xcel Wholesale
--------------------------------------------------------- ------------------- -----------------------------------------
     Utility Engineering Corp. (UE)                                   72,000  100% by Xcel Wholesale
--------------------------------------------------------- ------------------- -----------------------------------------
          Applied Power Associates, Inc.                             150,450  100% by UE
--------------------------------------------------------- ------------------- -----------------------------------------
          Proto-Power Corp.                                            1,000  100% by UE
--------------------------------------------------------- ------------------- -----------------------------------------
          Precision Resource Co.                                       1,000  100% by UE
--------------------------------------------------------- ------------------- -----------------------------------------
          Universal Utility Services LLC                                 n/a  100% by UE
--------------------------------------------------------- ------------------- -----------------------------------------
          Quixx Corp. (Quixx)                                         51,000  100% by UE
--------------------------------------------------------- ------------------- -----------------------------------------
                Dragon Energy Corp. (Dragon)                     (2)          100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                     Bear Energy Corp (Bear)                     (2)          100% by Dragon
--------------------------------------------------------- ------------------- -----------------------------------------
                           CPC Ltd Partnership                           n/a  1% by Bear, 49.5% by Dragon
--------------------------------------------------------- ------------------- -----------------------------------------
                           Cambodia Power Co.                            500  50% by Dragon, 50% by Bear
--------------------------------------------------------- ------------------- -----------------------------------------
                Quixx Mountain Holdings LLC (Quixx                       n/a  100% by Quixx
                Mountain)
--------------------------------------------------------- ------------------- -----------------------------------------
                      Front Range Energy Associates, LLC                 n/a  50% by Quixx Mountain
--------------------------------------------------------- ------------------- -----------------------------------------
                Quixx Power Services, Inc.                             1,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                Quixx Resources, Inc. (Quixx Resources)               10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                     Borger Energy Associates, LP                        n/a  44.55% by Quixx Resources
                     (Borger Energy)
--------------------------------------------------------- ------------------- -----------------------------------------
                           Borger Funding Corp.                          100  100% by Borger Energy
--------------------------------------------------------- ------------------- -----------------------------------------
                     Denver City Energy Associates LP                    n/a  49.5% by Quixx Resources
--------------------------------------------------------- ------------------- -----------------------------------------
                     Quixx WRR, LP                                       n/a  99% by Quixx Resources
--------------------------------------------------------- ------------------- -----------------------------------------
               Windpower Partners 1994 LP                                n/a  24.67% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ ------------- --------------------
          Park Glen                                                 1.449.342            1,603,460
--------------------------------------------------------- ------ ------------- --------------------
          Parkwood Place                                              902.145              880,219
--------------------------------------------------------- ------ ------------- --------------------
          Pheasant Run                                                575,586              551,958
--------------------------------------------------------- ------ ------------- --------------------
          Pheasant View                                               717,516              641,484
--------------------------------------------------------- ------ ------------- --------------------
          Pine Tree Park                                            1,021,269            1,078,442
--------------------------------------------------------- ------ ------------- --------------------
          Pioneer Building                                                  0              903,088
--------------------------------------------------------- ------ ------------- --------------------
          Pleasant Valley                                           1,621,762            1,456,226
--------------------------------------------------------- ------ ------------- --------------------
          Polynesian Village                                        2,321,541            2,778,448
--------------------------------------------------------- ------ ------------- --------------------
          River Run                                                   492,257              583,757
--------------------------------------------------------- ------ ------------- --------------------
          Scenic View                                                 -63,010            1,040,233
--------------------------------------------------------- ------ ------------- --------------------
          Shenandoah Woods                                          1,623,386            1,694,839
--------------------------------------------------------- ------ ------------- --------------------
          Spring Lake Park                                            125,044              389,273
--------------------------------------------------------- ------ ------------- --------------------
          Shade Tree                                                        0                    0
--------------------------------------------------------- ------ ------------- --------------------
          Sioux Falls Equity                                        2,267,999            1,060,929
--------------------------------------------------------- ------ ------------- --------------------
          Stradford Flats                                             819,661              831,786
--------------------------------------------------------- ------ ------------- --------------------
          Summerchase                                               2,206,635            2,206,635
--------------------------------------------------------- ------ ------------- --------------------
          Sunrise                                                     -45,697            1,467,180
--------------------------------------------------------- ------ ------------- --------------------
         Timber Ridge                                               2,273,168            1,962,230
--------------------------------------------------------- ------ ------------- --------------------
         Tower Terrace                                              1,266,986            1,012,380
--------------------------------------------------------- ------ ------------- --------------------
         Vadnais Heights                                              537,642              747,842
--------------------------------------------------------- ------ ------------- --------------------
         Washington Avenue                                             48,049               38,641
--------------------------------------------------------- ------ ------------- --------------------
         Woodland Townhouses                                        1,823,924            1,691,737
--------------------------------------------------------- ------ ------------- --------------------
         Woodland Village                                             646,083              332,071
--------------------------------------------------------- ------ ------------- --------------------
     Ultra Power Technologies, Inc.                                   166,897              166,897
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy Wholesale Group, Inc. (Xcel Wholesale)               1,175,515,363       1,175,515,330
--------------------------------------------------------- ------ ------------- --------------------
     NRG Energy, Inc.                                            1,461,823,502       1,198,899,855
--------------------------------------------------------- ------ ------------- --------------------
     Utility Engineering Corp. (UE)                               125,156,077          125,166,848
--------------------------------------------------------- ------ ------------- --------------------
          Applied Power Associates, Inc.                              448,699              448,699
--------------------------------------------------------- ------ ------------- --------------------
          Proto-Power Corp.                                        10,009,028           10,009,028
--------------------------------------------------------- ------ ------------- --------------------
          Precision Resource Co.                                      484,094              483,094
--------------------------------------------------------- ------ ------------- --------------------
          Universal Utility Services LLC                            3,260,178            3,260,178
--------------------------------------------------------- ------ ------------- --------------------
          Quixx Corp. (Quixx)                                      73,892,756           73,892,756
--------------------------------------------------------- ------ ------------- --------------------
                Dragon Energy Corp. (Dragon)                                0                    0
--------------------------------------------------------- ------ ------------- --------------------
                     Bear Energy Corp (Bear)                                0                    0
--------------------------------------------------------- ------ ------------- --------------------
                           CPC Ltd Partnership                              0                    0
--------------------------------------------------------- ------ ------------- --------------------
                           Cambodia Power Co.                               0                    0
--------------------------------------------------------- ------ ------------- --------------------
                Quixx Mountain Holdings LLC (Quixx                   (2)               (2)
                Mountain)
--------------------------------------------------------- ------ ------------- --------------------
                      Front Range Energy Associates, LLC             (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
                Quixx Power Services, Inc.                            561,184              561,184
--------------------------------------------------------- ------ ------------- --------------------
                Quixx Resources, Inc. (Quixx Resources)            19,213,142           19,213,142
--------------------------------------------------------- ------ ------------- --------------------
                     Borger Energy Associates, LP                    (2)               (2)
                     (Borger Energy)
--------------------------------------------------------- ------ ------------- --------------------
                           Borger Funding Corp.                      (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
                     Denver City Energy Associates LP                (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
                     Quixx WRR, LP                                   (2)                    40,015
--------------------------------------------------------- ------ ------------- --------------------
               Windpower Partners 1994 LP                            (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------


                                                           5


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON               PERCENT OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
                Quixx Jamaica, Inc.                                   10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                      KES Jamaica LP                                     n/a  99% by Quixx Jamaica, Inc.
-------------------------------------------------------- ------------------- ------------------------------------------
                Quixx Mustang Station, Inc. (Quixx                    10,000  100% by Quixx
                Mustang)
--------------------------------------------------------- ------------------- -----------------------------------------
                       Denver City Energy Associates, LP                 n/a  0.5% by Quixx Mustang
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixxlin Corp.                                         10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                       Quixx Linden LP                                   n/a  0.5% by Quixxlin Corp.
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx Borger Cogen, Inc.                               10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                       Borger Energy Associates LP                       n/a  0.45% by Quixx Borger Cogen, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx Carolina, Inc.                                   10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                       Carolina Energy, LP                               n/a  1% by Quixx Carolina, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx WPP94, Inc.                                      10,000  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                        Windpower Partners 1994, LP                      n/a  0.33% by Quixx WPP94, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
               BCH Energy, LP                                            n/a  42.2% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
               Carolina Energy, LP                                       n/a  32% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx Linden, LP                                          n/a  49.5% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx Louisville, LLC                                     n/a  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
               Quixx WRR, LP                                             n/a  1% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
               KES Montego, Inc.                                         100  100% by Quixx
--------------------------------------------------------- ------------------- -----------------------------------------
                    KES Jamaica, LP                                      n/a  1% by KES Montego, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
Xcel Energy WYCO Inc.                                                    100  100% by Xcel Energy
--------------------------------------------------------- ------------------- -----------------------------------------
     WYCO Development, LLC                                               n/a  50% by Xcel Energy WYCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ ------------- --------------------
                Quixx Jamaica, Inc.                                   162,090              162,090
--------------------------------------------------------- ------ ------------- --------------------
                      KES Jamaica LP                                    3,219               32,272
-------------------------------------------------------- ------ ------------- --------------------
                Quixx Mustang Station, Inc. (Quixx                    100,415              100,415
                Mustang)
--------------------------------------------------------- ------ ------------- --------------------
                       Denver City Energy Associates, LP             (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixxlin Corp.                                          34,885               34,885
--------------------------------------------------------- ------ ------------- --------------------
                       Quixx Linden LP                               (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixx Borger Cogen, Inc.                                55,569               55,569
--------------------------------------------------------- ------ ------------- --------------------
                       Borger Energy Associates LP                   (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixx Carolina, Inc.                                     1,667                1,667
--------------------------------------------------------- ------ ------------- --------------------
                       Carolina Energy, LP                           (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixx WPP94, Inc.                                       16,465               16,465
--------------------------------------------------------- ------ ------------- --------------------
                        Windpower Partners 1994, LP                  (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               BCH Energy, LP                                        (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Carolina Energy, LP                                   (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixx Linden, LP                                      (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               Quixx Louisville, LLC                                5,019,471            5,019,471
--------------------------------------------------------- ------ ------------- --------------------
               Quixx WRR, LP                                         (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
               KES Montego, Inc.                                     (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
                    KES Jamaica, LP                                  (2)               (2)
--------------------------------------------------------- ------ ------------- --------------------
Xcel Energy WYCO Inc.                                              17,728,321           17,728,317
--------------------------------------------------------- ------ ------------- --------------------
     WYCO Development, LLC                                         37,279,708          (2)
--------------------------------------------------------- ------ ------------- --------------------


(1) PSCo also holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant.

(2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy, Inc.

The subsidiaries of NRG Energy, Inc. follow.


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
NRG Energy, Inc. (NRG)
--------------------------------------------------------- ------------------- -----------------------------------------
     Scoria Incorporated                                              10,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Elk River Resource Recovery, Inc.                                 1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     O'Brien Cogeneration, Inc. II                                       100  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Services Corporation                                          1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Cogeneration Corporation of America                           1,406,612  20% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NEO Corporation (NEO)                                               216  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Chester-Gen LLC                                                n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Freehold-Gen LLC                                               n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Toledo-Gen LLC                                                 n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Landfill Gas Holdings Inc.                                   1,000  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Power Services, Inc.                                         1,000  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM San Bernardino Energy LLC                                       n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Calif. Power LLC                                               n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Four Hills, LLC                                                    n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      LFG Partners, LLC                                                  n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Burnsville, LLC                                                n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Corona LLC                                                     n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Erie LLC                                                       n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Ft. Smith LLC                                                  n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Hackensack, LLC                                                n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Martinez LLC                                                   n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Nashville LLC                                                  n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Northern Tier LLC                                              n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Phoenix LLC                                                    n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Prima Deshecha LLC                                             n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Riverside LLC                                                  n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO SKB LLC                                                        n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Tajiguas LLC                                                   n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Woodville LLC                                                  n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO El Sobrante LLC                                                n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Tri-Cities LLC                                                 n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Ft. Smith Energy LLC                                            n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO San Bernardino LLC                                             n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
        San Bernardino Landfill Gas Limited                              n/a  95% NEO San Bernardino LLC
     Partnership, a Calif. limited partnership
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO MESI LLC                                                       n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
        MESI Fuel Station #1 L.L.C.                                      n/a  50% NEO MESI LLC
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO ECO 11 LLC                                                     n/a  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Minnesota Methane II LLC                                           n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
        MM Burnsville Energy LLC                                         n/a  50% Minnesota Methane II LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Suncook Energy LLC                                               n/a  50% Minnesota Methane II LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Landfill Power LLC                                               n/a  50% Minnesota Methane II LLC
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
NRG Energy, Inc. (NRG)
--------------------------------------------------------- ------ -------------- -------------------
     Scoria Incorporated                                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Elk River Resource Recovery, Inc.                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     O'Brien Cogeneration, Inc. II                                   3,980,088           3,980,088
--------------------------------------------------------- ------ -------------- -------------------
     NRG Services Corporation                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Cogeneration Corporation of America                           153,059,000         (2)
--------------------------------------------------------- ------ -------------- -------------------
     NEO Corporation (NEO)                                            -913,093            -913,093
--------------------------------------------------------- ------ -------------- -------------------
      NEO Chester-Gen LLC                                             -431,503            -431,503
--------------------------------------------------------- ------ -------------- -------------------
      NEO Freehold-Gen LLC                                            -181,157            -181,157
--------------------------------------------------------- ------ -------------- -------------------
      NEO Toledo-Gen LLC                                                22,595              22,595
--------------------------------------------------------- ------ -------------- -------------------
      NEO Landfill Gas Holdings Inc.                                35,235,681          35,235,681
--------------------------------------------------------- ------ -------------- -------------------
      NEO Power Services, Inc.                                       2,251,883           2,251,883
--------------------------------------------------------- ------ -------------- -------------------
      MM San Bernardino Energy LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO Calif. Power LLC                                                -820                -820
--------------------------------------------------------- ------ -------------- -------------------
      Four Hills, LLC                                                1,477,124         (2)
--------------------------------------------------------- ------ -------------- -------------------
      LFG Partners, LLC                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO Burnsville, LLC                                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO Corona LLC                                                   153,090             153,090
--------------------------------------------------------- ------ -------------- -------------------
      NEO Erie LLC                                                    -190,006            -190,006
--------------------------------------------------------- ------ -------------- -------------------
      NEO Ft. Smith LLC                                              1,844,832           1,844,832
--------------------------------------------------------- ------ -------------- -------------------
      NEO Hackensack, LLC                                            4,518,500           4,518,500
--------------------------------------------------------- ------ -------------- -------------------
      NEO Martinez LLC                                                 577,277             577,277
--------------------------------------------------------- ------ -------------- -------------------
      NEO Nashville LLC                                              1,908,345           1,908,345
--------------------------------------------------------- ------ -------------- -------------------
      NEO Northern Tier LLC                                             98,223              98,223
--------------------------------------------------------- ------ -------------- -------------------
      NEO Phoenix LLC                                                1,153,891           1,153,891
--------------------------------------------------------- ------ -------------- -------------------
      NEO Prima Deshecha LLC                                           612,281             612,281
--------------------------------------------------------- ------ -------------- -------------------
      NEO Riverside LLC                                                641,018             641,018
--------------------------------------------------------- ------ -------------- -------------------
      NEO SKB LLC                                                       22,909              22,909
--------------------------------------------------------- ------ -------------- -------------------
      NEO Tajiguas LLC                                               1,819,889           1,819,889
--------------------------------------------------------- ------ -------------- -------------------
      NEO Woodville LLC                                                428,330             428,330
--------------------------------------------------------- ------ -------------- -------------------
      NEO El Sobrante LLC                                              -19,741             -19,741
--------------------------------------------------------- ------ -------------- -------------------
      NEO Tri-Cities LLC                                               -10,446             -10,446
--------------------------------------------------------- ------ -------------- -------------------
      MM Ft. Smith Energy LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO San Bernardino LLC                                         3,948,647           3,948,647
--------------------------------------------------------- ------ -------------- -------------------
        San Bernardino Landfill Gas Limited                           (2)              (2)
     Partnership, a Calif. limited partnership
--------------------------------------------------------- ------ -------------- -------------------
      NEO MESI LLC                                                  18,392,441          18,392,441
--------------------------------------------------------- ------ -------------- -------------------
        MESI Fuel Station #1 L.L.C.                                 (7,653,579)        (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO ECO 11 LLC                                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Minnesota Methane II LLC                                      (2,195,300)        (2)
--------------------------------------------------------- ------ -------------- -------------------
        MM Burnsville Energy LLC                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Suncook Energy LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Landfill Power LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           7



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
       Minnesota Methane Holdings LLC                                    n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Minnesota Methane LLC                                              n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Albany Energy LLC                                               n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Biogas Power LLC                                                n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Corona Energy LLC                                               n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Cuyahoga Energy LLC                                             n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM El Sobrante Energy LLC                                          n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Erie Power LLC                                                  n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Hackensack Energy LLC                                           n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Hartford Energy LLC                                             n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Lopez Energy LLC                                                n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Lowell Energy LLC                                               n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Martinez Energy LLC                                             n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Nashville Energy LLC                                            n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Northern Tier Energy LLC                                        n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Phoenix Energy LLC                                              n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Prima Deshecha Energy LLC                                       n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Prince William Energy LLC                                       n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Riverside LLC                                                   n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM San Diego LLC                                                   n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM SKB Energy LLC                                                  n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Spokane Energy LLC                                              n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Tacoma LLC                                                      n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Tajiguas Energy LLC                                             n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Taunton Energy LLC                                              n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Tomoka Farms Energy LLC                                         n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Tri-Cities Energy LLC                                           n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Tulare Energy LLC                                               n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM West Covina LLC                                                 n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Woodville Energy LLC                                            n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MM Yolo Power LLC                                                  n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      MMSB Transco Holdings LLC                                          n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      NEO Landfill Gas Inc.                                            1,000  100% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Northbrook Acquisition Corp.                                        50  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
       Minnesota Methane Holdings LLC                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Minnesota Methane LLC                                         44,449,916         (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Albany Energy LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Biogas Power LLC                                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Corona Energy LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Cuyahoga Energy LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM El Sobrante Energy LLC                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Erie Power LLC                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Hackensack Energy LLC                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Hartford Energy LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Lopez Energy LLC                                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Lowell Energy LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Martinez Energy LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Nashville Energy LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Northern Tier Energy LLC                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Phoenix Energy LLC                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Prima Deshecha Energy LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Prince William Energy LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Riverside LLC                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM San Diego LLC                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM SKB Energy LLC                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Spokane Energy LLC                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Tacoma LLC                                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Tajiguas Energy LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Taunton Energy LLC                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Tomoka Farms Energy LLC                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Tri-Cities Energy LLC                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Tulare Energy LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM West Covina LLC                                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Woodville Energy LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MM Yolo Power LLC                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      MMSB Transco Holdings LLC                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NEO Landfill Gas Inc.                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Northbrook Acquisition Corp.                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           8



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
      Northbrook Carolina Hydro, L.L.C.                                  n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Northbrook Energy, L.L.C.                                          n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      Northbrook N.Y., L.L.C.                                            n/a  30% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      O'Brien Biogas (Mazzaro), Inc.                                     500  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      O'Brien Biogas IV LLC                                              n/a  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      O'Brien Standby Power Energy, Inc.                               1,000  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
      STS Hydropower Ltd.                                              1,000  50% NEO
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Albany, L.L.C.                                               n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Cuyahoga, LLC                                                n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Edgeboro, LLC                                                n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Fitchburg LLC                                                n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Hartford, LLC                                                n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Lopez Canyon LLC                                             n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Lowell LLC                                                   n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Prince William, LLC                                          n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO San Diego LLC                                                n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Spokane LLC                                                  n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Tacoma, L.L.C.                                               n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Taunton LLC                                                  n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Tomoka Farms LLC                                             n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Tulare LLC                                                   n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO West Covina LLC                                              n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NEO Yolo LLC                                                     n/a  100% NEO Landfill Gas Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG International, Inc.                                           1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG International Services Company                               1,000  100% NRG International, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG International II Inc.                                        1,000  100% NRG International, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        European Generating S.a.r.l.                                   6,250  50% NRG International II Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Rybnik Power B.V.                                               200  100% European Generating S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
      Sterling Luxembourg (No. 4) S.a.r.l.                               300  50% NRG International II Inc.
                                                                              50% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Sterling Luxembourg (No. 3) S.a.r.l.                             300  100% Sterling Luxembourg (No. 4) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
        Flinders Power Finance Pty Ltd                                   100  100% Sterling Luxembourg (No. 4) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG International III Inc.                                       1,000  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating II (Gibraltar)                                        100  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
      Northbrook Carolina Hydro, L.L.C.                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Northbrook Energy, L.L.C.                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Northbrook N.Y., L.L.C.                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      O'Brien Biogas (Mazzaro), Inc.                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      O'Brien Biogas IV LLC                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      O'Brien Standby Power Energy, Inc.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      STS Hydropower Ltd.                                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NEO Albany, L.L.C.                                           1,769,253           1,769,253
--------------------------------------------------------- ------ -------------- -------------------
        NEO Cuyahoga, LLC                                            1,883,578           1,883,578
--------------------------------------------------------- ------ -------------- -------------------
        NEO Edgeboro, LLC                                            6,197,521           6,197,521
--------------------------------------------------------- ------ -------------- -------------------
        NEO Fitchburg LLC                                              232,819             232,819
--------------------------------------------------------- ------ -------------- -------------------
        NEO Hartford, LLC                                            1,466,211           1,466,211
--------------------------------------------------------- ------ -------------- -------------------
        NEO Lopez Canyon LLC                                         2,282,070           2,282,070
--------------------------------------------------------- ------ -------------- -------------------
        NEO Lowell LLC                                                 359,441             359,441
--------------------------------------------------------- ------ -------------- -------------------
        NEO Prince William, LLC                                        511,727             511,727
--------------------------------------------------------- ------ -------------- -------------------
        NEO San Diego LLC                                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NEO Spokane LLC                                                620,568             620,568
--------------------------------------------------------- ------ -------------- -------------------
        NEO Tacoma, L.L.C.                                           1,155,414           1,155,414
--------------------------------------------------------- ------ -------------- -------------------
        NEO Taunton LLC                                              1,229,397           1,229,397
--------------------------------------------------------- ------ -------------- -------------------
        NEO Tomoka Farms LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NEO Tulare LLC                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NEO West Covina LLC                                          9,455,817           9,455,817
--------------------------------------------------------- ------ -------------- -------------------
        NEO Yolo LLC                                                 1,010,157           1,010,157
--------------------------------------------------------- ------ -------------- -------------------
     NRG International, Inc.                                       899,586,711         899,586,711
--------------------------------------------------------- ------ -------------- -------------------
      NRG International Services Company                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRG International II Inc.                                         76,587              76,587
--------------------------------------------------------- ------ -------------- -------------------
        European Generating S.a.r.l.                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Rybnik Power B.V.                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Sterling Luxembourg (No. 4) S.a.r.l.                             149,119             149,119
--------------------------------------------------------- ------ -------------- -------------------
        Sterling Luxembourg (No. 3) S.a.r.l.                           298,442             298,442
--------------------------------------------------------- ------ -------------- -------------------
        Flinders Power Finance Pty Ltd                                      56                  56
--------------------------------------------------------- ------ -------------- -------------------
      NRG International III Inc.                                         1,000               1,000
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating II (Gibraltar)                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           9



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating III (Gibraltar)                                       100  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating International B.V. (NRGIBV)                            41  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Asia-Pacific, Ltd.                                         1,000  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Latin America Inc.                                         1,000  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Cobee Energy Development LLC                                    n/a  50% NRG Latin America Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Energy Development GmbH                                        1  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Energy CZ, s.r.o.                                        100,000  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Energy PL Sp. z o.o.                                          40  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Energy Ltd.                                                1,000  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRGenerating Holdings (No. 15) B.V.                              400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
         Sterling Luxembourg (No. 1) S.a.r.l.                            300  100% NRGenerating Holdings (No. 15) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
           NRGenerating, Ltd.                                              2  100% Sterling Luxembourg (No. 1) s.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
             NRGenerating Energy Trading Ltd.                              2  100% NRGenerating, Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
             Killingholme Holdings Limited                                 2  100% NRGenerating, Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
               Killingholme Generation Limited                        10,001  100% Killingholme Holdings Limited
--------------------------------------------------------- ------------------- -----------------------------------------
               Killingholme Power Limited                                100  100% Killingholme Holdings Limited
--------------------------------------------------------- ------------------- -----------------------------------------
           Sterling Luxembourg (No. 2) S.a.r.l.                          300  100% Sterling Luxembourg (No. 1) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
             Sterling (Gibraltar)                                        100  100% Sterling Luxembourg (No. 2) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRGenerating Luxembourg (No. 1) S.a.r.l                          300  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
         NRGenerating Holdings (No. 2) Gmbh                               20  100% NRGenerating Luxembourg (No. 1) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
           Flinders Power Partnership                                    n/a  50% NRGenerating Holdings (No. 2) GmbH
                                                                              25%Flinders Labuan 1
                                                                              25% Flinders Labuan  2
--------------------------------------------------------- ------------------- -----------------------------------------
             Flinders Coal Pty Ltd                                         2  100% Flinders Power Partnership
--------------------------------------------------------- ------------------- -----------------------------------------
             Flinders Osborne Trading Pty Ltd                            100  100% Flinders Power Partnership
--------------------------------------------------------- ------------------- -----------------------------------------
           Flinders Labuan (No. 1) Ltd.                                5,000  100% NRGenerating Holdings (No. 2) GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
           Flinders Labuan (No. 2) Ltd.                                5,000  100% NRGenerating Holdings (No. 2) GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
         NRGenerating Luxembourg (No. 2) S.a.r.l                         300  100% NRGenerating Luxembourg (No. 1) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
           NRGenerating (Gibraltar)                                      100  100% NRGenerating Luxembourg (No. 2) S.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
      Brimsdown Power Limited                                          5,000  50% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 11) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating III (Gibraltar)                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating International B.V. (NRGIBV)                     343,395,222         343,395,222
--------------------------------------------------------- ------ -------------- -------------------
        NRG Asia-Pacific, Ltd.                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Latin America Inc.                                       3,557,082           3,557,082
--------------------------------------------------------- ------ -------------- -------------------
         Cobee Energy Development LLC                               97,680,000         (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Energy Development GmbH                                 -1,056,119          -1,056,119
--------------------------------------------------------- ------ -------------- -------------------
        NRG Energy CZ, s.r.o.                                          463,015             463,015
--------------------------------------------------------- ------ -------------- -------------------
        NRG Energy PL Sp. z o.o.                                        -9,664              -9,664
--------------------------------------------------------- ------ -------------- -------------------
        NRG Energy Ltd.                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRGenerating Holdings (No. 15) B.V.                        290,235,283         290,235,283
--------------------------------------------------------- ------ -------------- -------------------
         Sterling Luxembourg (No. 1) S.a.r.l.                      290,302,909         290,302,909
--------------------------------------------------------- ------ -------------- -------------------
           NRGenerating, Ltd.                                            3,307               3,307
--------------------------------------------------------- ------ -------------- -------------------
             NRGenerating Energy Trading Ltd.                                3                   3
--------------------------------------------------------- ------ -------------- -------------------
             Killingholme Holdings Limited                         131,156,542         131,156,542
--------------------------------------------------------- ------ -------------- -------------------
               Killingholme Generation Limited                     149,478,857         149,478,857
--------------------------------------------------------- ------ -------------- -------------------
               Killingholme Power Limited                          643,992,295         643,992,295
--------------------------------------------------------- ------ -------------- -------------------
           Sterling Luxembourg (No. 2) S.a.r.l.                    158,889,186         158,889,186
--------------------------------------------------------- ------ -------------- -------------------
             Sterling (Gibraltar)                                          159                 159
--------------------------------------------------------- ------ -------------- -------------------
        NRGenerating Luxembourg (No. 1) S.a.r.l                    153,368,149         153,368,149
--------------------------------------------------------- ------ -------------- -------------------
         NRGenerating Holdings (No. 2) Gmbh                          1,186,681           1,186,681
--------------------------------------------------------- ------ -------------- -------------------
           Flinders Power Partnership                               51,904,877          51,904,877
--------------------------------------------------------- ------ -------------- -------------------
             Flinders Coal Pty Ltd                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
             Flinders Osborne Trading Pty Ltd                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           Flinders Labuan (No. 1) Ltd.                             30,389,386          30,389,386
--------------------------------------------------------- ------ -------------- -------------------
           Flinders Labuan (No. 2) Ltd.                             10,516,782          10,516,782
--------------------------------------------------------- ------ -------------- -------------------
         NRGenerating Luxembourg (No. 2) S.a.r.l                   111,231,874         111,231,874
--------------------------------------------------------- ------ -------------- -------------------
           NRGenerating (Gibraltar)                                 -1,117,433          -1,117,433
--------------------------------------------------------- ------ -------------- -------------------
      Brimsdown Power Limited                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 11) B.V.                                    0                   0
--------------------------------------------------------- ------ -------------- -------------------


                                                           10



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
        Wainstones Power Limited                                          20  100% NRGenerating Holdings (No. 11) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 13) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Langage Energy Park Limited                                        1  100% NRGenerating Holdings (No. 13) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 9) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Kanel Kangal Elektrik Limited Sirketi                            700  25% NRGenerating Holdings (No. 9) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 17) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        KUSEL Kutahya Seyitomer Elektrik Limited Sirketi               1,270  31.75% NRGenerating Holdings (No. 17) B.V
--------------------------------------------------------- ------------------- -----------------------------------------
      Sachsen Holding B.V.                                               100  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        P.T. Dayalistrik Pratama                                   2,250,000  45% Sachsen Holding B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 7) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 8) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      Enfield Holdings B.V.                                           20,100  50% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Enfield Energy Centre Limited                                  5,000  50% Enfield Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Enfield Operations, L.L.C.                                      n/a  49.9% NRG International Inc.
                                                                              50.1% Enfield Energy Centre Limited
--------------------------------------------------------- ------------------- -----------------------------------------
           Enfield Operations (UK) Limited                                 1  100% Enfield Operations L.L.C.
--------------------------------------------------------- ------------------- -----------------------------------------
        NR (Gibraltar)                                                   100  100% Enfield Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 4) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Loy Yang Power Management Pty Ltd.                               254  25.37% NRGenerating Holdings (No. 4) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
        Loy Yang Power Partners                                          254  25.37% NRGenerating Holdings (No. 4) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
        Loy Yang Power Projects Pty Ltd                                  254  25.37% NRGenerating Holdings (No. 4) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
        Gunwale B.V.                                                    1060  100% NRGenerating Holdings (No. 4) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      Sunshine State Power (No. 2) B.V.                                  400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      Sunshine State Power B.V.                                          100  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 1) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Victoria I Pty Ltd.                                     16,679,930  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Victoria II Pty Ltd.                                          12  100% NRG Victoria I Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
         NRG Victoria III Pty Ltd.                                27,206,172  33% NRG Victoria I Pty Ltd.
                                                                              66% NRG Victoria II Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
        Wainstones Power Limited                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 13) B.V.                                8,590               8,590
--------------------------------------------------------- ------ -------------- -------------------
        Langage Energy Park Limited                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 9) B.V.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Kanel Kangal Elektrik Limited Sirketi                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 17) B.V.                               60,699              60,699
--------------------------------------------------------- ------ -------------- -------------------
        KUSEL Kutahya Seyitomer Elektrik Limited Sirketi  .           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Sachsen Holding B.V.                                          -5,603,117          -5,603,117
--------------------------------------------------------- ------ -------------- -------------------
        P.T. Dayalistrik Pratama                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 7) B.V.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 8) B.V.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Enfield Holdings B.V.                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Enfield Energy Centre Limited                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Enfield Operations, L.L.C.                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           Enfield Operations (UK) Limited                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NR (Gibraltar)                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 4) B.V.                           188,434,974         188,434,974
--------------------------------------------------------- ------ -------------- -------------------
        Loy Yang Power Management Pty Ltd.                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Loy Yang Power Partners                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Loy Yang Power Projects Pty Ltd                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Gunwale B.V.                                                    62,444              62,444
--------------------------------------------------------- ------ -------------- -------------------
      Sunshine State Power (No. 2) B.V.                             21,185,741          21,185,741
--------------------------------------------------------- ------ -------------- -------------------
      Sunshine State Power B.V.                                     24,231,727          24,231,727
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 1) B.V.                             3,688,476           3,688,476
--------------------------------------------------------- ------ -------------- -------------------
      NRG Victoria I Pty Ltd.                                       22,438,643          22,438,643
--------------------------------------------------------- ------ -------------- -------------------
        NRG Victoria II Pty Ltd.                                     1,102,720           1,107,720
--------------------------------------------------------- ------ -------------- -------------------
         NRG Victoria III Pty Ltd.                                  43,458,765          43,458,765
--------------------------------------------------------- ------ -------------- -------------------


                                                           11



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
           Energy Developments Limited                            14,609,670  26.61% NRG Victoria III Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Flinders Operating Services Pty Ltd                          100  100% NRG Victoria I Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Gladstone Operating Services Pty Ltd.                      1,000  100% NRG Victoria I Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
         NRG Gladstone Superannuation Pty Ltd.                             2  100% NRG Gladstone Operating Services Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Collinsville Operating Services Pty Ltd.                   1,000  100% NRG Victoria I Pty Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
         Collinsville Operations Pty Ltd.                                  2  50% NRG Collinsville Operating Services Pty
                                                                                  Ltd.
--------------------------------------------------------- ------------------- -----------------------------------------
      Saale Energie GmbH                                             500,000  50% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Saale Energie Services GmbH                                   50,000  98% Saale Energie GmbH
                                                                              1% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Kraftwerk Schkopau GbR                                   (2)          41.1% Saale Energie GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
        Kraftwerk Schkopau Betriebsgesellschaft mbH                   20,550  44.4% Saale Energie GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
      Lambique Beheer B.V.                                               400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        MIBRAG B.V.                                               18,680,001  33.3% Lambique Beheer B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Mitteldeutsche Braunkohlengesellschaft mbH               59,600,000  99% MIBRAG B.V.
                                                                              .33% Lambique Beheer B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      Kladno Power (No. 1) B.V.                                          400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Energeticke Centrum Kladno, s.r.o.                       401,347,024  44.26% Kladno Power (No. 1) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 5) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Energeticke Provoz, s.r.o.                                   100  100% NRGenerating Holdings (No. 5) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 3) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 6) B.V.                                 400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 14) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      OU Nrg Energy Est                                               40,000  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 16) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 18) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 19) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      Entrade Holdings B.V.                                              400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        Entrade GmbH                                                 400,000  100% Entrade Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Entrade Deutschland GmbH                                     25,000  100% Entrade GmbH
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
           Energy Developments Limited                             136,690,862         (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Flinders Operating Services Pty Ltd                        228,390             228,390
--------------------------------------------------------- ------ -------------- -------------------
        NRG Gladstone Operating Services Pty Ltd.                    4,271,663           4,271,663
--------------------------------------------------------- ------ -------------- -------------------
         NRG Gladstone Superannuation Pty Ltd.                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Collinsville Operating Services Pty Ltd.                   567,123             567,123
--------------------------------------------------------- ------ -------------- -------------------
         Collinsville Operations Pty Ltd.                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Saale Energie GmbH                                            75,714,662         (2)
--------------------------------------------------------- ------ -------------- -------------------
        Saale Energie Services GmbH                                   (2)              (2)
                                    1% NRGIBV
--------------------------------------------------------- ------ -------------- -------------------
        Kraftwerk Schkopau GbR                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Kraftwerk Schkopau Betriebsgesellschaft mbH                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Lambique Beheer B.V.                                          70,953,093          70,953,093
--------------------------------------------------------- ------ -------------- -------------------
        MIBRAG B.V.                                                253,433,262         (2)
--------------------------------------------------------- ------ -------------- -------------------
         Mitteldeutsche Braunkohlengesellschaft mbH                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Kladno Power (No. 1) B.V.                                     -5,067,862          -5,067,862
--------------------------------------------------------- ------ -------------- -------------------
        Energeticke Centrum Kladno, s.r.o.                           5,543,340         (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 5) B.V.                                 3,372               3,372
--------------------------------------------------------- ------ -------------- -------------------
        NRG Energeticke Provoz, s.r.o.                                 842,524             842,524
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 3) B.V.                                -8,694              -8,694
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 6) B.V.                                 1,985               1,985
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 14) B.V.                                9,044               9,044
--------------------------------------------------------- ------ -------------- -------------------
      OU Nrg Energy Est                                                 49,132              49,132
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 16) B.V.                                8,523               8,523
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 18) B.V.                               -3,917              -3,917
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 19) B.V.                               14,980              14,980
--------------------------------------------------------- ------ -------------- -------------------
      Entrade Holdings B.V.                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Entrade GmbH                                                12,416,490          12,416,490
--------------------------------------------------------- ------ -------------- -------------------
         Entrade Deutschland GmbH                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           12



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
         Prva Regulacna s.r.o.                                       200,000  100% Entrade GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
         Entrade d.o.o.                                                  400  100% Entrade GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
        Kladno Power (No. 2) B.V.                                        400  100% Entrade Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Matra Powerplant Holding B.V.                                   400  50% Kladno Power (No. 2) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
           ECK Generating, s.r.o.                                        100  89% Matra Powerplant Holding B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 21) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 22) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings (No. 23) B.V.                                400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Rupali B.V.                                           400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
      Kiksis B.V.                                                        400  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
     Cobee Holdings Inc.                                               1,000  100% NRG International Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Tosli Investments N.V.                                           9,000  50% Cobee Holdings Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Tosli Luxembourg (No. 1) s.a.r.l.                                301  100% Tosli Investments N.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Tosli Luxembourg (No. 2) s.a.r.l.                               301  100% Tosli Luxembourg (No. 1) s.a.r.l.
--------------------------------------------------------- ------------------- -----------------------------------------
        Coniti Holding B.V.                                           20,000  100% Tosli Investments N.V.
--------------------------------------------------------- ------------------- -----------------------------------------
         Inversiones Bulo Bulo S.A.                                  285,600  59.5% Coniti Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
           Compania Electrica Central Bulo Bulo S.A.                 480,000  100% Inversiones Bulo Bulo S.A.
--------------------------------------------------------- ------------------- -----------------------------------------
         Tosli (Gibraltar) B.V.                                          100  100% Coniti Holdings B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
           Tosli Acquisition B.V.                                        400  100% Tosli (Gibraltar) B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
             Itiquira Energetica S.A.                             37,183,624  50% Tosli Acquisition B.V.
--------------------------------------------------------- ------------------- -----------------------------------------
        Compania Boliviana de Energia Electrica S.A.               4,202,575  98.9% Tosli Investments N.V.
--------------------------------------------------------- ------------------- -----------------------------------------
                    Servicious Energeticos                               (2)  99.8 % Compania Boliviana de Energia
                                                                              Electrica S.A.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRGenerating Holdings GmbH                                          20  100% NRGIBV
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Caymans-C                                                 27,498  100% NRGenerating Holdings GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
         Scudder Latin American Power I-C L.D.C.                      25,208  25% NRG Caymans-C
--------------------------------------------------------- ------------------- -----------------------------------------
         Scudder Latin American Power II-C L.D.C.                     68,097  25% NRG Caymans-C
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Caymans-P                                                 27,498  100% NRGenerating Holdings GmbH
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
         Prva Regulacna s.r.o.                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Entrade d.o.o.                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Kladno Power (No. 2) B.V.                                   -3,400,371          -3,400,371
--------------------------------------------------------- ------ -------------- -------------------
         Matra Powerplant Holding B.V.                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           ECK Generating, s.r.o.                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 21) B.V.                               14,597              14,597
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 22) B.V.                               14,597              14,597
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings (No. 23) B.V.                               14,592              14,592
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Rupali B.V.                                           2,238               2,238
--------------------------------------------------------- ------ -------------- -------------------
      Kiksis B.V.                                                          482                 482
--------------------------------------------------------- ------ -------------- -------------------
     Cobee Holdings Inc.                                           109,720,528         109,720,528
--------------------------------------------------------- ------ -------------- -------------------
      Tosli Investments N.V.                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Tosli Luxembourg (No. 1) s.a.r.l.                             (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Tosli Luxembourg (No. 2) s.a.r.l.                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Coniti Holding B.V.                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Inversiones Bulo Bulo S.A.                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           Compania Electrica Central Bulo Bulo S.A.                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Tosli (Gibraltar) B.V.                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           Tosli Acquisition B.V.                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
             Itiquira Energetica S.A.                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Compania Boliviana de Energia Electrica S.A.                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
                    Servicious Energeticos                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRGenerating Holdings GmbH                                    26,265,909          26,265,909
--------------------------------------------------------- ------ -------------- -------------------
        NRG Caymans-C                                                8,795,298           8,795,298
--------------------------------------------------------- ------ -------------- -------------------
         Scudder Latin American Power I-C L.D.C.                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Scudder Latin American Power II-C L.D.C.                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Caymans-P                                               20,368,107          20,368,107
--------------------------------------------------------- ------ -------------- -------------------



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
         Scudder Latin American Power I-P L.D.C.                      73,952  25% NRG Caymans-P
--------------------------------------------------------- ------------------- -----------------------------------------
         Scudder Latin American Power II-P L.D.C.                     21,936  4.46% NRG Caymans-P
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Caymans Company                                            5,000  100% NRGenerating Holdings GmbH
--------------------------------------------------------- ------------------- -----------------------------------------
         Croatia Power Group                                              20  20% NRG Caymans Company
--------------------------------------------------------- ------------------- -----------------------------------------
         Central and Eastern Europe Power Fund, Ltd.                   2,500  23.58% NRG Caymans Company
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG PacGen Inc.                                                   1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Pacific Generation Company                                         100  100% NRG PacGen, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Camas Power Boiler Limited Partnership                           n/a  99% Pacific Generation Company
                                                                              1% Camas Power Boiler, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Camas Power Boiler, Inc.                                          10  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
        ESOCO Crockett, Inc.                                              10  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
        Pacific Generation Development Company                           100  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
        Energy National, Inc.                                        260,360  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
         Energy Investors Fund, L.P.                                     n/a  3.10% Energy National, Inc.
                                                                              21% Crockett Cogeneration
--------------------------------------------------------- ------------------- -----------------------------------------
         Penobscot Energy Recovery Company LP                            n/a  35.68% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Maine Energy Recovery Company LP                                n/a  16.25% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Enigen, Inc.                                                     10  100% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific Orrington Energy, Inc.                                  100  100% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           Orrington Waste, Ltd. Limited Partnership                     n/a  16.66% Pacific Orrington Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Enifund, Inc.                                                   200  100% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         ESOCO, Inc.                                                     100  100% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ESOCO Orrington, Inc.                                         100  100% ESOCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ESOCO Fayetteville, Inc.                                       50  100% ESOCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ESOCO Molokai, Inc.                                           100  100% ESOCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ESOCO Soledad, Inc.                                           100  100% ESOCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ESOCO Wilson, Inc.                                             50  100% ESOCO, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Pacific Crockett Holdings, Inc.                                  100  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
        ENI Crockett Limited Partnership                                 n/a  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
         Scudder Latin American Power I-P L.D.C.                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Scudder Latin American Power II-P L.D.C.                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Caymans Company                                            146,350             146,350
--------------------------------------------------------- ------ -------------- -------------------
         Croatia Power Group                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Central and Eastern Europe Power Fund, Ltd.                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG PacGen Inc.                                               148,631,000         148,631,000
--------------------------------------------------------- ------ -------------- -------------------
      Pacific Generation Company                                   128,784,417         128,784,417
--------------------------------------------------------- ------ -------------- -------------------
        Camas Power Boiler Limited Partnership                       8,138,339           8,138,339
--------------------------------------------------------- ------ -------------- -------------------
        Camas Power Boiler, Inc.                                       122,394             122,394
--------------------------------------------------------- ------ -------------- -------------------
        ESOCO Crockett, Inc.                                        10,990,489          10,990,489
--------------------------------------------------------- ------ -------------- -------------------
        Pacific Generation Development Company                      54,965,313          54,965,313
--------------------------------------------------------- ------ -------------- -------------------
        Energy National, Inc.                                       63,222,610         (2)
--------------------------------------------------------- ------ -------------- -------------------
         Energy Investors Fund, L.P.                                   750,159         (2)
--------------------------------------------------------- ------ -------------- -------------------
         Penobscot Energy Recovery Company LP                         (2)                   -3,513
--------------------------------------------------------- ------ -------------- -------------------
         Maine Energy Recovery Company LP                                    0                   0
--------------------------------------------------------- ------ -------------- -------------------
         Enigen, Inc.                                                1,112,701           1,112,701
--------------------------------------------------------- ------ -------------- -------------------
         Pacific Orrington Energy, Inc.                                136,773         (2)
--------------------------------------------------------- ------ -------------- -------------------
           Orrington Waste, Ltd. Limited Partnership                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Enifund, Inc.                                                 198,655             198,655
--------------------------------------------------------- ------ -------------- -------------------
         ESOCO, Inc.                                                 2,146,336           2,146,336
--------------------------------------------------------- ------ -------------- -------------------
           ESOCO Orrington, Inc.                                     2,389,555           2,389,555
--------------------------------------------------------- ------ -------------- -------------------
           ESOCO Fayetteville, Inc.                                     50,000              50,000
--------------------------------------------------------- ------ -------------- -------------------
           ESOCO Molokai, Inc.                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           ESOCO Soledad, Inc.                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
           ESOCO Wilson, Inc.                                           49,762              49,762
--------------------------------------------------------- ------ -------------- -------------------
        Pacific Crockett Holdings, Inc.                             27,984,121          27,894,121
--------------------------------------------------------- ------ -------------- -------------------
        ENI Crockett Limited Partnership                            27,659,884          27,659,884
--------------------------------------------------------- ------ -------------- -------------------


                                                           14



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific Crockett Energy, Inc.                                   500  100% Pacific Crockett Holdings, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           Crockett Cogeneration, a Calif.                               n/a  25% Pacific Crockett Energy, Inc.
     Limited Partnership
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific Generation Resources Company                            100  100% Energy National, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ENI Chester, Limited Partnership                              n/a  67.3% Pacific Generation Resources Company
                                                                              32.7% Energy Investors Fund, L.P.
--------------------------------------------------------- ------------------- -----------------------------------------
           Long Island Cogeneration, L.P.                                n/a  50% Pacific Generation Resources Company
                                                                              50% Enifund, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           ENI Curtis Falls, Limited Partnership                         n/a  68% Pacific Generation Resources Company
                                                                              32% Energy Investors Fund, L.P.
--------------------------------------------------------- ------------------- -----------------------------------------
        ONSITE Energy, Inc.                                              100  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
         ONSITE Soledad, Inc.                                            100  100% Onsite Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         ONSITE Funding Corporation                                      100  100% Onsite Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         ONSITE Marianas Corporation                                   1,000  100% Onsite Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific-Mt. Poso Corporation                                    100  100% Onsite Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
           Mt. Poso Cogeneration Company, a Calif.                       n/a  78.6% Pacific-Mt. Poso Corporation
     Limited Partnership
--------------------------------------------------------- ------------------- -----------------------------------------
         Turners Falls Limited Partnership                               n/a  8.89% Onsite Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Pacific Generation Holdings Company                              100  100% Pacific Generation Company
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific Recycling Energy, Inc.                                  200  100% Pacific Generation Holdings Company
--------------------------------------------------------- ------------------- -----------------------------------------
         Pacific Kingston Energy, Inc.                                   100  100% Pacific Generation Holdings Company
--------------------------------------------------------- ------------------- -----------------------------------------
           Kingston Cogeneration Limited Partnership                     n/a  25% Pacific Kingston Energy, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Power Marketing Inc.                                          1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Power Operations, Inc.                                            1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Sunnyside Operations GP Inc.                                  1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Sunnyside Operations LP Inc.                                  1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Sunnyside Operations Associates, L.P.                              n/a  49% NRG Sunnyside Operations LP, Inc.
                                                                              1% NRG Sunnyside Operations GP, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Cadillac Inc.                                                 1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Cadillac Renewable Energy LLC                                      n/a  50% NRG Cadillac, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     Mid-Continent Power Company, L.L.C.                                 n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Minnesota Waste Processing Company, L.L.C.                          n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
         Pacific Crockett Energy, Inc.                               5,902,939           5,902,939
--------------------------------------------------------- ------ -------------- -------------------
           Crockett Cogeneration, a Calif.                       Not available          15,665,430
     Limited Partnership
--------------------------------------------------------- ------ -------------- -------------------
         Pacific Generation Resources Company                        5,882,460           5,882,460
--------------------------------------------------------- ------ -------------- -------------------
           ENI Chester, Limited Partnership                           (2)              (2)

--------------------------------------------------------- ------ -------------- -------------------
           Long Island Cogeneration, L.P.                             (2)              (2)

--------------------------------------------------------- ------ -------------- -------------------
           ENI Curtis Falls, Limited Partnership                      -526,587            -526,587

--------------------------------------------------------- ------ -------------- -------------------
        ONSITE Energy, Inc.                                         12,271,064          12,271,064
--------------------------------------------------------- ------ -------------- -------------------
         ONSITE Soledad, Inc.                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         ONSITE Funding Corporation                                 -3,580,361          -3,580,361
--------------------------------------------------------- ------ -------------- -------------------
         ONSITE Marianas Corporation                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Pacific-Mt. Poso Corporation                               23,945,886          23,945,886
--------------------------------------------------------- ------ -------------- -------------------
           Mt. Poso Cogeneration Company, a Calif.                    (2)              (2)
     Limited Partnership
--------------------------------------------------------- ------ -------------- -------------------
         Turners Falls Limited Partnership                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Pacific Generation Holdings Company                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Pacific Recycling Energy, Inc.                                200,000             200,000
--------------------------------------------------------- ------ -------------- -------------------
         Pacific Kingston Energy, Inc.                               7,886,681           7,886,681
--------------------------------------------------------- ------ -------------- -------------------
           Kingston Cogeneration Limited Partnership                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Power Marketing Inc.                                        4,406,157           4,406,157
--------------------------------------------------------- ------ -------------- -------------------
     Power Operations, Inc.                                            488,992             488,992
--------------------------------------------------------- ------ -------------- -------------------
     NRG Sunnyside Operations GP Inc.                                   -3,249              -3,249
--------------------------------------------------------- ------ -------------- -------------------
     NRG Sunnyside Operations LP Inc.                                  325,602             325,602
--------------------------------------------------------- ------ -------------- -------------------
      Sunnyside Operations Associates, L.P.                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Cadillac Inc.                                               1,440,029           1,440,029
--------------------------------------------------------- ------ -------------- -------------------
      Cadillac Renewable Energy LLC                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Mid-Continent Power Company, L.L.C.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Minnesota Waste Processing Company, L.L.C.                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           15



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG New Roads Generating, LLC                                       n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Lakefield Inc.                                                1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Lakefield Junction LLC                                          n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Lakefield Junction LLC                                              n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Graystone Corporation                                             2,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Le Paz Incorporated                                              1,600  100% Graystone Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Energy Jackson Valley I, Inc.                                 1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Energy Jackson Valley II, Inc.                                1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Jackson Valley Energy Partners, L.P.                               n/a  48% NRG Energy Jackson Valley II, Inc.
                                                                              2% NRG Energy Jackson Valley I, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     San Joaquin Valley Energy I, Inc.                                 1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     San Joaquin Valley Energy IV, Inc.                                1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      San Joaquin Valley Energy Partners I, L.P.                         n/a  43% NRG Energy Jackson Valley II, Inc.
                                                                              2% San Joaquin Valley Energy I, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      San Joaquin Valley Energy Partners IV, L.P.                        n/a  43% NRG Energy Jackson Valley II, Inc.
                                                                              2% San Joaquin Valley Energy IV, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Bioconversion Partners, L.P.                                       n/a  43% NRG Energy Jackson Valley II, Inc.
                                                                              2% San Joaquin Valley Energy IV, Inc
--------------------------------------------------------- ------------------- -----------------------------------------
     Okeechobee Power I, Inc.                                          1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Okeechobee Power II, Inc.                                         1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Okeechobee Power III, Inc.                                        1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Kissimee Power Partners, Limited Partnership                       n/a  99% Okeechobee Power III, Inc.
                                                                              1% Okeechobee Power II, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Affiliate Services Inc.                                       1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Northeast Affiliate Services Inc.                             1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Western Affiliate Services Inc.                               1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Connecticut Affiliate Services Inc.                           1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG International Development Inc.                                1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Development Company Inc.                                      1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Processing Solutions LLC                                        n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Tacoma Energy Recovery Company                                    1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Mextrans Inc.                                                 1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
     NRG New Roads Generating, LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Lakefield Inc.                                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Lakefield Junction LLC                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Lakefield Junction LLC                                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Graystone Corporation                                             981,181             981,181
--------------------------------------------------------- ------ -------------- -------------------
      Le Paz Incorporated                                              886,703             886,703
--------------------------------------------------------- ------ -------------- -------------------
     NRG Energy Jackson Valley I, Inc.                              -1,319,016          -1,319,016
--------------------------------------------------------- ------ -------------- -------------------
     NRG Energy Jackson Valley II, Inc.                                      0                   0
--------------------------------------------------------- ------ -------------- -------------------
      Jackson Valley Energy Partners, L.P.                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     San Joaquin Valley Energy I, Inc.                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     San Joaquin Valley Energy IV, Inc.                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      San Joaquin Valley Energy Partners I, L.P.                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      San Joaquin Valley Energy Partners IV, L.P.                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Bioconversion Partners, L.P.                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Okeechobee Power I, Inc.                                       -2,577,608          -2,577,608
--------------------------------------------------------- ------ -------------- -------------------
     Okeechobee Power II, Inc.                                             527                 527
--------------------------------------------------------- ------ -------------- -------------------
     Okeechobee Power III, Inc.                                           -400                -400
--------------------------------------------------------- ------ -------------- -------------------
      Kissimee Power Partners, Limited Partnership                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Affiliate Services Inc.                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Northeast Affiliate Services Inc.                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Western Affiliate Services Inc.                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Connecticut Affiliate Services Inc.                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG International Development Inc.                               (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Development Company Inc.                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Processing Solutions LLC                                      148,033             148,033
--------------------------------------------------------- ------ -------------- -------------------
     Tacoma Energy Recovery Company                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Mextrans Inc.                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           16



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG ComLease LLC                                                    n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Operating Services, Inc.                                      1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Astoria Gas Turbine Operations Inc.                          1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Cabrillo Power Operations Inc.                               1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Cadillac Operations Inc.                                     1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Norwalk Harbor Operations Inc.                               1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Oswego Harbor Power Operations Inc.                          1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Dunkirk Operations Inc.                                      1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG El Segundo Operations Inc.                                   1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Somerset Operations Inc.                                         1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Middletown Operations Inc.                                   1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Montville Operations Inc.                                    1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Arthur Kill Operations Inc.                                  1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Huntley Operations Inc.                                      1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Devon Operations Inc.                                        1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Indian River Operations Inc.                                     1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Vienna Operations Inc.                                           1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      B.L. England Operations Inc.                                     1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Deepwater Operations Inc.                                        1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Bridgeport Harbor Operations Inc.                            1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG New Haven Harbor Operations Inc.                             1,000  100% NRG Operating Services, Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Thermal Corporation                                           1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Minneapolis LLC                                  n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center San Diego LLC                                    n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Rock Tenn LLC                                    n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Grand Forks LLC                                  n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Harrisburg, Inc.                               1,000  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Paxton Inc.                                    1,000  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
     NRG ComLease LLC                                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Operating Services, Inc.                                    4,928,868           4,928,868
--------------------------------------------------------- ------ -------------- -------------------
      NRG Astoria Gas Turbine Operations Inc.                          316,896             316,896
--------------------------------------------------------- ------ -------------- -------------------
      NRG Cabrillo Power Operations Inc.                               213,061             213,061
--------------------------------------------------------- ------ -------------- -------------------
      NRG Cadillac Operations Inc.                                     366,053             366,053
--------------------------------------------------------- ------ -------------- -------------------
      NRG Norwalk Harbor Operations Inc.                               230,859             230,859
--------------------------------------------------------- ------ -------------- -------------------
      NRG Oswego Harbor Power Operations Inc.                          200,137             200,137
--------------------------------------------------------- ------ -------------- -------------------
      NRG Dunkirk Operations Inc.                                      306,134             306,134
--------------------------------------------------------- ------ -------------- -------------------
      NRG El Segundo Operations Inc.                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Somerset Operations Inc.                                         325,638             325,638
--------------------------------------------------------- ------ -------------- -------------------
      NRG Middletown Operations Inc.                                   459,917             459,917
--------------------------------------------------------- ------ -------------- -------------------
      NRG Montville Operations Inc.                                    225,385             225,385
--------------------------------------------------------- ------ -------------- -------------------
      NRG Arthur Kill Operations Inc.                                  291,373             291,373
--------------------------------------------------------- ------ -------------- -------------------
      NRG Huntley Operations Inc.                                      307,567             307,567
--------------------------------------------------------- ------ -------------- -------------------
      NRG Devon Operations Inc.                                        284,742             284,742
--------------------------------------------------------- ------ -------------- -------------------
      Indian River Operations Inc.                                           0                   0
--------------------------------------------------------- ------ -------------- -------------------
      Vienna Operations Inc.                                                 0                   0
--------------------------------------------------------- ------ -------------- -------------------
      B.L. England Operations Inc.                                           0                   0
--------------------------------------------------------- ------ -------------- -------------------
      Deepwater Operations Inc.                                              0                   0
--------------------------------------------------------- ------ -------------- -------------------
      NRG Bridgeport Harbor Operations Inc.                           (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRG New Haven Harbor Operations Inc.                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Thermal Corporation                                       145,223,251         145,223,251
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Minneapolis LLC                             44,128,786          44,128,786
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center San Diego LLC                                3,943,151           3,943,151
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Rock Tenn LLC                               19,350,439          19,350,439
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Grand Forks LLC                              2,172,824           2,172,824
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Harrisburg, Inc.                             7,342,155           7,342,155
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Paxton Inc.                                  2,168,097           2,168,097
--------------------------------------------------------- ------ -------------- -------------------


                                                           17



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Washco LLC                                       n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Thermal Operating Services LLC                                 n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Dover LLC                                        n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Thermal Services, Inc.                                       1,000  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center Pittsburgh LLC                                   n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Energy Center San Francisco LLC                                n/a  100% NRG Thermal Corporation
--------------------------------------------------------- ------------------- -----------------------------------------
      North American Thermal Systems Limited Liability                   n/a  100% NRG Thermal Corporation
     Company
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Rocky Road LLC                                                  n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Rocky Road Power LLC                                               n/a  50% NRG Rocky Road LLC
--------------------------------------------------------- ------------------- -----------------------------------------
      Termo Santander Holding (Alpha). L.L.C.                            n/a  50% NRG Rocky Road LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Connecticut Generating LLC                                      n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Louisiana LLC                                                   n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     South Central Generation Holding LLC                                n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Central U.S. LLC                                                n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG South Central Generating LLC                                   n/a  50% NRG Central U.S. LLC
                                                                              50% South Central Generation Holding LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Louisiana Generating LLC                                         n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG New Roads Holdings LLC                                       n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Big Cajun I Peaking Power LLC                                    n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Sabine River Works GP LLC                                    n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Sabine River Works LP LLC                                    n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         SRW Cogeneration Limited Partnership                            n/a  49% NRG Sabine River Works LP LLC
                                                                              1% NRG Sabine River Works GP LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        NRG Sterlington Power LLC                                        n/a  100% NRG South Central Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Valmy Power Holdings LLC                                        n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Valmy Power LLC                                                 n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Valmy Power LLC                                                    n/a  50% NRG Valmy Power Holdings LLC
                                                                              50% NRG Valmy Power LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Kaufman LLC                                                     n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Washco LLC                                   4,898,320           4,898,320
--------------------------------------------------------- ------ -------------- -------------------
      NRG Thermal Operating Services LLC                             2,506,242           2,506,242
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Dover LLC                                   34,989,134          34,989,134
--------------------------------------------------------- ------ -------------- -------------------
      NRG Thermal Services, Inc.                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center Pittsburgh LLC                               6,480,547           6,480,547
--------------------------------------------------------- ------ -------------- -------------------
      NRG Energy Center San Francisco LLC                           17,007,997          17,007,997
--------------------------------------------------------- ------ -------------- -------------------
      North American Thermal Systems Limited Liability                 187,808             187,808
     Company
--------------------------------------------------------- ------ -------------- -------------------
     NRG Rocky Road LLC                                             82,789,994          82,789,994
--------------------------------------------------------- ------ -------------- -------------------
      Rocky Road Power LLC                                            (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Termo Santander Holding (Alpha). L.L.C.                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Connecticut Generating LLC                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Louisiana LLC                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     South Central Generation Holding LLC                          163,089,652         163,089,652
--------------------------------------------------------- ------ -------------- -------------------
     NRG Central U.S. LLC                                          163,089,653         163,089,653
--------------------------------------------------------- ------ -------------- -------------------
      NRG South Central Generating LLC                             326,179,304         326,179,304
--------------------------------------------------------- ------ -------------- -------------------
        Louisiana Generating LLC                                   221,113,410         221,113,410
--------------------------------------------------------- ------ -------------- -------------------
        NRG New Roads Holdings LLC                                  24,998,160          24,998,160
--------------------------------------------------------- ------ -------------- -------------------
        Big Cajun I Peaking Power LLC                                    1,000               1,000
--------------------------------------------------------- ------ -------------- -------------------
        NRG Sabine River Works GP LLC                                  290,436             290,436
--------------------------------------------------------- ------ -------------- -------------------
        NRG Sabine River Works LP LLC                               15,037,167          15,037,167
--------------------------------------------------------- ------ -------------- -------------------
         SRW Cogeneration Limited Partnership                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        NRG Sterlington Power LLC                                   52,096,815          52,096,815
--------------------------------------------------------- ------ -------------- -------------------
     NRG Valmy Power Holdings LLC                                     (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Valmy Power LLC                                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Valmy Power LLC                                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG Kaufman LLC                                                  (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------


                                                           18



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Mesquite LLC                                                    n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      Kaufman Cogen LP                                                   n/a  99% NRG Mesquite LLC
                                                                              1% NRG Kaufman LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     Bridgeport Harbor Power LLC                                         n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     New Haven Harbor Power LLC                                          n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     Meriden Gas Turbines LLC                                            n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG West Coast Inc.                                               1,000  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      WCP (Generation) Holdings LLC                                      n/a  50% NRG West Coast Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        West Coast Power LLC                                             n/a  100% WCP (Generation) Holdings LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         Long Beach Generation LLC                                       n/a  100% West Coast Power LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         El Segundo Power, LLC                                           n/a  100% West Coast Power LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         Cabrillo Power I LLC                                            n/a  100% West Coast Power LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         Cabrillo Power II LLC                                           n/a  100% West Coast Power LLC
--------------------------------------------------------- ------------------- -----------------------------------------
      El Segundo Power II LLC                                            n/a  50% NRG West Coast Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
      Southwest Power Holdings LLC                                       n/a  50% NRG West Coast Inc.
--------------------------------------------------------- ------------------- -----------------------------------------
        Southwest Generation LLC                                         n/a  100% Southwest Power Holdings LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         Clark Power LLC                                                 n/a  100% Southwest Generation LLC
--------------------------------------------------------- ------------------- -----------------------------------------
         Reid Gardner Power LLC                                          n/a  100% Southwest Generation LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     MidAtlantic Generation Holding LLC                                  n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG MidAtlantic LLC                                                 n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG MidAtlantic Generating LLC                                     n/a  50% MidAtlantic Generation Holding LLC
                                                                              50% NRG MidAtlantic LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        B.L. England Power LLC                                           n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Conemaugh Power LLC                                              n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Deepwater Power LLC                                              n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Indian River Power LLC                                           n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Keystone Power LLC                                               n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Vienna Power LLC                                                 n/a  100% NRG MidAtlantic Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
     Northeast Generation Holding LLC                                    n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
     NRG Mesquite LLC                                                 (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Kaufman Cogen LP                                                (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Bridgeport Harbor Power LLC                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     New Haven Harbor Power LLC                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     Meriden Gas Turbines LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     NRG West Coast Inc.                                           234,890,431         234,890,431
--------------------------------------------------------- ------ -------------- -------------------
      WCP (Generation) Holdings LLC                                   (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        West Coast Power LLC                                          (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Long Beach Generation LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         El Segundo Power, LLC                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Cabrillo Power I LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Cabrillo Power II LLC                                        (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      El Segundo Power II LLC                                         (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
      Southwest Power Holdings LLC                                    (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
        Southwest Generation LLC                                      (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Clark Power LLC                                              (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
         Reid Gardner Power LLC                                       (2)              (2)
--------------------------------------------------------- ------ -------------- -------------------
     MidAtlantic Generation Holding LLC                              3,074,154           3,074,154
--------------------------------------------------------- ------ -------------- -------------------
     NRG MidAtlantic LLC                                             3,074,154           3,074,154
--------------------------------------------------------- ------ -------------- -------------------
      NRG MidAtlantic Generating LLC                                 6,148,483           6,148,483
--------------------------------------------------------- ------ -------------- -------------------
        B.L. England Power LLC                                            -678                -678
--------------------------------------------------------- ------ -------------- -------------------
        Conemaugh Power LLC                                                  0                   0
--------------------------------------------------------- ------ -------------- -------------------
        Deepwater Power LLC                                               -690                -690
--------------------------------------------------------- ------ -------------- -------------------
        Indian River Power LLC                                               0                   0
--------------------------------------------------------- ------ -------------- -------------------
        Keystone Power LLC                                                   0                   0
--------------------------------------------------------- ------ -------------- -------------------
        Vienna Power LLC                                                -1,345              -1,345
--------------------------------------------------------- ------ -------------- -------------------
     Northeast Generation Holding LLC                              393,812,387         393,815,387
--------------------------------------------------------- ------ -------------- -------------------


                                                           19



     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)        NUMBER OF COMMON                 % OF VOTING POWER
                                                             SHARES OWNED
--------------------------------------------------------- ------------------- -----------------------------------------
     NRG Eastern LLC                                                     n/a  100% NRG
--------------------------------------------------------- ------------------- -----------------------------------------
      NRG Northeast Generating LLC                                       n/a  50% Northeast Generation Holding LLC
                                                                              50% NRG Eastern LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Dunkirk Power LLC                                                n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Huntley Power LLC                                                n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Astoria Gas Turbine Power LLC                                    n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Arthur Kill Power LLC                                            n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Somerset Power LLC                                               n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Oswego Harbor Power LLC                                          n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Connecticut Jet Power LLC                                        n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Devon Power LLC                                                  n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Middletown Power LLC                                             n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Montville Power LLC                                              n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------
        Norwalk Power LLC                                                n/a  100% NRG Northeast Generating LLC
--------------------------------------------------------- ------------------- -----------------------------------------


     NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               ISSUER BOOK   OWNER'S BOOK VALUE
                                                                     VALUE
--------------------------------------------------------- ------ -------------- -------------------
     NRG Eastern LLC                                               393,671,196         393,671,196
--------------------------------------------------------- ------ -------------- -------------------
      NRG Northeast Generating LLC                                 787,065,059         787,065,059
--------------------------------------------------------- ------ -------------- -------------------
        Dunkirk Power LLC                                          119,675,710         119,675,710
--------------------------------------------------------- ------ -------------- -------------------
        Huntley Power LLC                                          110,987,025         110,987,025
--------------------------------------------------------- ------ -------------- -------------------
        Astoria Gas Turbine Power LLC                              235,217,997         235,217,997
--------------------------------------------------------- ------ -------------- -------------------
        Arthur Kill Power LLC                                      243,075,419         243,075,419
--------------------------------------------------------- ------ -------------- -------------------
        Somerset Power LLC                                          16,040,805          16,040,805
--------------------------------------------------------- ------ -------------- -------------------
        Oswego Harbor Power LLC                                     43,032,821          43,032,821
--------------------------------------------------------- ------ -------------- -------------------
        Connecticut Jet Power LLC                                   22,031,622          22,031,622
--------------------------------------------------------- ------ -------------- -------------------
        Devon Power LLC                                             63,918,535          63,918,535
--------------------------------------------------------- ------ -------------- -------------------
        Middletown Power LLC                                       162,512,750         162,512,750
--------------------------------------------------------- ------ -------------- -------------------
        Montville Power LLC                                         50,062,819          50,062,819
--------------------------------------------------------- ------ -------------- -------------------
        Norwalk Power LLC                                           38,591,400          38,591,400
--------------------------------------------------------- ------ -------------- -------------------


(2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy, Inc.

NOTES:

Subsidiaries of more than one system company are:


---------------------------------------- -----------------------------------------------------------------------------
            SYSTEM COMPANY                                          SYSTEM COMPANY OWNERS
---------------------------------------- -----------------------------------------------------------------------------
Bioconversion Partners, LP               43% NRG Energy Jackson Valley II, Inc., 2% San Joaquin Valley Energy IV,
                                         Inc.
---------------------------------------- -----------------------------------------------------------------------------
Borger Energy Associates, LP             44.55% Quixx Resources, Inc. 0.45% Quixx Borger Cogen, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Camas Power Boiler LP                    99% Pacific Generation Co., 1% Camas Power Boiler, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Cambodia Power Co.                       50% by Dragon, 50% by Bear
---------------------------------------- -----------------------------------------------------------------------------
Carolina Energy, LP                      1% Quixx Carolina, Inc., 32% Quixx Corp.
---------------------------------------- -----------------------------------------------------------------------------
CPC Ltd Partnership                      1% by Bear, 49.5% by Dragon
---------------------------------------- -----------------------------------------------------------------------------
Denver City Energy Associates, LP        49.5% Quixx Resources, Inc. 0.5% Quixx Mustang Station, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Energy Investors Fund, LP                3.1% Energy National, Inc., 21% Crockett Cogeneration
---------------------------------------- -----------------------------------------------------------------------------
Enfield Operations, LLC                  49.9% NRG International Inc, 50.1% Enfield Energy Centre Ltd
---------------------------------------- -----------------------------------------------------------------------------
ENI Chester, LP                          67.3% Pacific Generation Resources Co., 32.7% Energy Investors Fund, LP
---------------------------------------- -----------------------------------------------------------------------------
ENI Curtis Falls, LP                     68% Pacific Generation Resources Co., 32 %  Energy Investors Fund, LP
---------------------------------------- -----------------------------------------------------------------------------
Flinders Power Partnership               50% NRGenerating Holdings (No.2) GmbH, 25% Flinders Labuan 1, 25% Flinders
                                         Labuan 2
---------------------------------------- -----------------------------------------------------------------------------
Jackson Valley Energy Partners, LP       48% NRG Energy Jackson Valley II, Inc., 2% NRG Energy Jackson Valley I, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Kaufman Cogen LP                         99% NRG Mesquite LLC, 1% NRG Kaufman LLC
---------------------------------------- -----------------------------------------------------------------------------
KES Jamaica, LP                          99% Quixx Jamaica, Inc., 1% KES Montego, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Kissimee Power Partners, LP              99% Okeechobee Power III, Inc., 1% Okeechobee Power II, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Long Island Cogeneration, LP             50% Pacific Generation Resources Co., 50% Enifund, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Mitteldeutsche Braunkohlengesellschaft   99% MIBRAG B.V., .33% Lambique Beheer B.V.
mbH
---------------------------------------- -----------------------------------------------------------------------------
NRG MidAtlantic Generating LLC           50% MidAtlantic Generation Holding LLC, 50% NRG MidAtlantic LLC
---------------------------------------- -----------------------------------------------------------------------------
NRG Northeast Generating LLC             50% Northeast Generation Holding LLC, 50% NRG Eastern LLC
---------------------------------------- -----------------------------------------------------------------------------
NRG South Central Generating LLC         50% NRG Central US LLC, 50% South Central Generating Holding LLC
---------------------------------------- -----------------------------------------------------------------------------
NRG Victoria III Pty Ltd.                33% NRG Victoria I Pty Ltd, 66% NRG Victoria II Pty Ltd
---------------------------------------- -----------------------------------------------------------------------------
Plover LLC                               90% by Eloigne, 10% by Clearwater Investments, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Quixx Linden, LP                         0.5% Quixxlin Corp., 49.5% Quixx Corp.
---------------------------------------- -----------------------------------------------------------------------------
Quixx WRR, LP                            99% Quixx Resources, Inc. 1% Quixx Corp.
---------------------------------------- -----------------------------------------------------------------------------
Saale Energie Services GmbH              98% Saale Energie GmbH, 1% NRGIBV
---------------------------------------- -----------------------------------------------------------------------------
San Joaquin Valley Energy Partners I,    43% NRG Energy Jackson Valley II, Inc., 2% San Joaquin Valley Energy I, Inc.
LP
---------------------------------------- -----------------------------------------------------------------------------
San Joaquin Valley Energy Partners IV,   43% NRG Energy Jackson Valley II, Inc., 2% San Joaquin Valley Energy IV,
LP                                       Inc.
---------------------------------------- -----------------------------------------------------------------------------
SRW Cogeneration LP                      49% NRG Sabine River Works LP LLC, 1% NRG Sabine River Works GP LLC
---------------------------------------- -----------------------------------------------------------------------------
Sterling Luxembourg (No. 4) S.a.r.l.     50% NRG International II Inc., 50% NRG International Inc.
---------------------------------------- -----------------------------------------------------------------------------
Sunnyside Operations Associates, LP      49% NRG Sunnyside Operations LP, Inc., 1% NRG Sunnyside Operations GP, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Valmy Power LLC                          50% NRG Valmy Power Holdings LLC, 50% NRG Valmy Power LLC
---------------------------------------- -----------------------------------------------------------------------------
Windpower Partners 1994, LP              24.67% Quixx Corp, 0.33% Quixx WPP94, Inc.
---------------------------------------- -----------------------------------------------------------------------------
Yorkshire Power Finance 2, Ltd           90% by Yorkshire Power Group Ltd. 10% by Yorkshire Holdings plc
---------------------------------------- -----------------------------------------------------------------------------
Yorkshire Power Finance Ltd              99% by Yorkshire Power Group Ltd. 1% by Yorkshire Holdings plc
---------------------------------------- -----------------------------------------------------------------------------


---------------------------------------- --------------------------------
            SYSTEM COMPANY                     INVESTMENT BY OWNER
---------------------------------------- --------------------------------
Bioconversion Partners, LP               Reported above
---------------------------------------- --------------------------------
Borger Energy Associates, LP             Reported above
---------------------------------------- --------------------------------
Camas Power Boiler LP                    Reported above
---------------------------------------- --------------------------------
Cambodia Power Co.                       Reported above
---------------------------------------- --------------------------------
Carolina Energy, LP                      Reported above
---------------------------------------- --------------------------------
CPC Ltd Partnership                      Reported above
---------------------------------------- --------------------------------
Denver City Energy Associates, LP        Reported above
---------------------------------------- --------------------------------
Energy Investors Fund, LP                Reported above
---------------------------------------- --------------------------------
Enfield Operations, LLC                  Reported above
---------------------------------------- --------------------------------
ENI Chester, LP                          Reported above
---------------------------------------- --------------------------------
ENI Curtis Falls, LP                     Reported above
---------------------------------------- --------------------------------
Flinders Power Partnership               Reported above
---------------------------------------- --------------------------------
Jackson Valley Energy Partners, LP       Reported above
---------------------------------------- --------------------------------
Kaufman Cogen LP                         Reported above
---------------------------------------- --------------------------------
KES Jamaica, LP                          Reported above
---------------------------------------- --------------------------------
Kissimee Power Partners, LP              Reported above
---------------------------------------- --------------------------------
Long Island Cogeneration, LP             Reported above
---------------------------------------- --------------------------------
Mitteldeutsche Braunkohlengesellschaft   Reported above
mbH
---------------------------------------- --------------------------------
NRG MidAtlantic Generating LLC           Reported above
---------------------------------------- --------------------------------
NRG Northeast Generating LLC             Reported above
---------------------------------------- --------------------------------
NRG South Central Generating LLC         Reported above
---------------------------------------- --------------------------------
NRG Victoria III Pty Ltd.                Reported above
---------------------------------------- --------------------------------
Plover LLC                               Reported above
---------------------------------------- --------------------------------
Quixx Linden, LP                         Reported above
---------------------------------------- --------------------------------
Quixx WRR, LP                            Reported above
---------------------------------------- --------------------------------
Saale Energie Services GmbH              Reported above
---------------------------------------- --------------------------------
San Joaquin Valley Energy Partners I,    Reported above
LP
---------------------------------------- --------------------------------
San Joaquin Valley Energy Partners IV,   Reported above
LP
---------------------------------------- --------------------------------
SRW Cogeneration LP                      Reported above
---------------------------------------- --------------------------------
Sterling Luxembourg (No. 4) S.a.r.l.     Reported above
---------------------------------------- --------------------------------
Sunnyside Operations Associates, LP      Reported above
---------------------------------------- --------------------------------
Valmy Power LLC                          Reported above
---------------------------------------- --------------------------------
Windpower Partners 1994, LP              Reported above
---------------------------------------- --------------------------------
Yorkshire Power Finance 2, Ltd           Reported above
---------------------------------------- --------------------------------
Yorkshire Power Finance Ltd              Reported above
---------------------------------------- --------------------------------


Non-corporate subsidiaries are:


------------------------------------------------------------------------------------------------------------------------
                                                                               TYPE OF               EQUITY
NAME OF SUBSIDIARY                                                             ORGANIZATION          INVESTMENT
------------------------------------------------------------------------------------------------------------------------
7th Street                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Arthur Kill Power LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Astoria Gas Turbine Power LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
B.L. England Power LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
BCH Energy, LP                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Big Cajun I Peaking Power LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Bioconversion Partners, L.P.                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Borger Energy Associates LP                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Boulder Ridge                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Brickstone Townhouses                                                          Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Bridgeport Harbor Power LLC                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cabrillo Power I LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cabrillo Power II LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cadillac Renewable Energy LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Camas Power Boiler Limited Partnership                                         Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Carlsbad Power Generation (General) LLC                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Carlsbad Power Generation (Limited) LLC                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Carolina Energy, LP                                                            Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Carter Place                                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Celanese Power Generation (Limited) LLC                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Celanese Power Gernation (General) LLC                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Central Towers                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
City Limits                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Clark Power LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cobee Energy Development LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Colfax Prairie                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Conemaugh Power LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Connecticut Jet Power LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cottage Court                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Countryside                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Covington Court                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
CPC Ltd Partnership                                                            Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Crockett Cogeneration, a Calif. Limited Partnership                            Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Cromwell Commons                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Crown Ridge                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Cumberland                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Cunningham Power Generation (General) LLC                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Cunningham Power Generation (Limited) LLC                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Deepwater Power LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Denver City Energy Associates LP                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Denver City Energy Associates, LP                                              Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Devon Power LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Dunkirk Power LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
East Creek                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Edenvale                                                                       Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
El Segundo Power II LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
El Segundo Power, LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Energy Investors Fund, L.P.                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Enfield Operations, L.L.C.                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
ENI Chester, Limited Partnership                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
ENI Crockett Limited Partnership                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
ENI Curtis Falls, Limited Partnership                                          Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
ep3 LP (dissolved Feb.1, 2001) *                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Farmington                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Flinders Power Partnership                                                     partnership           Reported above
------------------------------------------------------------------------------------------------------------------------


                                                           22


------------------------------------------------------------------------------------------------------------------------
Four Hills, LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Front Range Energy Associates, LLC                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Granite Hill                                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Groveland Terrace                                                              Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Guardian Pipeline LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Harrington Power Generation (General) LLC                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Harrington Power Generation (Limited) LLC                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Hearthstone                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Hickory Drive (Plover LLC)                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Huntley Power LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Indian River Power LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Jackson Valley Energy Partners, L.P.                                           Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Jefferson Heights                                                              Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Johnstown Cogeneration, LLC                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Jones Power Generation (General) LLC                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Jones Power Generation (Limited) LLC                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Kaufman Cogen LP                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
KES Jamaica LP                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
KES Jamaica, LP                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Keystone Power LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Kingston Cogeneration Limited Partnership                                      Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Kissimee Power Partners, Limited Partnership                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Lakefield Junction LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Lakeville Court                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Landfill Power LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
LFG Partners, LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Long Beach Generation LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Long Island Cogeneration, L.P.                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Louisiana Generating LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Lyndale                                                                        Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Maddox Power Generation (General) LLC                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Maddox Power Generation (Limited) LLC                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Majestic View                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Mankato Townhouses                                                             Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Marsh Run of Brainerd LP                                                       Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Meriden Gas Turbines LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MESI Fuel Station #1 L.L.C.                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company, L.L.C.                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Middletown Power LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Minnesota Methane Holdings LLC                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Minnesota Methane II LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Minnesota Methane LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Minnesota Waste Processing Company, L.L.C.                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Albany Energy LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Biogas Power LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Burnsville Energy LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Corona Energy LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Cuyahoga Energy LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM El Sobrante Energy LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Erie Power LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Ft. Smith Energy LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Hackensack Energy LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Hartford Energy LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Lopez Energy LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Lowell Energy LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Martinez Energy LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Nashville Energy LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Northern Tier Energy LLC                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------


                                                           23


------------------------------------------------------------------------------------------------------------------------
MM Phoenix Energy LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Prima Deshecha Energy LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Prince William Energy LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Riverside LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM San Bernardino Energy LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM San Diego LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM SKB Energy LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Spokane Energy LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Tacoma LLC                                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Tajiguas Energy LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Taunton Energy LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Tomoka Farms Energy LLC                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Tri-Cities Energy LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Tulare Energy LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM West Covina LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Woodville Energy LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MM Yolo Power LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
MMSB Transco Holdings LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Montville Power LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Moore County Power Generation (General) LLC                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Moore County Power Generation (Limited) LLC                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Moorhead                                                                       Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Mt. Poso Cogeneration Company, a Calif. Limited Partnership                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Natural Station Equipment LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Albany, L.L.C.                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Burnsville, LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Calif. Power LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Chester-Gen LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Corona LLC                                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Cuyahoga, LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO ECO 11 LLC                                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Edgeboro, LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO El Sobrante LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Erie LLC                                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Fitchburg LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Freehold-Gen LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Ft. Smith LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Hackensack, LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Hartford, LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Lopez Canyon LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Lowell LLC                                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Martinez LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO MESI LLC                                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Nashville LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Northern Tier LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Phoenix LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Prima Deshecha LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Prince William, LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Riverside LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO San Bernardino LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO San Diego LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO SKB LLC                                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Spokane LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Tacoma, L.L.C.                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Tajiguas LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Taunton LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Toledo-Gen LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Tomoka Farms LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Tri-Cities LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------


                                                           24


------------------------------------------------------------------------------------------------------------------------
NEO Tulare LLC                                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO West Covina LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Woodville LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NEO Yolo LLC                                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
New Century Energies Foundation (for charitable contributions)                 Foundation            Reported above
------------------------------------------------------------------------------------------------------------------------
New Haven Harbor Power LLC                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Nichols Power Generation (General) LLC                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Nichols Power Generation (Limited) LLC                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
North American Thermal Systems Limited Liability Company                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Northbrook Carolina Hydro, L.L.C.                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Northbrook Energy, L.L.C.                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Northbrook N.Y., L.L.C.                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Northern Colorado Telecommunications, LLC                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Norwalk Power LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Conn. Generating LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Grand Forks LLC                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Minneapolis LLC                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Pittsburgh LLC                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Rock Tenn LLC                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center San Diego LLC                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center San Francisco LLC                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Washco LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Kaufman LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Lakefield Junction LLC                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Louisiana LLC                                                              Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Mesquite LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG New Roads Generating, LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Northeast Generating LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Rocky Road LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Thermal Operating Services LLC                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power Holdings LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
NSP Financing I (Statutory Business Trust)                                     trust                 Reported above
------------------------------------------------------------------------------------------------------------------------
NSP Financing II (Statutory Business Trust)*                                   trust                 Reported above
------------------------------------------------------------------------------------------------------------------------
Nuclear Management Co., LLC                                                    Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
O'Brien Biogas IV LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Oakdale Village                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Oakwood II                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Oakwood Townhouses                                                             Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Orrington Waste, Ltd. Limited Partnership                                      Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Oswego Harbor Power LLC                                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Park Glen                                                                      Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Parkwood Place                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Pheasant Run                                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Pheasant View                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Pine Tree Park                                                                 Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------


                                                           25


------------------------------------------------------------------------------------------------------------------------
Pioneer Building                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Plant X Power Generation (General) LLC                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Plant X Power Generation (Limited) LLC                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Pleasant Valley                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Plover LLC                                                                     Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Polynesian Village                                                             Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Private Fuel Storage LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx Linden LP                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx Linden, LP                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx Louisville, LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx Mountain Holdings LLC (Quixx Mountain)                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx WRR, LP                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Quixx WRR, LP                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Reid Gardner Power LLC                                                         Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
River Run                                                                      Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Riverview Power Generation (General) LLC                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Riverview Power Generation (Limited) LLC                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Rocky Road Power LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Safe Haven Homes, LLC                                                          Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Safe Haven Homes, LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
San Bernardino Landfill Gas Limited Partnership, a Calif. limited partnership  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners I, L.P.                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy Partners IV, L.P.                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Scenic View                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Shade Tree                                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Shenandoah Woods                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Shoe Factory Holdings LLC                                                      Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Sioux Falls Equity                                                             Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Somerset Power LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Southwest Generation LLC                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Southwest Power Holdings LLC                                                   Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Spring Lake Park                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
SRW Cogeneration Limited Partnership                                           Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Stradford Flats                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Summerchase                                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Suncook Energy LLC                                                             Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Sunnyside Operations Associates, L.P.                                          Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Sunrise                                                                        Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha). L.L.C.                                        Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Timber Ridge                                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Tolk Power Generation (General) LLC                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Tolk Power Generation (Limited) LLC                                            Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Tower Terrace                                                                  Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Tucumcari Power Generation (General) LLC                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Tucumcari Power Generation (Limited) LLC                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Turners Falls Limited Partnership                                              Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Universal Utility Services LLC                                                 Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
USA-Planergy LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Vadnais Heights                                                                Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Valmy Power LLC                                                                Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Washington Avenue                                                              Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
WCP (Generation) Holdings LLC                                                  Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
West Coast Power LLC                                                           Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Willow Ponds                                                                   Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Windpower Partners 1994 LP                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Windpower Partners 1994, LP                                                    Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Woodland Townhouses                                                            Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Woodland Village                                                               Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
Woodsedge Eau Claire LP                                                        Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
WYCO Development, LLC                                                          Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
XEPS LLC                                                                       Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------
Young Gas Storage Co. Ltd.                                                     Ltd Partnership       Reported above
------------------------------------------------------------------------------------------------------------------------
YPG Holdings LLC                                                               Ltd Liability Co.     Reported above
------------------------------------------------------------------------------------------------------------------------


     New subsidiary companies added during 2000 were:


------------------------------------------------------ ----------------------------
                 NAME OF SUBSIDIARY                         DATE AND PLACE OF
                                                              ORGANIZATION
------------------------------------------------------ ------------- --------------
Cadence Network, Inc.                                  03/07/2000    Delaware
------------------------------------------------------ ------------- --------------
Carlsbad Power Generation (General) LLC                12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Carlsbad Power Generation (Limited) LLC                12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Celanese Power Generation (Limited) LLC                12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Celanese Power Gernation (General) LLC                 12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Cunningham Power Generation (General) LLC              12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Cunningham Power Generation (Limited) LLC              12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Harrington Power Generation (General) LLC              12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Harrington Power Generation (Limited) LLC              12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Jones Power Generation (General) LLC                   12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Jones Power Generation (Limited) LLC                   12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Maddox Power Generation (General) LLC                  12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Maddox Power Generation (Limited) LLC                  12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Moore County Power Generation (General) LLC            12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Moore County Power Generation (Limited) LLC            12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Nichols Power Generation (General) LLC                 12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Nichols Power Generation (Limited) LLC                 12/19/2000    Delaware
------------------------------------------------------ ------------- --------------


------------------------------------------------------ -----------------------------------------------------------------------------
                 NAME OF SUBSIDIARY                                                             DESCRIPTION
------------------------------------------------------ -----------------------------------------------------------------------------
Cadence Network, Inc.                                  Provides energy management and consulting services as well as brokering and marketing of energy commodities
------------------------------------------------------ -----------------------------------------------------------------------------
Carlsbad Power Generation (General) LLC                Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Carlsbad Power Generation (Limited) LLC                Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Celanese Power Generation (Limited) LLC                Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Celanese Power Gernation (General) LLC                 Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Cunningham Power Generation (General) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Cunningham Power Generation (Limited) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Harrington Power Generation (General) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Harrington Power Generation (Limited) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Jones Power Generation (General) LLC                   Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Jones Power Generation (Limited) LLC                   Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Maddox Power Generation (General) LLC                  Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Maddox Power Generation (Limited) LLC                  Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Moore County Power Generation (General) LLC            Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Moore County Power Generation (Limited) LLC            Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Nichols Power Generation (General) LLC                 Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------
Nichols Power Generation (Limited) LLC                 Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------ -----------------------------------------------------------------------------


                                                           27



------------------------------------------------------ ----------------------------
                 NAME OF SUBSIDIARY                         DATE AND PLACE OF
                                                              ORGANIZATION
------------------------------------------------------ ------------- --------------
NSP-Minnesota                                          03/08/2000    Minnesota
------------------------------------------------------ ------------- --------------
Planergy Midwest                                       12/07/2000    Delaware
------------------------------------------------------ ------------- --------------
Plant X Power Generation (General) LLC                 12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Plant X Power Generation (Limited) LLC                 12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Riverview Power Generation (General) LLC               12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Riverview Power Generation (Limited) LLC               12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Tolk Power Generation (General) LLC                    12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Tolk Power Generation (Limited) LLC                    12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Tucumcari Power Generation (General) LLC               12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Tucumcari Power Generation (Limited) LLC               12/19/2000    Delaware
------------------------------------------------------ ------------- --------------
Universal Utility Services, LLC                        09/26/2000    Texas
------------------------------------------------------ ------------- --------------
Xcel Energy Communications Group, Inc.                 05/31/2000     Minnesota
------------------------------------------------------ ------------- --------------
Xcel Energy Markets Holdings, Inc.                     05/31/2000     Minnesota
------------------------------------------------------ ------------- --------------
Xcel Energy Retail Holdings, Inc.                      05/31/2000     Minnesota
------------------------------------------------------ ------------- --------------
Xcel Energy Ventures, Inc.                             05/31/2000     Minnesota
------------------------------------------------------ ------------- --------------
Xcel Energy Wholesale Group, Inc.                      05/31/2000     Minnesota
------------------------------------------------------ ------------- --------------
XEM Inc.                                               12/21/2000    Delaware
------------------------------------------------------ ------------- --------------
XEPS LLC                                               12/20/2000    Delaware
------------------------------------------------------ ------------- --------------
XERS Inc.                                              12/04/2000    Delaware
------------------------------------------------------ ------------- --------------


------------------------------------------------------ -----------------------------------------------------------------------------
                 NAME OF SUBSIDIARY                                                             DESCRIPTION
------------------------------------------------------ -----------------------------------------------------------------------------
NSP-Minnesota                                         Electric & Gas Utility
------------------------------------------------------------------------------------------------------------------------------------
Planergy Midwest                                      Financing puposes
------------------------------------------------------------------------------------------------------------------------------------
Plant X Power Generation (General) LLC                Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Plant X Power Generation (Limited) LLC                Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Riverview Power Generation (General) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Riverview Power Generation (Limited) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Tolk Power Generation (General) LLC                   Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Tolk Power Generation (Limited) LLC                   Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Tucumcari Power Generation (General) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Tucumcari Power Generation (Limited) LLC              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
Universal Utility Services, LLC                       Services to industrial and utility business
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Communications Group, Inc.                Holding Co. for subsidiaries providing broadband telecommunications and related services
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Markets Holdings, Inc.                    Holding Co. for subsidiaries providing energy marketing services
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Retail Holdings, Inc.                     Holding Co. for subsidiaries providing services to retail customers, including energy efficiency services
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Ventures, Inc.                            Holding company for subsidiaries to develop and manage new business ventures, including Eloigne
------------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Wholesale Group, Inc.                     Holding company for subsidiaries providing wholesale energy, principally NRG
------------------------------------------------------------------------------------------------------------------------------------
XEM Inc.                                              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
XEPS LLC                                              Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------
XERS Inc.                                             Formed re: Texas restructuring (unbundling of Company assets in Texas)
------------------------------------------------------------------------------------------------------------------------------------


     NEW SUBSIDIARIES ADDED IN 2000 UNDER NRG:


---------------------------------------------------------------------
           SUBSIDIARY NAME                               DATE OF
                                                      INCORPORATION
---------------------------------------------------------------------
B.L. England Operations Inc.                             05/08/2000
---------------------------------------------------------------------
B.L. England Power LLC                                   05/08/2000
---------------------------------------------------------------------
Big Cajun I Peaking Power LLC                            08/03/2000
---------------------------------------------------------------------
Bridgeport Harbor Power LLC                              01/25/2001
---------------------------------------------------------------------
Clark Power LLC                                          11/15/2000
---------------------------------------------------------------------
Conemaugh Power LLC                                      05/08/2000
---------------------------------------------------------------------
Csepel Luxembourg (No. 1) S.a.r.l.                       03/28/2001
---------------------------------------------------------------------
Deepwater Operations Inc.                                05/08/2000
---------------------------------------------------------------------
Deepwater Power LLC                                      05/08/2000
---------------------------------------------------------------------
El Segundo Power II LLC                                  11/13/2000
---------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                        STATE OF                           DESCRIPTION
                                                  INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
B.L. England Operations Inc.                      Delaware to act as a special purpose operating company to provide O&M services pursuant to a contract with B.L. England Power LLC
------------------------------------------------------------------------------------------------------------------------------------
B.L. England Power LLC                            Delaware entity holding title to 447 MW coal and oil-fired generating facility in Beesley's Point, New Jersey
------------------------------------------------------------------------------------------------------------------------------------
Big Cajun I Peaking Power LLC                     Delaware develop, own and operate the Cajun expansion project
------------------------------------------------------------------------------------------------------------------------------------
Bridgeport Harbor Power LLC                       Delaware entity to hold title to 585 MW fossil fuel-fired generating facility located in southern Conn.
------------------------------------------------------------------------------------------------------------------------------------
Clark Power LLC                                   Delaware 740 MW gas-fired Clark power station and related assets in Nevada
------------------------------------------------------------------------------------------------------------------------------------
Conemaugh Power LLC                               Delaware entity holding title to 1,711 MW coal fired generating facility located Conemaugh, Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------
Csepel Luxembourg (No. 1) S.a.r.l.              Luxembourg Luxembourg holding company for the Csepel project
------------------------------------------------------------------------------------------------------------------------------------
Deepwater Operations Inc.                         Delaware to act as a special purpose operating company to provide O&M services pursuant to a contract with Deepwater Power LLC
------------------------------------------------------------------------------------------------------------------------------------
Deepwater Power LLC                               Delaware entity holding title to 239 MW fossil fuel generating facility Pensville,
                                                           New Jersey
------------------------------------------------------------------------------------------------------------------------------------
El Segundo Power II LLC                           Delaware project entity to install new units #5, #6 and #7 at the El Segundo
                                                           Generating Station in Calif., with a target net electrical output of
                                                           641 MW
------------------------------------------------------------------------------------------------------------------------------------


                                                           29



---------------------------------------------------------------------
           SUBSIDIARY NAME                               DATE OF
                                                      INCORPORATION
---------------------------------------------------------------------
Entrade d.o.o.                                           07/14/2000
---------------------------------------------------------------------
Entrade Deutschland GmbH                                 06/02/2000
---------------------------------------------------------------------
Entrade GmbH                                             01/23/1998
---------------------------------------------------------------------
Entrade Holdings B.V.                                    04/07/2000
---------------------------------------------------------------------
European Generating S.a.r.l.                             10/16/2000
---------------------------------------------------------------------
Flinders Coal Pty Ltd                                    03/31/2000
---------------------------------------------------------------------
Flinders Labuan (No. 1) Ltd.                             08/03/2000
---------------------------------------------------------------------
Flinders Labuan (No. 2) Ltd.                             08/03/2000
---------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd                         08/17/2000
---------------------------------------------------------------------
Flinders Power Finance Pty Ltd                           08/14/2000
---------------------------------------------------------------------
Indian River Operations Inc.                             05/08/2000
---------------------------------------------------------------------
Indian River Power LLC                                   05/08/2000
---------------------------------------------------------------------
Itiquira Energetica S.A.                                 09/15/2000
---------------------------------------------------------------------
Kaufman Cogen LP                                         05/24/1999
---------------------------------------------------------------------
Keystone Power LLC                                       05/08/2000
---------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                        STATE OF                           DESCRIPTION
                                                  INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Entrade d.o.o.                                             Slovenia Slovenian branch of Entrade GmbH
------------------------------------------------------------------------------------------------------------------------------------
Entrade Deutschland GmbH                                    Berlin, German branch of Entrade GmbH
                                                            Germany
------------------------------------------------------------------------------------------------------------------------------------
Entrade GmbH                                            Switzerland Swiss energy trading company
------------------------------------------------------------------------------------------------------------------------------------
Entrade Holdings B.V.                                   Netherlands international holding company registered to do business in
                                                                    Switzerland for Entrade GmbH
------------------------------------------------------------------------------------------------------------------------------------
European Generating S.a.r.l.                             Luxembourg Project holding company for Rybnik project
------------------------------------------------------------------------------------------------------------------------------------
Flinders Coal Pty Ltd                                     Australia entity holding title to the right to mine at the Leigh Creek
                                                                    Coalfields, South Australia
------------------------------------------------------------------------------------------------------------------------------------
Flinders Labuan (No. 1) Ltd.                                 Labuan Holding company for Flinders project in South Australia
------------------------------------------------------------------------------------------------------------------------------------
Flinders Labuan (No. 2) Ltd.                                 Labuan Holding company for Flinders project in South Australia
------------------------------------------------------------------------------------------------------------------------------------
Flinders Osborne Trading Pty Ltd                          Australia trading entity for gas supply to, and electricity take from, the
                                                                    190 MW Osborne Power Station in South Australia
------------------------------------------------------------------------------------------------------------------------------------
Flinders Power Finance Pty Ltd                            Australia financecompany borrowing funds for, and on-lending funds to, the
                                                                    NRG Flinders business in South Australia (which includes
                                                                     the 760 MW of coal fired stations in Port Augusta, South
                                                                     Australia)
------------------------------------------------------------------------------------------------------------------------------------
Indian River Operations Inc.                               Delaware to act as a special purpose operating company to provide O&M services pursuant to a contract with Indian River Power LLC
------------------------------------------------------------------------------------------------------------------------------------
Indian River Power LLC                                     Delaware entity holding title to 784 MW coal fired generating facility located in Millsboro, Delaware
------------------------------------------------------------------------------------------------------------------------------------
Itiquira Energetica S.A.                                     Brazil entity formed to develop, construct, own and operate a 156 MW hydroelectric power generation facility in the State of Mato
                                                                    Grosso, Brazil
------------------------------------------------------------------------------------------------------------------------------------
Kaufman Cogen LP                                           Delaware project company for power generation project near Mesquite,
                                                                    Texas.
------------------------------------------------------------------------------------------------------------------------------------
Keystone Power LLC                                         Delaware entity holding title to 1,711 MW coal fired generating facility located near Pittsburgh, Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------


                                                           30



-------------------------------------------------------------------------
           SUBSIDIARY NAME                               DATE OF
                                                      INCORPORATION
-------------------------------------------------------------------------
Killingholme Holdings Limited                            02/20/2000
-------------------------------------------------------------------------
KUSEL Kutahya Seyitomer Elektrik Limited Sirketi         04/19/2000
-------------------------------------------------------------------------
Meriden Gas Turbines LLC                                 12/20/2000
-------------------------------------------------------------------------
MidAtlantic Generation Holding LLC                       08/20/2000
-------------------------------------------------------------------------
MM El Sobrante Energy LLC                                02/10/2000
-------------------------------------------------------------------------
MM San Bernardino Energy LLC                             11/13/2000
-------------------------------------------------------------------------
MM Tri-Cities Energy LLC                                 02/10/2000
-------------------------------------------------------------------------
NEO Calif. Power LLC                                     09/21/2000
-------------------------------------------------------------------------
NEO Chester-Gen LLC                                      07/13/2000
-------------------------------------------------------------------------
NEO ECO 11 LLC                                           05/09/2000
-------------------------------------------------------------------------
NEO El Sobrante LLC                                      02/10/2000
-------------------------------------------------------------------------
NEO Freehold-Gen LLC                                     07/13/2000
-------------------------------------------------------------------------
NEO Power Services Inc.                                  04/11/2000
-------------------------------------------------------------------------
NEO Toledo-Gen LLC                                       07/13/2000
-------------------------------------------------------------------------
NEO Tri-Cities LLC                                       02/10/2000
-------------------------------------------------------------------------
New Haven Harbor Power LLC                               01/25/2001
-------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                        STATE OF                           DESCRIPTION
                                                  INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
Killingholme Holdings Limited                            United additional holding company formed to hold interest in Killingholme
                                                        Kingdom Power Station through KGL in England
------------------------------------------------------------------------------------------------------------------------------------
KUSEL Kutahya Seyitomer Elektrik Limited Sirketi         Turkey will own as a part of a consortium Seyitomer 600 MW lignite-fired plant plant in Turkey
------------------------------------------------------------------------------------------------------------------------------------
Meriden Gas Turbines LLC                               Delaware project entity to hold 540 MW greenfield natural gas-fired combined cycle electric generating facility in central Conn.
------------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC                     Delaware domestic holding company for MidAtlantic region
------------------------------------------------------------------------------------------------------------------------------------
MM El Sobrante Energy LLC                              Delaware landfill gas power generation in Calif.
------------------------------------------------------------------------------------------------------------------------------------
MM San Bernardino Energy LLC                           Delaware construct landfill gas power generation in Colton, Milliken, Mid
                                                                Valley counties in Calif.
------------------------------------------------------------------------------------------------------------------------------------
MM Tri-Cities Energy LLC                               Delaware landfill gas power generation in Freemont, Calif.
------------------------------------------------------------------------------------------------------------------------------------
NEO Calif. Power LLC                                   Delaware entity formed to submit bid to Calif. ISO on 3,000 MW of distributed generation.
------------------------------------------------------------------------------------------------------------------------------------
NEO Chester-Gen LLC                                    Delaware owns 3.4 MW cogeneration facility at Crozer Chester Hospital in
                                                                Chester, Pennsylvania
------------------------------------------------------------------------------------------------------------------------------------
NEO ECO 11 LLC                                         Delaware will own a 50% interest in a Synthetic coal processing facility --
                                                                currently inactive -- will close within a month or so
------------------------------------------------------------------------------------------------------------------------------------
NEO El Sobrante LLC                                    Delaware landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
NEO Freehold-Gen LLC                                   Delaware owns 2.1 MW cogeneration facility at Ashbury Park Press in Freehold,
                                                                NJ
------------------------------------------------------------------------------------------------------------------------------------
NEO Power Services Inc.                                Delaware
------------------------------------------------------------------------------------------------------------------------------------
NEO Toledo-Gen LLC                                     Delaware owns 1.0 MW cogeneration facility at Riverside Hospital in Toledo,
                                                                Ohio
------------------------------------------------------------------------------------------------------------------------------------
NEO Tri-Cities LLC                                     Delaware landfill gas collection system in Freemont, Calif.
------------------------------------------------------------------------------------------------------------------------------------
New Haven Harbor Power LLC                             Delaware entity to hold title to 466 MW fossil fuel-fired generating facility located in southern Conn.
------------------------------------------------------------------------------------------------------------------------------------


     New subsidiary companies added during 2000 were:


------------------------------------------------------------------------
           SUBSIDIARY NAME                                DATE OF
                                                       INCORPORATION
------------------------------------------------------------------------
NRG Affiliate Services Inc.                              01/11/2000
------------------------------------------------------------------------
NRG Bridgeport Harbor Operations Inc.                    12/13/2000
------------------------------------------------------------------------
NRG Central U.S. LLC                                     01/12/2000
------------------------------------------------------------------------
NRG ComLease LLC                                         10/03/2000
------------------------------------------------------------------------
NRG Conn. Ancillary Assets LLC                           01/25/2001
------------------------------------------------------------------------
NRG Conn. Power Assets LLC                               01/25/2001
------------------------------------------------------------------------
NRG Energy Center Dover LLC                              07/12/2000
------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.                        04/25/2000
------------------------------------------------------------------------
NRG Energy Center Paxton Inc.                            04/25/2000
------------------------------------------------------------------------
NRG Energy Center Round Mountain LLC                     01/12/2001
------------------------------------------------------------------------
NRG Finance Company I LLC                                02/06/2001
------------------------------------------------------------------------
NRG Flinders Operating Services Pty Ltd                  08/14/2000
------------------------------------------------------------------------
NRG Granite Acquisition LLC                              11/03/2000
------------------------------------------------------------------------
NRG International III Inc.                               11/17/2000
------------------------------------------------------------------------
NRG Kaufman LLC                                          12/11/2000
------------------------------------------------------------------------
NRG Lakefield Junction LLC                               02/17/2000
------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                        STATE OF                           DESCRIPTION
                                                  INCORPORATION
-----------------------------------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.                             Delaware sponsor and hold the contracts and 401k plans for CL&P, Somerset and other entities.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Bridgeport Harbor Operations Inc.                   Delaware Operating entity for Bridgeport Harbor Station, a 585 MW fossil fuel-fired generating facility located in southern Conn.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Central U.S. LLC                                    Delaware to hold 50% interest in NRG Central Generating LLC (issuer in the
                                                                 Cajun deal)
-----------------------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                        Delaware entity used to hold Lease Agreements for placement of cell towers on NRG owned stacks
-----------------------------------------------------------------------------------------------------------------------------------
NRG Conn. Ancillary Assets LLC                          Delaware project entity for Bridgeport Harbor Station, a 585 MW fossil fuel-fired generating facility located in southern Conn.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Conn. Power Assets LLC                              Delaware project entity for New Haven Harbor Station, a 466 MW fossil fuel-fired generating facility  located in southern Conn.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Dover LLC                             Delaware own 18 MW cogeneration facility and 80 MW expansion project in
                                                                 Dover, Delaware.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Harrisburg Inc.                       Delaware entity to provide steam to the central business district of
                                                                 Harrisburg, PA
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Paxton Inc.                           Delaware will own the cogen and sell steam to NRG Energy Center Harrisburg
                                                                 Inc.
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy Center Round Mountain LLC                    Delaware will own and operate a 44 MW cogeneration facility to be locted in Bakersfield, CA
-----------------------------------------------------------------------------------------------------------------------------------
NRG Finance Company I LLC                               Delaware Will act as the borrower under the proposed $2 billion construction revolver
-----------------------------------------------------------------------------------------------------------------------------------
NRG Flinders Operating Services Pty Ltd                Australia operating entity for the NRG Flinders business in South Australia
                                                                 (which includes 760 MW of coal fired stations in Port Augusta,
                                                                 South Australia)
-----------------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                             Delaware Holding company for LS Power acquisition
-----------------------------------------------------------------------------------------------------------------------------------
NRG International III Inc.                              Delaware domestic holding company - Dutch restructuring
-----------------------------------------------------------------------------------------------------------------------------------
NRG Kaufman LLC                                         Delaware holding company for power generation project near Mesquite, Texas.
                                                                   The general partner of Kaufman Cogen LP
-----------------------------------------------------------------------------------------------------------------------------------
NRG Lakefield Junction LLC                              Delaware entity formed to act as limited partner in Lakefield
                                                                  Junction L.P. in order to develop, construct, own and
                                                                  operate peaking power generating facility in Martin County,
                                                                  Minnesota
-----------------------------------------------------------------------------------------------------------------------------------


                                                           32



------------------------------------------------------------------------
           SUBSIDIARY NAME                                DATE OF
                                                       INCORPORATION
------------------------------------------------------------------------
NRG Louisiana LLC                                        04/07/2000
------------------------------------------------------------------------
NRG Mesquite LLC                                         12/11/2000
------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                  02/14/2001
------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                           05/08/2000
------------------------------------------------------------------------
NRG MidAtlantic LLC                                      08/23/2000
------------------------------------------------------------------------
NRG New England Affiliate Services Inc.                  02/14/2001
------------------------------------------------------------------------
NRG New Haven Harbor Operations Inc.                     12/13/2000
------------------------------------------------------------------------
NRG New Roads Holdings LLC                               03/07/2000
------------------------------------------------------------------------
NRG Pensions Limited                                     01/29/2001
------------------------------------------------------------------------
NRG Processing Solutions LLC                             08/23/2000
------------------------------------------------------------------------
NRG Sabine River Works GP LLC                            11/13/2000
------------------------------------------------------------------------
NRG Sabine River Works LP LLC                            11/13/2000
------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.                02/14/2001
------------------------------------------------------------------------
NRG South Central Generating LLC                         01/12/2000
------------------------------------------------------------------------
NRG South Central Operations Inc.                        03/29/2001
------------------------------------------------------------------------
NRG Sterlington Power LLC                                11/13/1998
------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME                        STATE OF                           DESCRIPTION
                                                  INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
NRG Louisiana LLC                                       Delaware Hold for potential Conoco project.
------------------------------------------------------------------------------------------------------------------------------------
NRG Mesquite LLC                                        Delaware project company for power generation project near Mesquite, Texas.
                                                                 The limited partner of Kaufman Cogen LP
------------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                 Delaware Payroll company for O&M employees arising out of Conectiv acquisition.  Will have 300-400 employees first year.
------------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Generating LLC                          Delaware holds 50% interest in MidAtlantic Generation Holding LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                                     Delaware holds 50% interest in MidAtlantic Generation Holding LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG New England Affiliate Services Inc.                 Delaware Payroll company for O&M employees arising out of Wisvest acquisition.  Will have 150-200 employees first year.
------------------------------------------------------------------------------------------------------------------------------------
NRG New Haven Harbor Operations Inc.                    Delaware Operating entity for New Haven Harbor Station, a 466 MW fossil fuel-fired generating facility located in southern Conn.
------------------------------------------------------------------------------------------------------------------------------------
NRG New Roads Holdings LLC                              Delaware Holding company to hold title to certain Cajun assets that, due to federal regulatory reasonscould not be held by Louisiana
                                                                 Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG Pensions Limited                                    United Kingdom Entity to hold pensions for UK employees/Killingholme
------------------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                            Delaware formed to own certain assets for the intake, separation, processing and sale of yard waste and separated organize compost
                                                                 (acquire assets from SKB Environmental)
------------------------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works GP LLC                           Delaware general partner of the Sabine River 450 MW gas-fired cogeneration project under construction in Orange, Texas
------------------------------------------------------------------------------------------------------------------------------------
NRG Sabine River Works LP LLC                           Delaware limited partner of the Sabine River 450 MW gas-fired cogeneration project under construction in Orange, Texas
------------------------------------------------------------------------------------------------------------------------------------
NRG South Central Affiliate Services Inc.               Delaware Payroll company for O&M employees arising out of acquisition in the south central region. Will have 50 employees first year.
                                                                 Also would sign the O&M agreements
------------------------------------------------------------------------------------------------------------------------------------
NRG South Central Generating LLC                        Delaware special purpose holding company entity to facility central pool financing
------------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.                       Delaware Act as O&M company for the South Central region.
------------------------------------------------------------------------------------------------------------------------------------
NRG Sterlington Power LLC                               Delaware entity holding title to 200 MW simply cycle gas peaking facility in Sterlington, Louisiana
------------------------------------------------------------------------------------------------------------------------------------


                                                           33



----------------------------------------------------------------------
           SUBSIDIARY NAME                                DATE OF
                                                       INCORPORATION
----------------------------------------------------------------------
NRG Thermal Services Inc.                                07/05/2000
----------------------------------------------------------------------
NRG Valmy Power Holdings LLC                             11/15/2000
----------------------------------------------------------------------
NRG Valmy Power LLC                                      11/15/2000
----------------------------------------------------------------------
NRGenerating (Gibraltar)                                 08/11/2000
----------------------------------------------------------------------
NRGenerating Energy Trading Ltd.                         02/20/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 18) B.V.                      04/07/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 19) B.V.                      04/07/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH                       08/15/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 21) B.V.                      04/07/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 22) B.V.                      04/07/2000
----------------------------------------------------------------------
NRGenerating Holdings (No. 23) B.V.                      04/07/2000
----------------------------------------------------------------------
NRGenerating II (Gibraltar)                              10/06/2000
----------------------------------------------------------------------
NRGenerating III (Gibraltar)                             10/06/2000
----------------------------------------------------------------------
NRGenerating Luxembourg (No. 1) S.a.r.l.                 08/08/2000
----------------------------------------------------------------------
NRGenerating Luxembourg (No. 2) S.a.r.l.                 08/08/2000
----------------------------------------------------------------------
NRGenerating, Ltd.                                       01/04/2000
----------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME              STATE OF                           DESCRIPTION
                                        INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
NRG Thermal Services Inc.                    Delaware This entity will hold the chiller plant assets and diesel services business for NRG Energy Center Harrisburg Inc.
------------------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power Holdings LLC                 Delaware holding company for 50% interest in Valmy Power LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC                          Delaware holding company for 50% interest in Valmy Power LLC
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating (Gibraltar)                    Gibraltar Gibraltar entity formed to assist with the NRGIBV/Australian holding structure through Luxembourg
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Energy Trading Ltd.               United  international power marketing entity held under NRGenerating, Ltd. in England
                                              Kingdom
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 18) B.V.       Netherlands international holding company for Rybnik project in Poland
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 19) B.V.       Netherlands inactive - international holding company registered to do business in
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 2) GmbH        Switzerland Swiss holding company for Flinders project in South Australia
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 21) B.V.       Netherlands inactive - international holding company registered to do business in
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 22) B.V.       Netherlands inactive - international holding company registered to do business in
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) B.V.       Netherlands inactive - international holding company registered to do business in
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating II (Gibraltar)                 Gibraltar inactive - Gibraltar entity formed to assist with future holdings structures through Luxembourg
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating III (Gibraltar)                Gibraltar inactive - Gibraltar entity formed to assist with future holdings structures through Luxembourg
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 1) S.a.r.l.   Luxembourg Luxembourg entity formed in connection with the Flinders project
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating Luxembourg (No. 2) S.a.r.l.   Luxembourg Luxembourg entity formed in connection with the Flinders project
------------------------------------------------------------------------------------------------------------------------------------
NRGenerating, Ltd.                             United  UK holding company for Killingholme structure in England
                                              Kingdom
------------------------------------------------------------------------------------------------------------------------------------


                                                           34



-----------------------------------------------------------------------
           SUBSIDIARY NAME                                DATE OF
                                                       INCORPORATION
-----------------------------------------------------------------------
OU Nrg Energy Est                                        07/14/2000
-----------------------------------------------------------------------
Prva Regulacna s.r.o.                                    08/10/1998
-----------------------------------------------------------------------
Reid Gardner Power LLC                                   11/15/2000
-----------------------------------------------------------------------
Rocky Road Power, LLC                                           (2)
-----------------------------------------------------------------------
South Central Generation Holding LLC                     01/12/2000
-----------------------------------------------------------------------
Southwest Generation LLC                                 11/15/2000
-----------------------------------------------------------------------
Southwest Power Holdings LLC                             11/15/2000
-----------------------------------------------------------------------
SRW Cogeneration Limited Partnership                            (2)
-----------------------------------------------------------------------
Sterling (Gibraltar)                                     02/08/2000
-----------------------------------------------------------------------
Sterling Luxembourg (No. 1) s.a.r.l.                     02/11/2000
-----------------------------------------------------------------------
Sterling Luxembourg (No. 2) s.a.r.l.                     02/11/2000
-----------------------------------------------------------------------
Sterling Luxembourg (No. 3) s.a.r.l.                     03/10/2000
-----------------------------------------------------------------------
Sterling Luxembourg (No. 4) s.a.r.l.                     03/10/2000
-----------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.                         (2)
-----------------------------------------------------------------------
Valmy Power LLC                                          10/16/2000
-----------------------------------------------------------------------
Vienna Operations Inc.                                   05/08/2000
-----------------------------------------------------------------------
Vienna Power LLC                                         05/08/2000
-----------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
           SUBSIDIARY NAME              STATE OF                           DESCRIPTION
                                        INCORPORATION
------------------------------------------------------------------------------------------------------------------------------------
OU Nrg Energy Est                            Estonia provides international business development services in Estonia
------------------------------------------------------------------------------------------------------------------------------------
Prva Regulacna s.r.o.                       Slovakia Slovakian branch of Entrade GmbH
------------------------------------------------------------------------------------------------------------------------------------
Reid Gardner Power LLC                      Delaware 605 MW four coal-fired units of the Reid Gardner power station and certain other related assets in Nevada
------------------------------------------------------------------------------------------------------------------------------------
Rocky Road Power, LLC                       Delaware holding ownership in generation facility in Dundee, Illinois.
------------------------------------------------------------------------------------------------------------------------------------
South Central Generation Holding LLC        Delaware to hold 50% interest in NRG Central Generating LLC (issuer in the Cajun deal)
------------------------------------------------------------------------------------------------------------------------------------
Southwest Generation LLC                    Delaware holding company for Clark and Reid Gardner project companies
------------------------------------------------------------------------------------------------------------------------------------
Southwest Power Holdings LLC                Delaware holding company for Southwest Generation LLC and Clark and Reid Gardner
                                                     project in Nevada
------------------------------------------------------------------------------------------------------------------------------------
SRW Cogeneration Limited Partnership             (2) owner of the Sabine River 450 MW gas-fired cogeneration project under construction in Orange, Texas
------------------------------------------------------------------------------------------------------------------------------------
Sterling (Gibraltar)                       Gibraltar Gibraltar entity formed to assist with the NRGenerating, Ltd./UK holding structure through Luxembourg
------------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 1) s.a.r.l.      Luxembourg Luxembourg entity formed to hold Luxco2 as a part of the NRGenerating, Ltd.
                                                     in the UK
------------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 2) s.a.r.l.      Luxembourg Luxembourg entity formed to hold the Swiss branch as a part of the NRGenerating holding structure structure in the UK
------------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 3) s.a.r.l.      Luxembourg Luxembourg entity formed as a part of the Sterling holding structure in the UK
------------------------------------------------------------------------------------------------------------------------------------
Sterling Luxembourg (No. 4) s.a.r.l.      Luxembourg Luxembourg entity formed as a part of the Sterling holding structure in the UK
------------------------------------------------------------------------------------------------------------------------------------
Termo Santander Holding (Alpha), L.L.C.          (2) entity formed to purchase and thereafter sell certain equipment to Rocky Road
                                                     Power, LLC
------------------------------------------------------------------------------------------------------------------------------------
Valmy Power LLC                             Delaware holding company for NRG's 50% interest in
                                                     the two coal-fired units of the Valmy power station (which SPR owns jointly with Idaho Power Company), and its 100% interest in two related gas and oil fired units, together with certain other related assets
------------------------------------------------------------------------------------------------------------------------------------
Vienna Operations Inc.                      Delaware to act as a special purpose operating company to provide O&M services pursuant to a contract with Vienna Power LLC
------------------------------------------------------------------------------------------------------------------------------------
Vienna Power LLC                            Delaware entity holding title to 170 MW oil fired generating station located in Vienna,
                                                     Maryland
------------------------------------------------------------------------------------------------------------------------------------


ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

During 2000 there were no acquisitions or sales of utility assets which involved consideration of more than $1 million other than as set forth below.

On Aug. 18, 2000, New Century Energies, Inc. (NCE) and Northern States Power Co., a Minnesota corporation, (NSP) merged and formed Xcel Energy Inc. Xcel Energy is a registered holding company under the Public Utility Holding Company Act (PUHCA). Each share of NCE common stock was exchanged for 1.55 shares of Xcel Energy common stock. NSP shares became Xcel Energy shares on a one-for-one basis. The merger was structured as a tax-free, stock-for-stock exchange for shareholders of both companies (except for fractional shares), and accounted for as a "pooling-of-interests". As part of the merger, NSP transferred its existing utility operations that were being conducted directly by NSP at the parent company level to a newly formed subsidiary of Xcel Energy named Northern States Power Company. Also, NSP transferred its Arizona gas assets to a newly formed subsidiary, Black Mountain Gas Co. These transactions were reported in certificates filed under Rule 24.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Excludes securities issued by former Northern States Power Co. subsidiaries prior to the merger to form Xcel Energy and registration as a holding company, and securities that were previously reported on the Rule 24 certificate.


                                                          Names of Company
                   Name of Issuer                      Issuing, Guaranteeing,       Date of                      Authorization
                 And Title of Issue                    or Assuming Securities     Transaction    Consideration    or Exemption
                        (1)                                     (2)                   (3)             (4)              (5)
-----------------------------------------------------------------------------------------------------------------------------------
Energy Masters International
Surety Bonds for various purposes including           Energy Masters
performance bonds and contractor bonds.               International prior to
    End of year balance                               8/22/00                  12/31/00           $8,568,777      Rule 45
    Highest balance during the year                   Xcel Energy after        12/31/00           $8,568,777
                                                      8/22/00
-----------------------------------------------------------------------------------------------------------------------------------
New Century Energies, Inc.
Letter of Credit                                      N/A
     $1,000,000 obtained for the benefit of Nations
     Bank.                                                                      9/15/00           N/A             Rule 52
         Expires 3/21/01.
-----------------------------------------------------------------------------------------------------------------------------------
New Century Energies, Inc.
Surety Bonds for performance bonds.                   New Century Energies                                        Rule 45
    End of year balance                               prior to 8/22/00         12/31/00           $300,000
    Highest balance during the year                   Xcel Energy after        12/31/00           $300,000
                                                      8/22/00
-----------------------------------------------------------------------------------------------------------------------------------
Northern States Power Company
Surety Bonds for various purposes including workers'  Northern States Power
compensation, performance bonds, right of way bonds   Company prior to
and various license and permit situations.            8/22/00
    End of year balance                               Xcel Energy after        12/31/00           $31,609,079     Rule 45
    Highest balance during the year                   8/22/00                  12/31/00           $31,609,079
-----------------------------------------------------------------------------------------------------------------------------------
NRG Energy
Surety Bonds for various purposes including           NRG Energy prior to
performance bonds and various license and permit      8/22/00
situations.                                           Xcel Energy after        12/31/00           $7,440,115      Rule 45
    End of year balance                               8/22/00                  12/31/00           $7,440,115
    Highest balance during the year
-----------------------------------------------------------------------------------------------------------------------------------

                                      37

-----------------------------------------------------------------------------------------------------------------------------------
Planergy Services of Texas, Inc. due June 15, 2005,   Planergy Services TX      Jan. 26, 2000             632,717  Rule 52
8.57%
-----------------------------------------------------------------------------------------------------------------------------------
Planergy Services of Texas, Inc. due March 15,        Planergy Services TX      Jan. 26, 2000             902,712  Rule 52
2005, 9%
-----------------------------------------------------------------------------------------------------------------------------------
Planergy Services, Inc.
Surety Bonds for performance.                         New Century Energies
    End of year balance                               prior to 8/22/00         12/31/00           $328,985        Rule 45
    Highest balance during the year                   Xcel Energy after        12/31/00           $328,985
                                                      8/22/00
-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc.  due Aug. 15, 2004, 9%                 Planergy, Inc.            May 1, 2000             1,312,097  Rule 52

-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc.  due Aug. 15, 2004, 9.45%              Planergy, Inc.            Aug. 1, 2000              760,395  Rule 52
-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc. due Dec. 18, 2004, 7.87%               Planergy, Inc.            Jan. 1, 2000            1,107,655  Rule 52
-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc. due Nov. 1, 2004, 7.87%                Planergy, Inc.            March 1, 2000           1,059,726  Rule 52
-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc. due Nov. 1, 2004, 7.92%                Planergy, Inc.            Jan. 1, 2000            2,649,068  Rule 52
-----------------------------------------------------------------------------------------------------------------------------------
Planergy, Inc. due Oct. 1, 2007, 8%                   Planergy, Inc.            March 1, 2000           9,895,000  Rule 52
-----------------------------------------------------------------------------------------------------------------------------------
PSCCC, Unsecured Medium-Term Notes, Series A due      PSCCC                     May 30, 2000          100,000,000  Rule 52
May 30,
-----------------------------------------------------------------------------------------------------------------------------------
PSCO
Commercial Paper Secured by $600 million line of
credit                                                PSCo                      12/31/00          $ 22,500,000     Rule 52
    End of year balance                                                         1/1/00            $256,050,000
    Highest balance during the year
    Effective average interest rate of 6.49%
    Commitment fees of .08%
-----------------------------------------------------------------------------------------------------------------------------------
PSCO                                                  New Century Energies
Surety Bonds for various purposes including workers'  prior to 8/22/00
compensation, performance bonds, right of way bonds   Xcel Energy after
and various license and permit situations.            8/22/00                                                      Rule 45
    End of year balance                                                         12/31/00          $30,335,583
    Highest balance during the year                                             12/31/00          $30,335,583
-----------------------------------------------------------------------------------------------------------------------------------
PSCO
Letter of Credit                                      N/A
   $1,500,000 obtained for the benefit of Calif.                                3/12/00            N/A             Rule 52
        Independent System.  Expires 9/30/01.
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
PSCCC
Commercial Paper Secured by $600 million line of
credit                                                PSCCC                     12/31/00          $132,700,000     Rule 52
    End of year balance                                                         11/6/00           $260,450,000
    Highest balance during the year
    Effective average interest rate of 6.52%
    Commitment fees of .08%
-----------------------------------------------------------------------------------------------------------------------------------
Seren Innovations
Surety Bonds for performance, right of way bonds      Seren Inovations prior
and various license and permit situations.            to 8/22/00                                                  Rule 45
    End of year balance                               Xcel Energy after        12/31/00           $2,289,000
    Highest balance during the year                   8/22/00                  12/31/00           $2,289,000
-----------------------------------------------------------------------------------------------------------------------------------
SPS
Commercial Paper Secured by $800 million line of
credit                                                SPS                       12/31/00          $680,680,000     Rule 52
    End of year balance                                                         12/29/00          $680,680,000
    Highest balance during the year
    Effective average interest rate of 6.55%
    Commitment fees of .10%
-----------------------------------------------------------------------------------------------------------------------------------
SPS                                                   New Century Energies
Surety Bonds for various purposes including license   prior to 8/22/00                                             Rule 45
and permit situations.                                Xcel Energy after         12/31/00          $2,439,000
    End of year balance                               8/22/00                   12/31/00          $2,439,000
    Highest balance during the year
-----------------------------------------------------------------------------------------------------------------------------------
SPS
Letter of Credit                                      N/A
     $1,968,520 obtained for the benefit of the                                 2/28/00           N/A              Rule 52
       Southwest Power Pool.  Expires 1/1/01.
     $2,091,304 obtained for the benefit of the                                 6/1/00            N/A              Rule 52
       Southwest Power Pool.  Expires 6/1/01.
     $2,146,939 obtained for the benefit of                                     7/1/00            N/A              Rule 52
       Southwest Power Pool.  Expires 7/1/01.
     $5,000,000 obtained for the benefit of                                     7/6/00            N/A              Rule 52
       Amarillo National Bank as Trustee.  Expires 3/22/02.
-----------------------------------------------------------------------------------------------------------------------------------


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

                                                        Name of Company                         Extinguished (EXT)
                Name of Issuer and                  Acquiring, Redeeming or                      Or Held (H) for     Authorization
                  Title of Issue                      Retiring Securities      Consideration   Further Disposition    or Exemption
                       (1)                                    (2)                   (3)                (4)                (5)
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
1480 Welton, Inc., 13.25% Secured Notes             1480 Welton, Inc.                $521,021  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NRG Camas Boiler/Pacific Generation                 NRG                             2,559,632  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NRG Northeast Generating Senior Bonds due Dec. 15,  NRG                            50,000,000  EXT                   Rule 42
2004, 8.065%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NRG South Central Generating Senior Bond due        NRG                            11,250,000  EXT                   Rule 42
May 15, 2016, 8.962%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP First Mortgage Bonds due Dec. 1, 2000, 5.75%    NSP                           100,000,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP First Mortgage Bonds due Dec. 1, 2000, 3.5%     NSP                             1,940,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP Guaranty Agreements due Dec. 1, 2000, 3.95%     NSP                             1,625,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP Guaranty Agreements due Feb. 1, 1999-May 1,     NSP                               700,000  EXT                   Rule 42
2003 5.375-7.4%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP Pollution Control Revenue Bonds due Dec. 1,     NSP                             9,000,000  EXT                   Rule 42
2005, 7.25%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
NSP First Mortgage Bonds due April 1, 2007, 6.8%    NSP                            60,000,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PESC Nisshinbo 14.13% due 11/30/2003       Planergy                           22,259  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PESC Domtar 11.2% due 11/30/2003           Planergy                           47,779  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PESC Newark 13% due 11/30/2003             Planergy                           26,782  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PESC Mobil 11.2% due 11/30/2003            Planergy                          145,009  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PESC Chevron 11% due 11/30/2003            Planergy                          313,275  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSTI Fina 9.38% due 6/30/2008              Planergy                           21,983  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSTI Mobil Bevil Oaks 8% due 9/15/2004     Planergy                           67,739  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSTI Mobil Fairfield 7.71% due 9/15/2004   Planergy                           67,739  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSTI Mobil Grapeland 9% due 3/15/2005      Planergy                          102,415  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSTI Mobil Keller 8.57% due 6/15/2005      Planergy                           71,784  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy PSHI Tejas 8.86% due 5/15/2004             Planergy                          138,230  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy Inc. 836 Ohio 8% due 8/31/2004             Planergy                           96,925  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy Inc. 837 Ontario 9.45% due 7/31/2010       Planergy                           16,790  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy, Inc. 811 Chicago H&V 8% due 10/1/2007     Planergy                        9,400,250  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy, Inc. 821 Atlanta 7.87% due 12/31/2004     Planergy                           79,511  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Planergy, Inc. 829 Kentucky 7.92% due 12/31/2006    Planergy                          391,099  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
PSCo 9.875%, First Mortgage Bonds due July 1, 2020  PSCo                           70,000,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
PSCo Secured Medium Term Notes Series B due         PSCo                           30,000,000  EXT                   Rule 42

                                      40

Nov. 27, 2000 6.24%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
PSCo 8.75% First mortgage Bonds Due March 1, 2022   PSCo                              160,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
PSCCC Unsecured Medium-Term Notes, Series A 5.86%   PSCCC                         100,000,000  EXT                   Rule 42
due May 30, 2000
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Southwestern Public Service (SPS) due July 15,      SPS                           135,000,000  EXT                   Rule 42
2004, 7.25%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Southwestern Public Service (SPS) due March 1,      SPS                            60,000,000  EXT                   Rule 42
2006, 6.5%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Southwestern Public Service (SPS) due July 15,      SPS                            36,000,000  EXT                   Rule 42
2022, 8.25%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Southwestern Public Service (SPS) due Dec. 1,       SPS                            89,000,000  EXT                   Rule 42
2022, 8.2%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Southwestern Public Service (SPS) due Feb. 15,      SPS                            60,267,000  EXT                   Rule 42
2025, 8.5%
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Viking Series A 6.65% due 10/31/2008                Viking                          2,133,324  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Viking Series B 7.1% due 11/30/2011                 Viking                            360,000  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Viking Series C 7.31% due 9/30/2012                 Viking                            933,333  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------
Viking Series D 8/04% due 9/30/2014                 Viking                          1,333,333  EXT                   Rule 42
--------------------------------------------------- ------------------------- ---------------- --------------------- ---------------

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

FOR EACH SYSTEM COMPANY, EXCLUDING SUBSIDIARIES EXEMPTED FROM REGULATION AS SUCH PURSUANT TO SECTION 3(d), SECURITIES REPRESENTING OBLIGATIONS OF CUSTOMERS INCURRED IN THE ORDINARY COURSE OF BUSINESS, AND TEMPORARY CASH REPORT AS OF THE END OF THE YEAR:

1. AGGREGATE AMOUNT OF INVESTMENTS IN PERSONS OPERATING IN THE RETAIL SERVICE AREA OF THE OWNERS, OR OF ITS SUBSIDIARIES. STATE THE NUMBER OF PERSONS INCLUDED AND DESCRIBE GENERALLY THE KIND OF PERSONS INCLUDED. IF INVESTMENTS WERE MADE PURSUANT TO STATE LAW, CITE THE STATE LAW UNDER WHICH THEY WERE MADE.

All of Xcel Energy's investments in securities of non-system companies, except for CellNetData Systems, Inc., were received either as a settlement of the bankruptcy of a customer, or incidental to operations, or incurred for regional economic development.


----------------------------------------------------------------------------------------------------------------------
      COMPANY             SHARES                                                                  BOOK VALUE
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                  1,097  Aortech Inc. (Angicor)                                                $1,097.15
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                833,333  CellNet Data Systems, Inc.                                                 0.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                  5,714  Cellular Inc. (Rural Cellular)                                        32,075.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                    n/a  Eastwood Industrial Center                                           893.588.50
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                    n/a  Economic Development Investments in Industrial                       569,414.20
                                      Development Corporations
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                    n/a  Economic Development Investments in Venture                          615,843.83
                                      Capital Funds
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                         Greyhound Lines                                                        1,374.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                      5  Hermans Sporting Goods                                                   139.15
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                         Instrument Manufacturing Co.                                               0.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                      2  North Central Regional Processing Center                               2,000.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                 51,000  Northwest Dakota Cellular Inc.                                             0.00
----------------------------------------------------------------------------------------------------------------------
NSP Minnesota                    616  Spurgeon Holding Corp.                                                   536.00
----------------------------------------------------------------------------------------------------------------------
NSP Wisconsin                    n/a  Economic Development Investments in Industrial                        5,842,201
                                      Development Corporations
----------------------------------------------------------------------------------------------------------------------


2. WITH RESPECT TO SECURITIES OWNED NOT INCLUDED IN CATEGORY 1, STATE THE NAME OF THE ISSUER, DESCRIBE THE SECURITIES, INCLUDING NUMBER OF SHARES AND PERCENTAGE OF VOTING POWER AS TO EQUITY SECURITIES, INDICATE THE GENERAL NATURE OF THE ISSUER'S BUSINESS, AND STATE THE OWNER'S BOOK VALUE OF THE INVESTMENT.

none

ITEM 6.  OFFICERS AND DIRECTORS

LEGEND OF ABBREVIATIONS


CB                           Chairman of the Board
VC                           Vice Chairman of the Board
D                            Director
CEO                          Chief Executive Officer
P                            President
COO                          Chief Operating Officer
CFO                          Chief Financial Officer
EVP                          Executive Vice President
SVP                          Senior Vice President
VP                           Vice President
GC                           General Counsel
C                            Controller
S                            Secretary
AS                           Assistant Secretary
T                            Treasurer
AT                           Assistant Treasurer



----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scotti                     United Water Co.                                D,S,T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Anders, Paul E. Jr.                 Reddy Kilowatt Corp.                            VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Anders, Paul E. Jr.                 Ultra Power Technologies, Inc.                  D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Anders, Paul E. Jr.                 Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bailey, Robert W.                   Planergy Ltd.                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Barron, Eddie T.                    Applied Power Assoicates, Inc.                  P, COO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Barron, Eddie T.                    Precision Resource Co.                          D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Barron, Eddie T.                    Quixx Corp.                                     VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Barron, Eddie T.                    Utility Engineering Corp.                       SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Basler, Donald J.                   Colorado Natural Fuels LLC                      Manager
----------------------------------- ----------------------------------------------- ------------------------------------------------
Basler, Donald J.                   WestGas InterState, Inc.                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bell, George D.                     NSP Lands, Inc.                                 T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bellmund, Holly                     United Water Co.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bender, James J.                    NRG Energy, Inc.                                VP, S, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Berg, William L.                    Chippewa & Flambeau Improvement Co.             D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bird, Brian B.                      NRG Energy, Inc.                                VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bluhm, Leonard E.                   NRG Energy, Inc.                                EVP, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------


                                       43

----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Black Mountain Gas Co.                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Cheyenne                                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    NSP-Wisconsin                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Xcel Energy Markets Holdings, Inc.              VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Xcel Energy WYCO, Inc.                          VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    XEM Inc.                                        D, CB, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Yorkshire Holdings, plc                         D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Bonavia, Paul J.                    Yorkshire Power Group Ltd                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brazille, Doris                     Precision Resource Co.                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brown, Alta Mae                     Las Animas Consolidated Canal Co                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  1480 Welton, Inc.                               P, D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Black Mountain Gas Co.                          CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Cheyenne                                        D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  E prime, Inc.                                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Fuel Resources Development Co.                  D, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Green & Clear Lakes Co.                         D, P, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  NC Enterprises, Inc.                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  New Century Energies Foundation                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  NSP-Minnesota                                   CB, P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  NSP-Wisconsin                                   CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  PSCo                                            P, D, CEO, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Quixx Corp.                                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  SPS                                             P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Utility Engineering Corp.                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Communications Group, Inc.          P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy International, Inc.                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Markets Holdings, Inc.              P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy O&M Services, Inc.                  D, CB, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Retail Holdings, Inc.               P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Services, Inc.                      D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Ventures, Inc.                      P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Wholesale Group, Inc.               P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------


                                    44

----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Xcel Energy Inc.                                P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Yorkshire Electricity Group plc                 CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Yorkshire Holdings plc                          CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Yorkshire Power Group Ltd.                      D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Brunetti, Wayne H.                  Young Gas Storage Co.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Buczek, Sunny                       United Water Co.                                D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Burgess, C. Coney                   Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Burling, Tom E.                     North America Energy, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Butts, Grady P.                     FMAP                                            CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Butts, Grady P.                     Reddy Kilowatt Corp.                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Butts, Grady P.                     UP&L                                            CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Butts, Grady P.                     Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard                        Planergy Capital Associates, Inc.               D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard                        Planergy International, Inc.                    D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Energy Masters International, Inc.              P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy (Delaware), Inc.                       P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Energy Services Corp.                  P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Ltd.                                   P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Midwest, Inc.                          P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy N.Y., Inc.                             P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Services of Calif., Inc.               P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Services of Houston, Inc.              P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Services of Texas, Inc.                P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Services USA, Inc.                     P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy Services, Inc.                         P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cann, Howard W.                     Planergy, Inc.                                  P, D, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Carte, C Adam                       NRG Energy, Inc.                                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Case, Janice B.                     Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Chad, David R.                      FMAP                                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Chad, David R.                      UP&L                                            VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Chettle, Noni B.                    Black Mountain Gas Co.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Christopher, James                  Cadence Network, Inc.                           VP, COO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Clements Jr., Donald M              Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Clements Jr., Donald M              Yorkshire Holdings plc                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Clements Jr., Donald M              Yorkshire Power Group LTD                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Black Mountain Gas Co.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------


                                      45

----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Cheyenne                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Eloigne Co.                                     AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Energy Masters International, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             FMAP                                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Natrogas, Inc.                                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             North America Energy, Inc.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             NSP Nuclear Corp.                               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             NSP-Minnesota                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             NSP-Wisconsin                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy (Delaware) Inc.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Capital Associates, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Energy Services Corp.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy International, Inc.                    AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Midwest, Inc.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy N.Y., Inc.                             AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Services of Calif., Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Services of Houston, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Services of Texas, Inc.                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Services USA, Inc.                     AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy Services, Inc.                         AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Planergy, Inc.                                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             PSCo                                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Quixx Corp.                                     AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Reddy Kilowatt Corp.                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Seren Innovations, Inc.                         AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Ultra Power Technologies, Inc.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             UP&L                                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Utility Engineering Corp.                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Viking                                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             WestGas InterState, Inc.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Communications Group, Inc.          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy International, Inc.                 AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Markets Holdings, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy O&M Services, Inc.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Retail Holdings, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Services, Inc.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Ventures, Inc.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                            46

----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Wholesale Group, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy WYCO, Inc.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             Xcel Energy Inc.                                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             XEM Inc.                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cleveland, Catherine J.             XERS Inc.                                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Collins, Jack A.                    Cadence Network, Inc.                           VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Corbell, Royce W.                   Applied Power Associates, Inc.                  C, AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Corbell, Royce W.                   Quixx Corp.                                     C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Corbell, Royce W.                   Utility Engineering Corp.                       C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cross, Jeffrey D                    YPG Holdings LLC                                VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cross, Jeffrey D.                   Yorkshire Electricity Group plc                 AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cross, Jeffrey D.                   Yorkshire Holdings plc                          S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Cross, Jeffrey D.                   Yorkshire Power Group Ltd.                      S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dallinger, Curtis C.                Fuel Resources Development Co.                  VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Black Mountain Gas Co.                          AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Cheyenne                                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Energy Masters International, Inc.              AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   NSP-Minnesota                                   AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy (Delaware), Inc.                       AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Energy Services Corp.                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Midwest, Inc.                          AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy N.Y., Inc.                             AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Services of Calif., Inc.               AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Services of Houston, Inc.              AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Services of Texas, Inc.                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Services USA, Inc.                     AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy Services, Inc.                         AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Planergy, Inc.                                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   PSCo                                            AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Quixx Corp.                                     AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Utility Engineering Corp.                       AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   WestGas InterState, Inc.                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Xcel Energy International, Inc.                 AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Xcel Energy Services, Inc.                      AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Xcel Energy WYCO, Inc.                          AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A                   Xcel Energy Inc.                                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A.                  Planergy Capital Associates, Inc.               AT
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                      47

----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A.                  Planergy International, Inc.                    AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A.                  Xcel Energy O&M Services, Inc.                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A.                  XEM Inc.                                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Delaney, Judith A.                  XERS Inc.                                       AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Derechin, Laurie A.                 Seren Innovations, Inc.                         VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Derks, Mary A.                      Viking                                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dickinson, Roger                    Yorkshire Electricity Group plc                 S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dickinson, Roger                    Yorkshire Holdings plc                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dickinson, Roger                    Yorkshire Power Finance 2 Ltd                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dickinson, Roger                    Yorkshire Power Finance Ltd                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dickinson, Roger                    Yorkshire Power Group Ltd.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Donnelly, Andrew Gerard             Yorkshire Power Finance 2 Ltd                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Donnelly, Andrew Gerard             Yorkshire Power Finance Ltd                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Dose, Boyd E.                       Applied Power Associates, Inc.                  EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Doyle, Bill                         Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Doyle, William F.                   Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Draper Jr., E. Linn                 Yorkshire Electricity Group plc                 VC, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Draper Jr., E. Linn                 Yorkshire Holdings plc                          VC,D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Draper Jr., E. Linn                 Yorkshire Power Group Ltd.                      VC, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Earl, Peter R.S.                    Ep3, LP                                         CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Elder, Bill                         Las Animas Consolidated Canal Co.               D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    1480 Welton, Inc.                               D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    Black Mountain Gas Co.                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    Cheyenne                                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    NC Enterprises, Inc.                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    New Century Energies Foundation                 D, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    P.S.R. Investments, Inc.                        D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Evans, Cynthia A                    WestGas InterState, Inc.                        D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ewanika, Robert H.                  Eloigne Co.                                     P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ewanika, Robert H.                  Safe Haven Homes LLC                            Manager
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ferrari, Giannantonio               Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Figoli, Darla                       E prime Energy Marketing, Inc.                  T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Figoli, Darla                       Texas-Ohio Pipeline, Inc.                       T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Flynn, Ronald F.                    NSP Lands, Inc.                                 AVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Forrest, Chantal B.                 Yorkshire Electricity Group plc                 AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   E prime (belize) Ltd                            T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                          48

----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   E prime Florida, Inc.                           P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   E prime Georgia, Inc.                           D, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   E prime, Inc.                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   Texas-Ohio Pipeline, Inc.                       VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   XEM Inc.                                        D, VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fowke III, Ben G.                   Young Gas Storage Co.                           T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fox, Jean C.                        Clearwater Investments, Inc.                    AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fox, Jean C.                        NSP Lands, Inc.                                 AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fox, Jean C.                        NSP-Wisconsin                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuchs, Nancy J.                     Seren Innovations, Inc.                         C, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Applied Power Associates, Inc.                  CB, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Borger Funding Corp.                            CB, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      KES Montego, Inc.                               CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Precision Resource Co.                          D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Borger Cogen, Inc.                        CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Carolina, Inc.                            CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Corp.                                     P, CEO, COO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Jamaica, Inc.                             CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Mustang Station, Inc.                     CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx Power Services, Inc.                      P, CEO, COO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixx WPP94, Inc.                               CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Quixxlin Corp.                                  CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Fuqua, Gary S.                      Utility Engineering Corp.                       P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gackle, Cresston W.                 Seren Innovations, Inc.                         AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gamble, James H.                    Seren Innovations, Inc.                         VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gardner, Lloyde                     Consolidated Extension Canal Co.                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gavito, Kenneth L                   Fisher Ditch Co.                                D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gibson, Gary L.                     SPS                                             D, CB, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Energy Masters International, Inc.              VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy (Delaware) Inc.                        VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Capital Associates, Inc.               VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Energy Services Corp.                  VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy International, Inc.                    VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Ltd                                    VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Midwest, Inc.                          VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy N.Y., Inc.                             VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Services of Calif., Inc.               VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                           49

----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Services of Houston, Inc.              VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Services of Texas, Inc.                VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Services USA, Inc.                     VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy Services, Inc.                         VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gill, Natalie D.                    Planergy, Inc.                                  VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Glass, Peter M                      Seren Innovations, Inc.                         VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Goldberg, Luella G.                 NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gray, Eric V.                       Eloigne Co.                                     T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gray, Eric V.                       FMAP                                            AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gray, Eric V.                       UP&L                                            AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gray, William W.                    Cheyenne                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gregerson, Michael N.               Clearwater Investments, Inc.                    D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gregerson, Michael N.               Viking                                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Grieve, Pierson M.                  NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Gross, Scott I.                     Quixx Resources, Inc.                           CB, P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Haeger, Kurtis J.                   WestGas InterState, Inc.                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Halffield Jr., Donald R.            Consolidated Extension Canal Co.                P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Halffield Jr., Donald R.            Fisher Ditch Co.                                P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Halffield Jr., Donald R.            Hillcrest Ditch and Reservoir Co.               VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Halffield Jr., Donald R.            Las Animas Consolidated Canal Co.               P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Halffield, Jr., Donald R.           United Water Co.                                D, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hall, Graham J                      Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hall, Graham J                      Yorkshire Power Finance 2 Ltd                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hall, Graham J                      Yorkshire Power Finance Ltd                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hardenbergh, Frank E.               Borger Energy Associates LP                     Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hardenbergh, Frank E.               Borger Funding Corp.                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hardenbergh, Frank E.               Denver City Energy Associates LP                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      1480 Welton, Inc.                               S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Black Mountain Gas Co.                          VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Cheyenne                                        S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      E prime Energy Marketing, Inc.                  S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      E prime Florida, Inc.                           S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      E prime Georgia, Inc.                           S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      E prime, Inc.                                   S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Energy Masters International, Inc.              VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Green & Clear Lakes Co.                         S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      NC Enterprises, Inc.                            S
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                               50

----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      NCE Communications, Inc.                        S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      NSP-Minnesota                                   S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      NSP-Wisconsin                                   VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      P.S.R. Investments, Inc.                        S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy (Delaware) Inc.                        S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Capital Associates, Inc.               S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Energy Services Corp.                  S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy International, Inc.                    S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Midwest, Inc.                          S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy N.Y., Inc.                             S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Services of Calif., Inc.               S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Services of Houston, Inc.              S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Services of Texas, Inc.                S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Services USA, Inc.                     S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy Services, Inc.                         S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy, Inc.                                  S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Planergy, Ltd                                   S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      PS Colorado Credit Corp.                        S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      PSCo                                            S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Seren Innovations, Inc.                         VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Texas-Ohio Pipeline, Inc.                       S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Utility Engineering Corp                        VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      WestGas InterState, Inc.                        S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Communications Group, Inc           VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy International, Inc.                 S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Markets Holdings, Inc.              VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy O&M Services, Inc.                  VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy O&M Services, Inc.                  S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Retail Holdings, Inc.               VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Services, Inc.                      S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Ventures, Inc.                      VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Wholesale Group, Inc.               VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy WYCO, Inc.                          S, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy Inc.                                VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy-Cadence, Inc.                       S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Xcel Energy-Centrus, Inc.                       S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      XEM Inc.                                        VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                       51

----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      XERS Inc.                                       VP, S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hart, Cathy J.                      Young Gas Storage Co.                           S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Haupt, James L.                     E prime, Inc.                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Haynes, Stephan T.                  Yorkshire Cayman Holding Ltd.                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Heller, Clarence                    Borger Energy Associates LP                     Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Heller, Clarence                    Denver City Energy Associates LP                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hemminghaus, R.R.                   Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Henderson, Billy B.                 Applied Power Associates, Inc.                  T, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Henderson, Billy B.                 Quixx Corp.                                     S, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Henderson, Billy B.                 Utility Engineering Corp.                       T, VP, AS, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hewitt, Roy R.                      NRG Energy, Inc.                                VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hickman, John                       Fisher Ditch Co.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hickman, John                       United Water Co.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Higgins, Alan                       SPS                                             VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hilless, Keith G.                   NRG Energy, Inc.                                SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hirschfeld, A. Barry                Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hodder, William A.                  NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Howard, James J.                    NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Howard, James J.                    NSP Nuclear Co.                                 CB, P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Howard, James J.                    Nuclear Mgmt Co. LLC                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Howard, James J.                    Xcel Energy Services, Inc.                      CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Howard, James J.                    Xcel Energy Inc.                                D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Hudson, David                       SPS                                             S, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ingle, Donald B.                    Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Jablonske, Michael L.               Viking                                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Janhsen, Henry P.                   SPS                                             VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Doug                       Denver City Energy Associates, LP               Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Doug                       Quixx Linden, LP                                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Black Mountain Gas Co.                          VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Cheyenne                                        VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    NSP-Minnesota                                   VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    NSP-Wisconsin                                   VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    PSCo                                            VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Seren Innovations, Inc.                         D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Viking                                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Communications Group, Inc.          VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                     52

----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Markets Holdings, Inc.              VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Retail Holdings, Inc.               VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Services, Inc.                      VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Ventures, Inc.                      VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Wholesale Group, Inc.               VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Gary R.                    Xcel Energy Inc.                                VP, General Counsel
----------------------------------- ----------------------------------------------- ------------------------------------------------
Johnson, Rachel                     Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Jones, Catherine A.                 Xcel Energy Inc.                                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kaphing Jr., William L.             Seren Innovations, Inc.                         VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kawakami, Timothy                   E prime Energy Marketing, Inc.                  D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kaysen, Richard L.                  Cheyenne                                        P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   1480 Welton, Inc.                               D, T, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Black Mountain Gas Co.                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Cheyenne                                        D, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   E prime Florida, Inc.                           D, CB, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   E prime Georgia, Inc.                           D, CB, CFO, Alternate Principal Acctg Officer
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   E prime, Inc.                                   D, P, CEO, CB, T, CFO, Alternate Principal
                                                                                    Acctg Officer
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Ep3, LP                                         D, Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Fuel Resources Development Co.                  VP, D, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Green & Clear Lakes Co.                         D, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   NC Enterprises, Inc.                            D, CB, P, CEO, T, CFO, Alternate Principal
                                                                                    Acctg Officer
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   NCE Communications, Inc.                        D, P, T, CFO, Alternate Principal Acctg Officer
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   New Century Energies Foundation, Inc.           D, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   NSP-Minnesota                                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   NSP-Wisconsin                                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   P.S.R. Investments, Inc.                        D, CFO, Alternate Principal Acctg Officer, CB,
                                                                                    P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Planergy Ltd.                                   T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   PS Colorado Credit Corp.                        D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   PSCo                                            D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Quixx Corp.                                     D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Quixx Power Services, Inc.                      CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Seren Innovations, Inc.                         CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Texas-Ohio Pipeline, Inc.                       D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Utility Engineering Corp.                       D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   WestGas InterState, Inc.                        D, CB, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Communications Group, Inc.          VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                     53

----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy International, Inc.                 D, CFO, Alternate Principal Acctg Officer, CB,
                                                                                    P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Markets Holdings, Inc.              D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy O&M Services, Inc.                  CFO, Alternate Principal Acctg Officer, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Retail Holdings, Inc.               D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Services, Inc.                      Alternate Principal Acctg Officer, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Ventures, Inc.                      VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy Wholesale Group, Inc.               VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy WYCO Inc.                           CFO, Alternate Principal Acctg Officer, CB, P,
                                                                                    CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy-Cadence, Inc.                       D, CB, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Xcel Energy-Centrus, Inc.                       T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Yorkshire Holdings plc                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Yorkshire Power Group Ltd                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   Young Gas Storage Co.                           D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Kelly, Richard C.                   YPG Holdings LLC                                P
----------------------------------- ----------------------------------------------- ------------------------------------------------
King Jr., Ross C.                   Colorado Natural Fuels, LLC                     Manager
----------------------------------- ----------------------------------------------- ------------------------------------------------
King, Stephen M.                    Cadence Network, Inc.                           AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Knudsen, Valorie A.                 NRG Energy, Inc.                                VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              E prime (Belize) Ltd                            D, CB, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              E prime, Inc.                                   EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              Ep3, LP                                         CB, Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              Texas-Ohio Pipeline, Inc.                       D, VC, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              XEM Inc.                                        D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Krattenmaker, Kelly J.              Young Gas Storage Co. Ltd                       Mgmt Committee Representative, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Larsen, Jerome L.                   Chippewa & Flambeau Improvement Co.             P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Larsen, Jerome L.                   Clearwater Investments, Inc.                    P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Larsen, Jerome L.                   NSP Lands, Inc.                                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Larsen, Jerome L.                   NSP-Wisconsin                                   D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Larson, Kent T.                     NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Leatherdale, Douglas W.             Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lesher, Cynthia L.                  Natrogas, Inc.                                  CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lesher, Cynthia L.                  North America Energy, Inc.                      CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lesher, Cynthia L.                  NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lesher, Cynthia L.                  Viking                                          D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lesher, Cynthia L.                  Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lewis, Nicolai A.                   P.S.R. Investments, Inc.                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lewis, Nicolai A.                   P.S.R. Investments, Inc.                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                        54

----------------------------------- ----------------------------------------------- ------------------------------------------------
Lewis, Nicolai A.                   PS Colorado Credit Corp.                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lieberman, Jeff                     Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lucas, Alfred                       1480 Welton, Inc.                               VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Lucas, Alfred                       Green & Clear Lakes Co.                         VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Marshall, JoEllen                   SPS                                             AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Martin, Cheryl A.                   PSCo                                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Martin, Linda                       Yorkshire Power Finance 2, Ltd                  S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Martin, Linda                       Yorkshire Power Finance, Ltd                    S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Mataczynski, Craig A.               NRG Energy, Inc.                                SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McAfee, John L.                     Cheyenne                                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McAfee, John L.                     NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McAfee, John L.                     PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McAfee, John L.                     SPS                                             VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McAfee, John L.                     Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCalib, Laureen L. Ross            Viking                                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCarten, Laura                     Eloigne                                         D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Applied Power Associates, Inc.                  VP, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Borger Funding Corp.                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Front Range Energy Associates LLC               S
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             KES Montego,Inc.                                VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Borger Cogen, Inc.                        VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Carolina, Inc.                            VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Corp.                                     VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Jamaica, Inc.                             VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Mountain Holdings, LLC                    VP, AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Mustang Station, Inc.                     VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Power Services, Inc.                      VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx Resources, Inc.                           VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixx WPP94, Inc.                               VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McCausland, Robert Ross             Quixxlin Corp.                                  VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Black Mountain Gas Co.                          VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Cheyenne                                        VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Eloigne Co.                                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Energy Masters International, Inc.              D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Energy Masters International, Inc.              VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 NRG Energy, Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                           55

----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 NSP Nuclear Corp.                               T, CFO, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 NSP-Minnesota                                   VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 NSP-Wisconsin                                   VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Planergy International, Inc.                    D, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 PSCo                                            VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Quixx Corp.                                     D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Seren Innovations, Inc.                         D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Utility Engineering Corp.                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Communications Group, Inc.          VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy International, Inc.                 VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Markets Holdings, Inc.              VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy O&M Services, Inc.                  D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Retail Holdings, Inc.               VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Services, Inc.                      VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Ventures, Inc.                      VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Wholesale Group, Inc.               VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
McIntyre, Edward J.                 Xcel Energy Inc.                                VP, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
McNabb, Barbara                     Precision Resource Co.                          S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Miller, Monte L.                    Quixx Resources, Inc.                           D, S, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Monson, Michael O.                  Chippewa & Flambeau Improvement Co.             S, T, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Monson, Michael O.                  NSP- Wisconsin                                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Moreno, Albert F.                   Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Mortenson, Marc Wm.                 Utility Engineering Corp.                       VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Moynihan, Colin                     Ep3, LP                                         Mgmt Committee Representative, COO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Murphy, Mel                         Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Murphy, Mel                         Denver City Energy Associates LP                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Murphy, Mel                         Quixx Linden LP                                 Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Musso, James A.                     NSP Lands, Inc.                                 VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Niebur, Jay                         Enterprise Irrigating Ditch Co.                 P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Niehoff, Michael E.                 Utility Engineering Corp.                       VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Noer, John A.                       NRG Energy, Inc.                                SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Noonan, Sheila                      Cadence Network, Inc.                           VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Oberg, Glen                         Natrogas, Inc.                                  VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Olson, Chris M.                     Chippewa & Flambeau Improvement Co.             D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Osteraas, Kathryn J.                NRG Energy, Inc.                                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peluso, Stephen A.                  XEM Inc.                                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pena, Armando A.                    Yorkshire Electricity Group plc                 D
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                       56

----------------------------------- ----------------------------------------------- ------------------------------------------------
Pena, Armando A.                    Yorkshire Holdings plc                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pena, Armando A.                    Yorkshire Power Group Ltd                       D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pena, Armando A.                    YPG Holdings LLC                                CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Black Mountain Gas Co.                          VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Cheyenne                                        VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Eloigne Co.                                     D, CB,
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     FMAP                                            VP, T, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     NSP-Minnesota                                   VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     NSP-Wisconsin                                   VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy (Delaware) Inc.                        T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Capital Associates, Inc.               T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Energy Services Corp.                  T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Midwest, Inc.                          T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy N.Y., Inc.                             T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Services of Calif., Inc.               T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Services of Houston, Inc.              T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Services of Texas, Inc.                T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Services USA, Inc.                     T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy Services, Inc.                         T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Planergy, Inc.                                  T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     PSCo                                            VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Reddy Kilowatt Corp.                            VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Safe Haven Homes, LLC                           Manager
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Seren Innovations, Inc.                         T, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     UP&L                                            VP, T, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Viking                                          T, VP,
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     WestGas InterState, Inc.                        VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Communications Group, Inc.          VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy International, Inc.                 VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Markets Holdings, Inc.              VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy O&M Services, Inc.                  VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Retail Holdings, Inc.               VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Services, Inc.                      VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Ventures, Inc.                      VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Wholesale Group, Inc.               VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy WYCO, Inc.                          VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     Xcel Energy Inc.                                VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                           57

----------------------------------- ----------------------------------------------- ------------------------------------------------
Pender, Paul E.                     XERS Inc.                                       VP, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  1480 Welton, Inc.                               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Black Mountain Gas Co.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Cheyenne                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  E prime (Belize) Ltd                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  E prime Energy Marketing, Inc.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  E prime Florida, Inc.                           AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  E prime Georgia, Inc.                           AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  E prime, Inc.                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Energy Masters International, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Green & Clear Lakes Co.                         AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  NC Enterprises, Inc.                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  NCE Communications, Inc.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  NSP-Minnesota                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  NSP-Wisconsin                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  P.S.R. Investments, Inc.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy (Delaware), Inc.                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Capital Associates, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Energy Services Corp.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy International, Inc.                    AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Midwest, Inc.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy N.Y., Inc.                             AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Services of Calif., Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Services of Houston, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Services of Texas, Inc.                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Services USA, Inc.                     AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy Services, Inc.                         AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy, Inc.                                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Planergy, Ltd.                                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  PS Colorado Credit Corp.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  PSCo                                            AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Quixx Corp.                                     AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Texas-Ohio Pipeline, Inc.                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Utility Engineering Corp.                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  WestGas InterState, Inc.                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Communications Group, Inc.          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy International, Inc.                 AS
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                       58

----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Markets Holdings, Inc.              AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy O&M Services, Inc.                  AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Retail Holdings, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Services, Inc.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Ventures, Inc.                      AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Wholesale Group, Inc.               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy WYCO, Inc.                          AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy Inc.                                AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Xcel Energy-Cadence, Inc.                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  XEM Inc.                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  XERS Inc.                                       AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, Carol J.                  Young Gas Storage Co.                           AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Peterson, David H.                  NRG Energy, Inc.                                D, P, CEO, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Black Mountain Gas Co.                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Cheyenne                                        VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       E prime Energy Marketing, Inc.                  D, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       E prime Florida, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       E prime Georgia, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Energy Masters International, Inc.              CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       NSP-Wisconsin                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy (Delaware) Inc.                        D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Capital Associates, Inc.               D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Energy Services Corp.                  D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy International, Inc.                    D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Ltd                                    CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Midwest, Inc.                          CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy N.Y., Inc.                             D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Services of Calif., Inc.               D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Services of Houston, Inc.              D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Services of Texas, Inc.                D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Services USA, Inc.                     D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy Services, Inc.                         D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Planergy, Inc.                                  D, CB
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Xcel Energy Retail Holdings, Inc.               VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                               59

----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       Xcel Energy-Cadence Inc.                        D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Petillo, J.T.                       XERS Inc.                                       D, P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pieper, William T.                  NRG Energy, Inc.                                C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Pomeroy, William J.                 Cheyenne                                        AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Preska, Margaret R.                 Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Purdy, David C.                     Applied Power Associates, Inc.                  Director of Engineering
----------------------------------- ----------------------------------------------- ------------------------------------------------
Recheck, Peter F.                   NSP-Minnesota                                   AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Redd Jr., Ershel C.                 E prime Florida, Inc.                           VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Redd Jr., Ershel C.                 E prime Georgia, Inc.                           VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Redd Jr., Ershel C.                 E prime, Inc.                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Redd Jr., Ershel C.                 Texas-Ohio Pipeline, Inc.                       D, P, COO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Reder, Wanda                        Ultra Power Technologies, Inc.                  P, CEO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Reecy, Jacqueline S.                Eloigne Co.                                     VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Reecy, Jacqueline S.                Ultra Power Technologies, Inc.                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 Consolidated Extension Canal Co.                VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 East Boulder Ditch Co.                          P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 Enterprise Irrigating Ditch Co.                 VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 Hillcrest Ditch & Reservoir Co.                 P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 Las Animas Consolidated Canal Co.               VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rhodes, Randolph A.                 United Water Co.                                D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ridley, Harrell                     Consolidated Extension Canal Co.                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     Black Mountain Gas Co.                          VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     Cheyenne                                        VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     NSP-Minnesota                                   VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     NSP-Wisconsin                                   VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     PSCo                                            VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     Xcel Energy Services, Inc.                      VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Ripka, David E.                     Xcel Energy Inc.                                VP, C
----------------------------------- ----------------------------------------------- ------------------------------------------------
Robeson, Rose                       Front Range Energy Associates LLC               AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Rushton, Richard T.                 Viking                                          P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sampson, A. Patricia                Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sass, Renee Jakubiak                NRG Energy, Inc.                                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Satriano,Joe                        Fisher Ditch Co.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Satriano,Joe                        United Water Co.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Black Mountain Gas Co.                          AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Cheyenne                                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Energy Masters International, Inc.              AT
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                            60

----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     NSP-Minnesota                                   AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy (Delaware) Inc.                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Capital Associates, Inc.               AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Energy Services Corp.                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy International, Inc.                    AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Midwest, Inc.                          AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy N.Y., Inc.                             AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Services of Calif., Inc.               AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Services of Houston, Inc.              AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Services of Texas, Inc.                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Services USA, Inc.                     AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy Services, Inc.                         AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Planergy, Inc.                                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     PSCo                                            AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Quixx Corp.                                     AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Ultra Power Technologies, Inc.                  T, CFO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Utility Engineering Corp.                       AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     WestGas InterState, Inc.                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Xcel Energy International, Inc.                 AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Xcel Energy O&M Services, Inc.                  AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Xcel Energy Services, Inc.                      AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     Xcel Energy Inc.                                AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     XEM Inc.                                        AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schell, Mary P.                     XERS Inc.                                       AT
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schleifer, Paul                     Planergy Capital Associates, Inc.               EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schleifer, Paul                     Planergy International, Inc.                    EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Energy Masters International, Inc.              EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy (Delaware), Inc.                       EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Energy Services Corp.                  EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Midwest, Inc.                          EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy N.Y., Inc.                             EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services of Calif., Inc.               EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services of Houston, Inc.              EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services of Texas, Inc.                EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services USA, Inc.                     EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services, Inc.                         SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy Services, Inc.                         EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                              61

----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy, Inc.                                  EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schliefer, Paul                     Planergy, Ltd                                   SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schuman, Allan L.                   Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Schwartz, Charles J.                Planergy Ltd.                                   D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Shunk, Mark L.                      Cadence Network, Inc.                           D, P, CEO, T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Slifer, David K.                    Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Slifer, Rodney E.                   Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Smith, Philip, K.                   Front Range Energy Associates LLC               CB, Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sommers, Gene R.                    Viking                                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sparby, David M.                    Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Splawn, Gwen                        Precision Resource Co.                          P, COO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Energy Masters International, Inc.              EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy (Delaware), Inc.                       EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Capital Associates, Inc.               EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Energy Services Corp.                  EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy International, Inc.                    EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Midwest, Inc.                          EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy N.Y., Inc.                             EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Services of Calif., Inc.               EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Services of Houston, Inc.              EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Services of Texas, Inc.                EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Services USA, Inc.                     EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy Services, Inc.                         EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Sprangers, John C.                  Planergy, Inc.                                  EVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Stannuth, Robert                    Chippewa & Flambeau Improvement Co.             D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steele, James J.                    Bear Energy Corp.                               D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steele, James J.                    Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steele, James J.                    Borger Funding Corp.                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steele, James J.                    Quixx Linden, LP                                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Borger Funding Corp.                            P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Denver City Energy Associates, LP               Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Front Range Energy Associates, LLC              VC, Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               KES Montego,Inc.                                T, D, VP, AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Borger Cogen, Inc.                        T, AS, D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Carolina, Inc.                            T, AS, D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Corp.                                     VP
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                          62

----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Jamaica, Inc.                             T, AS, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Linden LP                                 Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Mountain Holdings LLC                     P
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Mustang Station, Inc.                     T, AS, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx Power Services, Inc.                      T, AS, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixx WPP94, Inc.                               T, AS, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Steinhilper, James D.               Quixxlin Corp.                                  T, AS, VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Stephens, William Thomas            Xcel Energy Inc.                                D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Taylor, Douglas C.                  Cadence Network, Inc.                           S
----------------------------------- ----------------------------------------------- ------------------------------------------------
Taylor, Loren L.                    Ultra Power Technologies, Inc.                  CB, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Taylor, Marilyn E.                  Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
TenEyck, Greg                       East Boulder Ditch Co.                          VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Thomason, Seth E.                   XERS Inc.                                       VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Tilden, Gregory                     Johnstown Cogeneration Co., LLC                 Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Titus, Tom W.                       Johnstown Cogeneration Co., LLC                 Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Troublefield, Danny                 Precision Resource Co.                          VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      East Boulder Ditch Co.                          T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      Enterprise Irrigating Ditch Co.                 T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      Fisher Ditch Co.                                T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      Hillcrest Ditch & Reservoir Co.                 T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      Las Animas Consolidated Canal Co.               S, T,D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Albiani, Scott                      United Water Co.                                T, S, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Cadence Network, Inc.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Energy Masters International, Inc.              VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                NCE Communications, Inc.                        VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy (Delaware) Inc.                        VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Capital Associates, Inc.               D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Energy Services Corp.                  VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy International, Inc.                    D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Ltd.                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Midwest, Inc.                          VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy N.Y., Inc.                             VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Services of Calif., Inc.               VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Services of Houston, Inc.              VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Services of Texas, Inc.                VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Services USA, Inc.                     VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                         63

----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy Services, Inc.                         VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Planergy, Inc.                                  D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Xcel Energy-Cadence, Inc.                       D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                Xcel Energy-Centrus, Inc.                       D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vincent, Patricia K.                XERS Inc.                                       D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Vrtiska, Ivan                       Applied Power Associates, Inc.                  SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wadley, Michael D.                  NSP Nuclear Corp.                               D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wetterlin, Carolyn                  Natrogas, Inc.                                  AS, T, CFO, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wetterlin, Carolyn                  North America Energy, Inc.                      AS, T, CFO, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Widdel, Susan G.                    FMAP                                            VP, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Widdel, Susan G.                    UP&L                                            D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wietecki, Keith H.                  Seren Innovations, Inc.                         D, P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     New Century Energies Foundation, Inc.           D, VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     NSP-Minnesota                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     NSP-Wisconsin                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     PSCo                                            VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     Xcel Energy Services, Inc.                      VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilks, David M.                     Young Gas Storage Co.                           D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Will, Ronald J.                     NRG Energy, Inc.                                SVP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Williams, Jimmy D.                  Precision Resource Co.                          D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Williams, Jimmy D.                  Utility Engineering Corp.                       VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Willson, James H.                   Black Mountain Gas Co.                          P, CEO
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilson, John D.                     NSP Lands, Inc.                                 P, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wilson, John D.                     NSP-Wisconsin                                   VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Witzing, Michael                    Borger Energy Associates, LP                    Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Witzing, Michael                    Denver City Energy Associates, LP               Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Wyrsch, Martha B.                   Front Range Energy Associates, LP               AS
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zagzebski, Kenneth J.               Ultra Power Technologies, Inc.                  D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zawacki, William P.                 Chippewa & Flambeau Improvement Co.             VP
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zenner, Thomas H.                   Bear Energy Corp.                               VP, CFO, D
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zenner, Thomas H.                   Borger Energy Associates LP                     Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zenner, Thomas H.                   Borger Funding Corp.                            T
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zenner, Thomas H.                   Quixx Linden, LP                                Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zinko, Donald J.                    Young Gas Storage Co., Ltd.                     Mgmt Committee Representative
----------------------------------- ----------------------------------------------- ------------------------------------------------
Zuehlke, Brad                       Seren Innovations, Inc.                         VP
----------------------------------- ----------------------------------------------- ------------------------------------------------

                                         64

THE FOLLOWING ARE OFFICERS AND DIRECTORS FOR NRG SUBSIDIARIES:


-----------------------------------------------------------------------------------------------------------------------------------
LAST NAME                        SUBSIDIARY NAME                                     TITLE
-----------------------------------------------------------------------------------------------------------------------------------
Adams, David                     NRG Power Marketing Inc.                            S
-----------------------------------------------------------------------------------------------------------------------------------
Agrawal, Raj                     MESI Fuel Station #1 LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Althoff, Robert A.               NRG Flinders Operating Services Pty Ltd             S
-----------------------------------------------------------------------------------------------------------------------------------
Anderson, Mark D.                Enigen, Inc.                                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Anderson, Mark D.                O Brien Cogeneration, Inc. II                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Ansaldo(1)                       P.T. Dayalistrik Pratama                            Commissioner, D
-----------------------------------------------------------------------------------------------------------------------------------
Avers, Carl                      NRG Energy Center San Francisco LLC                 CB, S
-----------------------------------------------------------------------------------------------------------------------------------
Babcock & Wilcox(2)              Sunnyside Operations Associates L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bakajsa, Michal                  ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Beadle, Richard                  Kraftwerk Schkopau GbR                              Finance Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Belgiorno-Nettis, Guido          Collinsville Operations Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Belgiorno-Zegna, Marco           Collinsville Operations Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Cobee Energy Development LLC                        Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Cobee Holdings Inc.                                 D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Cogeneration Corporation of America                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Compania Boliviana de Energia Electrica S.A.        D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Compania Electrica Central Bulo Bulo S.A.           D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Crockett, Inc.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Fayetteville, Inc.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Molokai, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Orrington, Inc.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Soledad, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco Wilson, Inc.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Esoco, Inc.                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Inversiones Bulo Bulo S.A.                          D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Le Paz Incorporated                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Affiliate Services Inc.                         S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Cadillac Inc.                                   S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Cadillac Operations Inc.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Development Company Inc.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Energy, Inc.                                    VP & GC, Corporate Secretary
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG International Development Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Lakefield Inc.                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Latin America Inc.                              D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Power Marketing Inc.                            D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRG Services Corporation                            S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 NRGenerating Rupali B.V.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Pacific Generation Company                          D
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Power Operations, Inc.                              S
-----------------------------------------------------------------------------------------------------------------------------------
Bender, James J.                 Tosli Investments N.V.                              D - Category A
-----------------------------------------------------------------------------------------------------------------------------------

                                      65

-----------------------------------------------------------------------------------------------------------------------------------
Beneditti, Jeanne L.             Long Beach Generation LLC                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Bertilsson, Hakan                Tosli Investments N.V.                              D - Category B
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Arthur Kill Power LLC                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Astoria Gas Turbine Power LLC                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   B.L. England Operations Inc.                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   B.L. England Power LLC                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Big Cajun I Peaking Power LLC                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Cabrillo Power I LLC                                AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Cabrillo Power II LLC                               AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Camas Power Boiler, Inc.                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Cobee Holdings Inc.                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Conemaugh Power LLC                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Conn. Jet Power LLC                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Deepwater Operations Inc.                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Deepwater Power LLC                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Devon Power LLC                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Dunkirk Power LLC                                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   El Segundo Power, LLC                               AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Elk River Resource Recovery, Inc.                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Energy National, Inc.                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Enifund, Inc.                                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Enigen, Inc.                                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Crockett, Inc.                                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Fayetteville, Inc.                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Molokai, Inc.                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Orrington, Inc.                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Soledad, Inc.                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco Wilson, Inc.                                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Esoco, Inc.                                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Graystone Corporation                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Huntley Power LLC                                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Indian River Operations Inc.                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Indian River Power LLC                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Kaufman Cogen LP                                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Keystone Power LLC                                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Lakefield Junction LP                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Le Paz Incorporated                                 AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Louisiana Generating LLC                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Meriden Gas Turbines LLC                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   MidAtlantic Generation Holding LLC                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Middletown Power LLC                                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Montville Power LLC                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NECSF LLC                                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NEO Corporation                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NEO Landfill Gas Holdings Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------

                                      66

-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NEO Landfill Gas Inc.                               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NEO Power Services Inc.                             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   North American Thermal Systems Limited Liability    T
                                 Company
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Northeast Generation Holding LLC                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Norwalk Power LLC                                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Affiliate Services Inc.                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Arthur Kill Operations Inc.                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Asia-Pacific, Ltd.                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Astoria Gas Turbine Operations Inc.             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Bridgeport Harbor Operations Inc.               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Cabrillo Power Operations Inc.                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Cadillac Inc.                                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Cadillac Operations Inc.                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Central U.S. LLC                                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG ComLease LLC                                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Conn. Affiliate Services Inc.                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Conn. Generating LLC                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Development Company Inc.                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Devon Operations Inc.                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Dunkirk Operations Inc.                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Eastern LLC                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG El Segundo Operations Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Dover LLC                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Grand Forks LLC                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Harrisburg Inc.                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Minneapolis LLC                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Paxton Inc.                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Pittsburgh LLC                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Rock Tenn LLC                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center San Diego LLC                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Center Washco LLC                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Jackson Valley I, Inc.                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy Jackson Valley II, Inc.                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Energy, Inc.                                    VP and T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Granite Acquisition LLC                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Huntley Operations Inc.                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG International Development Inc.                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG International II Inc.                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG International Services Company                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG International, Inc.                             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Kaufman LLC                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Lakefield Inc.                                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Lakefield Junction LLC                          T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Latin America Inc.                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Mesquite LLC                                    T
-----------------------------------------------------------------------------------------------------------------------------------

                                      67

-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Mextrans Inc.                                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG MidAtlantic Generating LLC                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG MidAtlantic LLC                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Middletown Operations Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Montville Operations Inc.                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG New Haven Harbor Operations Inc.                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG New Roads Generating LLC                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG New Roads Holdings LLC                          T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Northeast Affiliate Services Inc.               T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Northeast Generating LLC                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Norwalk Harbor Operations Inc.                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Operating Services, Inc.                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Oswego Harbor Power Operations Inc.             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG PacGen Inc.                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Power Marketing Inc.                            D, T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Processing Solutions LLC                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Rocky Road LLC                                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Sabine River Works GP LLC                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Sabine River Works LP LLC                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Services Corporation                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG South Central Generating LLC                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Sunnyside Operations GP Inc.                    AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Sunnyside Operations LP Inc.                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Thermal Corporation                             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Thermal Operating Services LLC                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Thermal Services Inc.                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG West Coast Inc.                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   NRG Western Affiliate Services Inc.                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   O Brien Biogas (Mazzaro), Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   O Brien Cogeneration, Inc. II                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Okeechobee Power I, Inc.                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Okeechobee Power II, Inc.                           T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Okeechobee Power III, Inc.                          T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   ONSITE Energy, Inc.                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   ONSITE Funding Corporation                          T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   ONSITE Marianas Corporation                         T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   ONSITE Soledad, Inc.                                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Oswego Harbor Power LLC                             T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Crockett Energy, Inc.                       T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Crockett Holdings, Inc.                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Generation Company                          T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Generation Development Company              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Generation Holdings Company                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Generation Resources Company                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Orrington Energy, Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------

                                      68

-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific Recycling Energy, Inc.                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Pacific-Mt. Poso Corporation                        T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Power Operations, Inc.                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   San Joaquin Valley Energy I, Inc.                   T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   San Joaquin Valley Energy IV, Inc.                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Scoria Incorporated                                 T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Somerset Operations Inc.                            T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Somerset Power LLC                                  T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   South Central Generation Holding LLC                T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Tacoma Energy Recovery Company                      T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Valmy Power LLC                                     T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Vienna Operations Inc.                              T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   Vienna Power LLC                                    T
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   WCP (Generation) Holdings LLC                       AT
-----------------------------------------------------------------------------------------------------------------------------------
Bird, Brian B.                   West Coast Power LLC                                AT
-----------------------------------------------------------------------------------------------------------------------------------
Birdson, Lynn S.                 Scudder Latin American Power II-C L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Birdson, Lynn S.                 Scudder Latin American Power II-Corporation A       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Birdson, Lynn S.                 Scudder Latin American Power II-Corporation B       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Birdson, Lynn S.                 Scudder Latin American Power II-P L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Birthisel, Stockton B.           NRG Energy Ltd.                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Blake, Steven J.                 Saale Energie GmbH                                  Prokurist (joint representative with a
                                                                                     managing D/by proxy)
-----------------------------------------------------------------------------------------------------------------------------------
Blake, Steven J.                 Saale Energie Services GmbH                         Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Arthur Kill Power LLC                               Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Astoria Gas Turbine Power LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                B.L. England Power LLC                              Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Big Cajun I Peaking Power LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Camas Power Boiler, Inc.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Carquinez Strait Preservation Trust, Inc.           T
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Collinsville Power Joint Venture (unincorporated)   Management Committee member (alternate for
                                                                                     Keith H)
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Compania Boliviana de Energia Electrica S.A.        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Conemaugh Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Conn. Jet Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Deepwater Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Devon Power LLC                                     Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Dunkirk Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Elk River Resource Recovery, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Energy National, Inc.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Enifund, Inc.                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Enigen, Inc.                                        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Entrade Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Flinders Labuan (No. 1) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Flinders Labuan (No. 2) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Gladstone Power Station Joint Venture               Management Committee member (alternate for Rod
                                 (unincorporated)                                    C)
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Graystone Corporation                               D
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                                      69
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Bluhm, Leonard A.                Gunwale B.V.                                        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Huntley Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Indian River Power LLC                              Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Keystone Power LLC                                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Kiksis B.V.                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Kladno Power (No. 1) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Kladno Power (No. 2) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Lambique Beheer B.V.                                D
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Bluhm, Leonard A.                Le Paz Incorporated                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Louisiana Generating LLC                            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                MidAtlantic Generation Holding LLC                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Middletown Power LLC                                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Montville Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NEO Corporation                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Northeast Generation Holding LLC                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Norwalk Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Asia-Pacific, Ltd.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Caymans-C                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Caymans-P                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Central U.S. LLC                                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Conn. Generating LLC                            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Eastern LLC                                     Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energeticky Provoz, s.r.o.                      Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energy CZ, s.r.o.                               Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energy Development GmbH                         D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energy Jackson Valley I, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energy Jackson Valley II, Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Energy, Inc.                                    CFO, EVP, Audit Committee Coordinating Officer
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG International II Inc.                           D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG International III Inc.                          D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG International, Inc.                             D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Latin America Inc.                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG MidAtlantic Generating LLC                      Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG MidAtlantic LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG New Roads Generating LLC                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG New Roads Holdings LLC                          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Northeast Generating LLC                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG PacGen Inc.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG South Central Generating LLC                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Sunnyside Operations GP Inc.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Sunnyside Operations LP Inc.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Thermal Corporation                             D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Victoria I Pty Ltd                              D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Victoria II Pty Ltd                             D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRG Victoria III Pty Ltd                            D
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                                      70
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Bluhm, Leonard A.                NRGenerating Holdings (No. 1) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 11) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 13) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 14) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 15) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 16) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 17) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 18) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 19) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 2) GmbH                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 21) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 22) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 23) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 3) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 4) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 5) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 6) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 7) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 8) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings (No. 9) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Holdings GmbH                          D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating International B.V.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                NRGenerating Rupali B.V.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Okeechobee Power I, Inc.                            D, P, CFO
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Okeechobee Power II, Inc.                           D, CFO
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Okeechobee Power III, Inc.                          D, CFO
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                ONSITE Energy, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                ONSITE Funding Corporation                          D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                ONSITE Marianas Corporation                         D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                ONSITE Soledad, Inc.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Oswego Harbor Power LLC                             Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                OU Nrg Energy Est                                   Supervisory Board (Ds)
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Crockett Energy, Inc.                       D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Crockett Holdings, Inc.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Generation Company                          D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Generation Development Company              D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Generation Holdings Company                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Generation Resources Company                D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Orrington Energy, Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific Recycling Energy, Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Pacific-Mt. Poso Corporation                        D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Rybnik Power B.V.                                   D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Sachsen Holding B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                San Joaquin Valley Energy I, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                San Joaquin Valley Energy IV, Inc.                  D
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                                      71
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Bluhm, Leonard A.                Scoria Incorporated                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Somerset Power LLC                                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                South Central Generation Holding LLC                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Sunshine State Power (No. 2) B.V.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Sunshine State Power B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Bluhm, Leonard A.                Vienna Power LLC                                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Boline, Gary H.                  Enfield Operations (UK) Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Boline, Gary H.                  Enfield Operations, L.L.C.                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Boline, Gary H.                  Kraftwerk Schkopau Betriebsgesellschaft mbH         Operating and Maintenance Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Boline, Gary H.                  NRG International Development Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Bowen, Rick A.                   Long Beach Generation LLC                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Killingholme Generation Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Killingholme Holdings Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Killingholme Power Limited                          D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 KUSEL Kutahya Seyitomer Elektrik Limited Sirketi    D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Langage Energy Park Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 NRG Energy Ltd.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 NRG International Development Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 NRGenerating Energy Trading Ltd.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 NRGenerating, Ltd.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Brown, Robert J.                 Wainstones Power Limited                            D
-----------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.               NRG Energy, Inc.                                    D
-----------------------------------------------------------------------------------------------------------------------------------
Buehler, Jr., John E.            Central and Eastern Europe Power Fund, Ltd.         D
-----------------------------------------------------------------------------------------------------------------------------------
Byrne, Redmond V.                Energy Developments Limited                         S
-----------------------------------------------------------------------------------------------------------------------------------
CAF and CMS(1) each              Scudder Latin American Power II-Corporation A       Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
CAF and CMS(1) each              Scudder Latin American Power II-Corporation B       Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
CAF, CMS, IFC(1) each            Scudder Latin American Power I-C L.D.C.             Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
CAF, CMS, IFC(1) each            Scudder Latin American Power II-C L.D.C.            Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
CAF, CMS, IFC(1) each            Scudder Latin American Power II-P L.D.C.            Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
CAF, CMS, IFC(1) each            Scudder Latin American Power I-P L.D.C.             Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Cairo, Chris                     NRG Power Marketing Inc.                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               Collinsville Operations Pty Ltd                     D (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               Flinders Coal Pty Ltd                               D
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               Flinders Osborne Trading Pty Ltd                    D
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               Flinders Power Finance Pty Ltd                      D
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               Gladstone Power Station Joint Venture               Management Committee Member
                                 (unincorporated)
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Asia-Pacific, Ltd.                              Local Agent-Australia
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Collinsville Operating Services Pty Ltd         S
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Flinders Operating Services Pty Ltd             D
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Victoria I Pty Ltd                              S
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Victoria II Pty Ltd                             S
-----------------------------------------------------------------------------------------------------------------------------------
Cameron, Rodney J.               NRG Victoria III Pty Ltd                            S
-----------------------------------------------------------------------------------------------------------------------------------
Campone, Thomas                  Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Campone, Thomas                  Enfield Energy Centre Limited                       D
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                                      72
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Campone, Thomas                  Enfield Operations (UK) Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Campone, Thomas                  Enfield Operations, L.L.C.                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power I-C L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power II-C L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power II-Corporation A       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power II-Corporation B       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power II-P L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carbonell, Carmen E.             Scudder Latin American Power I-P L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Carlson, Lee R.                  Le Paz Incorporated                                 VP, T
-----------------------------------------------------------------------------------------------------------------------------------
Carlson, Lee R.                  Louisiana Energy Services, L.P.                     T
-----------------------------------------------------------------------------------------------------------------------------------
Carlson, Lee R.                  NRG Sunnyside Operations GP Inc.                    T
-----------------------------------------------------------------------------------------------------------------------------------
Carolina Energy Corp.(1)         Carolina Energy, Limited Partnership                Management Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Carpenter, Jay M.                Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Carpenter, Jay M.                NRG Victoria I Pty Ltd                              D
-----------------------------------------------------------------------------------------------------------------------------------
Carpenter, Jay M.                NRG Victoria II Pty Ltd                             D
-----------------------------------------------------------------------------------------------------------------------------------
Carpenter, Jay M.                NRG Victoria III Pty Ltd                            D
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NECSF LLC                                           P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              North American Thermal Systems Limited Liability    P
                                 Company
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Development Company Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Dover LLC                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Grand Forks LLC                   P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Harrisburg Inc.                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Minneapolis LLC                   P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Paxton Inc.                       D, P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Pittsburgh LLC                    P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Rock Tenn LLC                     P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center San Diego LLC                     P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Energy Center Washco LLC                        P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Thermal Corporation                             D, P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Thermal Operating Services LLC                  P
-----------------------------------------------------------------------------------------------------------------------------------
Carroll, Michael R.              NRG Thermal Services Inc.                           D, P
-----------------------------------------------------------------------------------------------------------------------------------
Carte, Adam C.                   NRG Energy, Inc.                                    AT
-----------------------------------------------------------------------------------------------------------------------------------
Chapman, Randall                 NEO Corporation                                     VP Operations
-----------------------------------------------------------------------------------------------------------------------------------
Choudhuri, Gour G.               Collinsville Power Joint Venture (unincorporated)   Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Choudhuri, Gour G.               NRG Collinsville Operating Services Pty Ltd         D
-----------------------------------------------------------------------------------------------------------------------------------
Clarke, Keith                    Langage Energy Park Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Clarke, Keith                    Wainstones Power Limited                            D
-----------------------------------------------------------------------------------------------------------------------------------
Contino, Scott                   Minnesota Methane LLC                               Executive Financial Officer
-----------------------------------------------------------------------------------------------------------------------------------
Coombs, Alan                     Bioconversion Partners, L.P.                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Coombs, Alan                     Jackson Valley Energy Partners, L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Coombs, Alan                     San Joaquin Valley Energy Partners I, L.P.          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Coombs, Alan                     San Joaquin Valley Energy Partners IV, L.P.         Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Corr, Edwin G.                   Compania Boliviana de Energia Electrica S.A.        D (independent), Compensation Committee member
                                                                                     Audit Committee member
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                                      73
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Coucill, David M.                NRG Gladstone Operating Services Pty Ltd            S
-----------------------------------------------------------------------------------------------------------------------------------
Coucill, David M.                NRG Gladstone Superannuation Pty Ltd                D
-----------------------------------------------------------------------------------------------------------------------------------
Covindassamy, Anada              Central and Eastern Europe Power Fund, Ltd.         Supervisory Council
-----------------------------------------------------------------------------------------------------------------------------------
Craven, Ralph H.                 NRG Flinders Operating Services Pty Ltd             S
-----------------------------------------------------------------------------------------------------------------------------------
Croke, Mark I.                   Enfield Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Cummings, James S.               NRG Energy Center Pittsburgh LLC                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Cwikla, John M.                  Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Cwikla, John M.                  Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Cwikla, John M.                  Enfield Operations (UK) Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Davison, Thomas L.               NRG Energy Center Minneapolis LLC                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Decker(1)                        Cadillac Renewable Energy LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Demir Export(1)                  Kanel Kangal Elektrik Limited Sirketi               Managing D
-----------------------------------------------------------------------------------------------------------------------------------
DeNotto, Gerald F.               Brimsdown Power Limited                             S
-----------------------------------------------------------------------------------------------------------------------------------
DeNotto, Gerald F.               Enfield Energy Centre Limited                       D, S
-----------------------------------------------------------------------------------------------------------------------------------
DeNotto, Gerald F.               Enfield Operations, L.L.C.                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Denton                           Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Dokken, Daniel                   Entrade GmbH                                        Manager (Geschaftsfuhrer)
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              Cabrillo Power I LLC                                T
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              Cabrillo Power II LLC                               T
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              El Segundo Power, LLC                               T
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              Long Beach Generation LLC                           T
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              WCP (Generation) Holdings LLC                       T
-----------------------------------------------------------------------------------------------------------------------------------
Doty, Robert D. Jr.              West Coast Power LLC                                T
-----------------------------------------------------------------------------------------------------------------------------------
Duke(1)                          Louisiana Energy Services, L.P.                     Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Dupuis, Roger                    Compania Boliviana de Energia Electrica S.A.        P, General Manager
-----------------------------------------------------------------------------------------------------------------------------------
Dupuis, Roger                    Compania Electrica Central Bulo Bulo S.A.           D
-----------------------------------------------------------------------------------------------------------------------------------
Dupuis, Roger                    Inversiones Bulo Bulo S.A.                          D
-----------------------------------------------------------------------------------------------------------------------------------
E.On Kraftwerke GmbH f/k/a Veba  Kraftwerk Schkopau GbR                              Managing Partner
Kraftwerk Ruhr AG
-----------------------------------------------------------------------------------------------------------------------------------
EGEM Enerji Sanayi ve Ticaret    Kanel Kangal Elektrik Limited Sirketi               Managing D
A.S.(1)
-----------------------------------------------------------------------------------------------------------------------------------
Elmer, Vic                       Rocky Road Power, LLC                               Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elmer, Vic                       Termo Santander Holding (Alpha), L.L.C.             Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power I-C L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power II-C L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power II-Corporation A       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power II-Corporation B       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power II-P L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Elward, Thomas W.                Scudder Latin American Power I-P L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             Four Hills, LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             Landfill Power LLC                                  Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             Minnesota Methane Holdings LLC                      Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             Minnesota Methane II LLC                            D (Operating  Committee member)
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             Minnesota Methane LLC                               Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Erickson, Stanley K.             MM Biogas Power LLC                                 Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------

                                      74
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Erickson, Stanley K.             MM Lopez Canyon                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Eslick, Brian                    Collinsville Operations Pty Ltd                     S
-----------------------------------------------------------------------------------------------------------------------------------
Fagerlund, Mats                  Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Fagerlund, Mats                  Compania Boliviana de Energia Electrica S.A.        D
-----------------------------------------------------------------------------------------------------------------------------------
Fahden, Nancy                    Carquinez Strait Preservation Trust, Inc.           VP
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Arthur Kill Power LLC                               S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Astoria Gas Turbine Power LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Conn. Jet Power LLC                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Devon Power LLC                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Dunkirk Power LLC                                   S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Huntley Power LLC                                   S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Meriden Gas Turbines LLC                            S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Middletown Power LLC                                S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Montville Power LLC                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Norwalk Power LLC                                   S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Affiliate Services Inc.                         S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Arthur Kill Operations Inc.                     S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Astoria Gas Turbine Operations Inc.             S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Bridgeport Harbor Operations Inc.               S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Conn. Affiliate Services Inc.                   S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Conn. Generating LLC                            S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Devon Operations Inc.                           S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Dunkirk Operations Inc.                         S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Eastern LLC                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Huntley Operations Inc.                         S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Middletown Operations Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Montville Operations Inc.                       S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG New Haven Harbor Operations Inc.                S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Northeast Affiliate Services Inc.               S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Northeast Generating LLC                        S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Norwalk Harbor Operations Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 NRG Oswego Harbor Power Operations Inc.             S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Somerset Operations Inc.                            S
-----------------------------------------------------------------------------------------------------------------------------------
Fisfis, David T.                 Somerset Power LLC                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Fluor Daniel(1)                  Louisiana Energy Services, L.P.                     Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Forsythe, Gerald R.              Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Forsythe, Gerald R.              Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Gelling, Douglas                 ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Gelling, Douglas                 Kraftwerk Schkopau GbR                              Construction Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Gibson, Roland                   Compania Boliviana de Energia Electrica S.A.        CFO, VP - Finance
-----------------------------------------------------------------------------------------------------------------------------------
Goldberg, Luella G.              NRG Energy, Inc.                                    D (independent)
-----------------------------------------------------------------------------------------------------------------------------------
Golt, Teresa                     NR(Gibraltar)                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Golt, Teresa                     NRGenerating (Gibraltar)                            D
-----------------------------------------------------------------------------------------------------------------------------------
Golt, Teresa                     NRGenerating II (Gibraltar)                         D
-----------------------------------------------------------------------------------------------------------------------------------
Golt, Teresa                     NRGenerating III (Gibraltar)                        D
-----------------------------------------------------------------------------------------------------------------------------------

                                      75
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Golt, Teresa                     Sterling (Gibraltar)                                S
-----------------------------------------------------------------------------------------------------------------------------------
Golt, Teresa                     Tosli (Gibraltar) B.V.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Gonzalez, Mauricio               Compania Boliviana de Energia Electrica S.A.        D (independent), Audit Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Goodwin, William P.              NRG Energy Center Harrisburg Inc.                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Goodwin, William P.              NRG Energy Center Paxton Inc.                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Goodwin, William P.              NRG Energy Center Pittsburgh LLC                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Goodwin, William P.              NRG Thermal Services Inc.                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Gottschalk, Crystal L.           NEO Corporation                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Gregson, Richard P.              Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Grieve, Pierson M.               NRG Energy, Inc.                                    D (independent)
-----------------------------------------------------------------------------------------------------------------------------------
Guglielmi, Thomas                NRG Thermal Corporation                             CFO
-----------------------------------------------------------------------------------------------------------------------------------
Haffner, Paul                    Kraftwerk Schkopau Betriebsgesellschaft mbH         Operating and Maintenance Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Haffner, Paul                    Saale Energie GmbH                                  Prokurist (joint representative with a
                                                                                     managing D/by proxy)
-----------------------------------------------------------------------------------------------------------------------------------
Helliwell, Jr., William          Tacoma Energy Recovery Company                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Hermann, Edward P.               Cabrillo Power I LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Hermann, Edward P.               Cabrillo Power II LLC                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   B.L. England Operations Inc.                        D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Deepwater Operations Inc.                           D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Esoco Crockett, Inc.                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Esoco Orrington, Inc.                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Esoco, Inc.                                         D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Indian River Operations Inc.                        D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Affiliate Services Inc.                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Arthur Kill Operations Inc.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Astoria Gas Turbine Operations Inc.             D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Bridgeport Harbor Operations Inc.               D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Cabrillo Power Operations Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Cadillac Operations Inc.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Conn. Affiliate Services Inc.                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Devon Operations Inc.                           D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Dunkirk Operations Inc.                         D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG El Segundo Operations Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Energy, Inc.                                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Huntley Operations Inc.                         D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG International Services Company                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Middletown Operations Inc.                      D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Montville Operations Inc.                       D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG New Haven Harbor Operations Inc.                D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Northeast Affiliate Services Inc.               D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Norwalk Harbor Operations Inc.                  D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Operating Services, Inc.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Oswego Harbor Power Operations Inc.             D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Services Corporation                            D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   NRG Western Affiliate Services Inc.                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Hewitt, Roy R.                   Somerset Operations Inc.                            D, VP
-----------------------------------------------------------------------------------------------------------------------------------

                                      76
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Hewitt, Roy R.                   Vienna Operations Inc.                              D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Hight, Robert                    Carquinez Strait Preservation Trust, Inc.           S
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Collinsville Operations Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Collinsville Power Joint Venture (unincorporated)   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Flinders Coal Pty Ltd                               D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Flinders Labuan (No. 1) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Flinders Labuan (No. 2) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Flinders Osborne Trading Pty Ltd                    D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Flinders Power Finance Pty Ltd                      D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Gladstone Power Station Joint Venture               Management committee member
                                 (unincorporated)
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                Loy Yang Power Projects Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Asia-Pacific, Ltd.                              P
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Collinsville Operating Services Pty Ltd         D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Energy, Inc.                                    SVP
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Flinders Operating Services Pty Ltd             D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Gladstone Operating Services Pty Ltd            D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Victoria I Pty Ltd                              D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Victoria II Pty Ltd                             D
-----------------------------------------------------------------------------------------------------------------------------------
Hilless, Keith G.                NRG Victoria III Pty Ltd                            D
-----------------------------------------------------------------------------------------------------------------------------------
Hodder, William A.               NRG Energy, Inc.                                    D (Independent)
-----------------------------------------------------------------------------------------------------------------------------------
Hoeft, William L.                Minnesota Methane Holdings LLC                      Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Hoeft, William L.                Minnesota Methane II LLC                            D (Operating  Committee member- alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Hoeft, William L.                Minnesota Methane LLC                               Operating Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Hoeft, William L.                MM Biogas Power LLC                                 Operating Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Holland Intertrust Corp. B.V.    Enfield Holdings B.V.                               S
-----------------------------------------------------------------------------------------------------------------------------------
Howard, James J.                 NRG Energy, Inc.                                    D
-----------------------------------------------------------------------------------------------------------------------------------
Irwin, Vivian A.                 NRG Gladstone Superannuation Pty Ltd                D, S
-----------------------------------------------------------------------------------------------------------------------------------
Iturri, Jaime                    Compania Boliviana de Energia Electrica S.A.        AS
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MESI Fuel Station #1 LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 Minnesota Methane Holdings LLC                      Operating Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 Minnesota Methane II LLC                            D (Operating  Committee member- alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 Minnesota Methane LLC                               Operating Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG  Supervisory Board member
                                 mbH)
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Albany Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Biogas Power LLC                                 Operating Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Burnsville Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Corona Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Cuyahoga Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Erie Power LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Ft. Smith Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Hackensack Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Hartford Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Lopez Energy LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Lowell Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------

                                      77
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Jensen, Allen R.                 MM Nashville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Northern Tier Energy LLC                         Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Phoenix Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Prima Deshecha Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Prince William Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Riverside LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM San Diego LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM SKB Energy LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Spokane Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Tacoma LLC                                       Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Tajiguas Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Taunton Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Tomoka Farms Energy LLC                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Tulare Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM West Covina GT LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Woodville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MM Yolo Power LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 MMSB Transco Holdings LLC                           Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Albany, L.L.C.                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Billerica LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Burlington, LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Burnsville, LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Calif. Power LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Corona LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Corporation                                     VP Project Development
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Cuyahoga, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Edgeboro, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO El Sobrante LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Erie LLC                                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Fitchburg LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Ft. Smith LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Hackensack, LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Hartford, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Landfill Gas Holdings Inc.                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Landfill Gas Inc.                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Lopez Canyon LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Lowell LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Martinez LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO MESI LLC                                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Nashville LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Northern Tier LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Phoenix LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Power Services Inc.                             VP
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Prima Deshecha LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Prince William, LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------

                                      78
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Jensen, Allen R.                 NEO Riverside LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO San Bernardino LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO San Diego LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO SKB LLC                                         Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Spokane LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Tacoma, L.L.C.                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Tajiguas LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Taunton LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Tomoka Farms LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Tri-Cities LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Tulare LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO West Covina LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Woodville LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 NEO Yolo LLC                                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 O Brien Biogas (Mazzaro), Inc.                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 O Brien Biogas IV LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 O Brien Standby Power Energy, Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Jensen, Allen R.                 Suncook Energy LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                Cabrillo Power I LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                Cabrillo Power II LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                El Segundo Power, LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                Long Beach Generation LLC                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                NRG Energy, Inc.                                    Audit Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                WCP (Generation) Holdings LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Alisa B.                West Coast Power LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Johnson, Gary R.                 NRG Energy, Inc.                                    D
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Albany Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Cuyahoga Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Hartford Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Lopez Energy LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Lowell Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Prince William Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM San Diego LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Spokane Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Tacoma LLC                                       Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Taunton Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Tomoka Farms Energy LLC                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Tulare Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM West Covina LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  MM Yolo Power LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D.                  O Brien Biogas IV LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Jones, Peter D. (Transfield)     Collinsville Operations Pty Ltd                     D (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Kaiser, Paul                     ECK Generating, s.r.o.                              Executive D
-----------------------------------------------------------------------------------------------------------------------------------
Kaiser, Paul                     NRG Energeticky Provoz, s.r.o.                      Executive D
-----------------------------------------------------------------------------------------------------------------------------------
Kaiser, Paul                     NRG Energy CZ, s.r.o.                               Executive D
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                                      79
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Kasmani, Nosly                   Flinders Labuan (No. 1) Ltd.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Kasmani, Nosly                   Flinders Labuan (No. 2) Ltd.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Kay, Ian A.                      Loy Yang Power Management Pty Ltd                   D
-----------------------------------------------------------------------------------------------------------------------------------
Kay, Ian A.                      Loy Yang Power Projects Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Kelly, Richard C.                NRG Energy, Inc.                                    D
-----------------------------------------------------------------------------------------------------------------------------------
Kikuchi, Isao                    European Generating S.a.r.l.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Four Hills, LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Jackson Valley Energy Partners, L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Kiksis B.V.                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Landfill Power LLC                                  Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              LFG Partners, L.L.C.                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MESI Fuel Station #1 LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Minnesota Methane Holdings LLC                      Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Minnesota Methane II LLC                            D (Operating  Committee member)
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Minnesota Methane LLC                               Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Biogas Power LLC                                 Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Burnsville Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Corona Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM El Sobrante Energy LLC                           Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Erie Power LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Ft. Smith Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Hackensack Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Martinez Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Nashville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Northern Tier Energy LLC                         Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Phoenix Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Prima Deshecha Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Riverside LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM SKB Energy LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Tajiguas Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Tri-Cities Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MM Woodville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              MMSB Transco Holdings LLC                           Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Albany, L.L.C.                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Burnsville, LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Calif. Power LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Chester-Gen LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Corona LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Corporation                                     D, P
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Cuyahoga, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO ECO 11 LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Edgeboro, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO El Sobrante LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Erie LLC                                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Fitchburg LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------

                                      80

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Knudsen, Valorie A.              NEO Freehold-Gen LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Ft. Smith LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Hackensack, LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Hartford, LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Landfill Gas Inc.                               Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Lopez Canyon LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Lowell LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Martinez LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Nashville LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Northern Tier LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Phoenix LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Power Services Inc.                             D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Prima Deshecha LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Prince William, LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Riverside LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO San Bernardino LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO San Diego LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO SKB LLC                                         Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Spokane LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Tacoma, L.L.C.                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Tajiguas LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Taunton LLC                                     Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Toledo-Gen LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Tomoka Farms LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Tri-Cities LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Tulare LLC                                      Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO West Covina LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Woodville LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              NEO Yolo LLC                                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Northbrook Acquisition Corp.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Northbrook Carolina Hydro, L.L.C.                   Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Northbrook Energy, L.L.C.                           Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Northbrook N.Y. LLC                                 Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              O Brien Biogas (Mazzaro), Inc.                      P
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              O Brien Standby Power Energy, Inc.                  P
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              P.T. Dayalistrik Pratama                            D
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              STS Hydropower Ltd.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Suncook Energy LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Knudsen, Valorie A.              Sunshine State Power B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Koc Holdings A.S.(1)             Kanel Kangal Elektrik Limited Sirketi               Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Kondylis, Barbara                Carquinez Strait Preservation Trust, Inc.           EVP
-----------------------------------------------------------------------------------------------------------------------------------
Krasny, Josef                    Energeticke Centrum Kladno, s.r.o.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Krieg, Heiner                    Mitteldeutsche Braunkohlengesellschaft mbH          Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Krob, Jan                        ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Kropp, Darryl F.                 NRG Gladstone Superannuation Pty Ltd                D
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                                      81

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Krumpos, Phillip J.              Camas Power Boiler, Inc.                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              O Brien Cogeneration, Inc. II                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              ONSITE Energy, Inc.                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              ONSITE Marianas Corporation                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              ONSITE Soledad, Inc.                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              Pacific Crockett Energy, Inc.                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Krumpos, Phillip J.              Pacific-Mt. Poso Corporation                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Kucera, David                    Entrade GmbH                                        Manager (Geschaftsfuhrer)
-----------------------------------------------------------------------------------------------------------------------------------
Lauri, Hillar A.                 OU Nrg Energy Est                                   Management Board Member
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                Cabrillo Power I LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                Cabrillo Power II LLC                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                El Segundo Power, LLC                               VP, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                Long Beach Generation LLC                           VP, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                WCP (Generation) Holdings LLC                       VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Lednicky, Lynn A.                West Coast Power LLC                                VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Leinster, Malcolm G.             NRG Gladstone Superannuation Pty Ltd                D
-----------------------------------------------------------------------------------------------------------------------------------
LJP Enterprise(1)                Minnesota Waste Processing Company, L.L.C.          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Cabrillo Power I LLC                                S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Cabrillo Power II LLC                               S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Camas Power Boiler, Inc.                            S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     El Segundo Power, LLC                               S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Energy National, Inc.                               S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Enifund, Inc.                                       S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Enigen, Inc.                                        S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Crockett, Inc.                                S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Fayetteville, Inc.                            S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Molokai, Inc.                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Orrington, Inc.                               S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Soledad, Inc.                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Esoco Wilson, Inc.                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     ESOCO, Inc.                                         S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Long Beach Generation LLC                           S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Northeast Generation Holding LLC                    S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG Cabrillo Power Operations Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG El Segundo Operations Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG Energy Jackson Valley I, Inc.                   S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG Energy Jackson Valley II, Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG Mextrans Inc.                                   S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG PacGen Inc.                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG West Coast Inc.                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     NRG Western Affiliate Services Inc.                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     O Brien Cogeneration, Inc. II                       S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     ONSITE Energy, Inc.                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     ONSITE Funding Corporation                          S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     ONSITE Marianas Corporation                         S
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                                      82
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Lloyd, David                     ONSITE Soledad, Inc.                                S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Crockett Energy, Inc.                       S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Crockett Holdings, Inc.                     S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Generation Company                          S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Generation Development Company              S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Generation Holdings Company                 S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Generation Resources Company                S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Orrington Energy, Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific Recycling Energy, Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Pacific-Mt. Poso Corporation                        S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     San Joaquin Valley Energy I, Inc.                   S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     San Joaquin Valley Energy IV, Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     Valmy Power LLC                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     WCP (Generation) Holdings LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
Lloyd, David                     West Coast Power LLC                                S
-----------------------------------------------------------------------------------------------------------------------------------
Lopez, Aldo                      Rocky Road Power, LLC                               Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Lopez, Aldo                      Termo Santander Holding (Alpha), L.L.C.             Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Louisiana Power & Light(1)       Louisiana Energy Services, L.P.                     Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Lundgren, Hans                   Compania Electrica Central Bulo Bulo S.A.           D
-----------------------------------------------------------------------------------------------------------------------------------
Lundgren, Hans                   Inversiones Bulo Bulo S.A.                          D
-----------------------------------------------------------------------------------------------------------------------------------
Magid, Herbert                   Central and Eastern Europe Power Fund, Ltd.         D
-----------------------------------------------------------------------------------------------------------------------------------
Mahoney, Lewis                   NRG Energy Center San Francisco LLC                 P, AS, T
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    Cabrillo Power I LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    Cabrillo Power II LLC                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    El Segundo Power, LLC                               Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    Long Beach Generation LLC                           Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    Rocky Road Power, LLC                               Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    Termo Santander Holding (Alpha), L.L.C.             Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    WCP (Generation) Holdings LLC                       VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Manalac, G.P.                    West Coast Power LLC                                VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Manzey-Adelmann, Lisa            Kraftwerk Schkopau GbR                              Finance Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Bioconversion Partners, L.P.                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Cabrillo Power I LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Cabrillo Power II LLC                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Camas Power Boiler, Inc.                            D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Carolina Energy, Limited Partnership                Management Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                El Segundo Power, LLC                               VP, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Energy National, Inc.                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Enifund, Inc.                                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Jackson Valley Energy Partners, L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Long Beach Generation LLC                           VP, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                NRG Development Company Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                NRG Energy Jackson Valley I, Inc.                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                NRG Energy Jackson Valley II, Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                NRG Mextrans Inc.                                   D, VP
-----------------------------------------------------------------------------------------------------------------------------------

                                      83
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Marks, Stanley M.                NRG PacGen Inc.                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                NRG West Coast Inc.                                 D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                ONSITE Energy, Inc.                                 D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                ONSITE Funding Corporation                          VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                ONSITE Marianas Corporation                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                ONSITE Soledad, Inc.                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Pacific Crockett Energy, Inc.                       D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Pacific Crockett Holdings, Inc.                     D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Pacific Generation Company                          VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Pacific Generation Holdings Company                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Pacific-Mt. Poso Corporation                        D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                San Joaquin Valley Energy I, Inc.                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                San Joaquin Valley Energy IV, Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                San Joaquin Valley Energy Partners I, L.P.          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                San Joaquin Valley Energy Partners IV, L.P.         Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                Valmy Power LLC                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                WCP (Generation) Holdings LLC                       VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Marks, Stanley M.                West Coast Power LLC                                VP, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Arthur Kill Power LLC                               P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Astoria Gas Turbine Power LLC                       P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            B.L. England Power LLC                              P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Big Cajun I Peaking Power LLC                       P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Cabrillo Power I LLC                                P, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Cabrillo Power II LLC                               P, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Cadillac Renewable Energy LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Camas Power Boiler, Inc.                            D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Conemaugh Power LLC                                 P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Conn. Jet Power LLC                                 P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Deepwater Power LLC                                 P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Devon Power LLC                                     P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Dunkirk Power LLC                                   P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            El Segundo Power, LLC                               P, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Elk River Resource Recovery, Inc.                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Energy National, Inc.                               D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Enifund, Inc.                                       D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Enigen, Inc.                                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Graystone Corporation                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Huntley Power LLC                                   P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Indian River Power LLC                              P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Kaufman Cogen LP                                    P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Keystone Power LLC                                  P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Lakefield Junction LP                               P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Long Beach Generation LLC                           P, Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Louisiana Generating LLC                            VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Maine Energy Recovery Company                       P
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                                      84
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Mataczynski, Craig A.            Meriden Gas Turbines LLC                            P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            MidAtlantic Generation Holding LLC                  P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Mid-Continent Power Company, L.L.C.                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Middletown Power LLC                                P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Montville Power LLC                                 P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NEO Corporation                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NEO Landfill Gas Holdings Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NEO Landfill Gas Inc.                               D, Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NEO Power Services Inc.                             D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            North American Thermal Systems Limited Liability    CFO
                                 Company
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Northbrook Acquisition Corp.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Northbrook Carolina Hydro, L.L.C.                   Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Northbrook Energy, L.L.C.                           Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Northeast Generation Holding LLC                    P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Norwalk Power LLC                                   P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Cadillac Inc.                                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Central U.S. LLC                                P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG ComLease LLC                                    P, VP
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Conn. Generating LLC                            P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Development Company Inc.                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Eastern LLC                                     P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Energy Center Harrisburg Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Energy Center Paxton Inc.                       D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Energy Jackson Valley I, Inc.                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Energy Jackson Valley II, Inc.                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Energy, Inc.                                    SVP
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Granite Acquisition LLC                         P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Kaufman LLC                                     P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Lakefield Inc.                                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Lakefield Junction LLC                          P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Mesquite LLC                                    P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Mextrans Inc.                                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG MidAtlantic Generating LLC                      P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG MidAtlantic LLC                                 P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG New Roads Generating LLC                        P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG New Roads Holdings LLC                          P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Northeast Generating LLC                        P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Operating Services, Inc.                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG PacGen Inc.                                     D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Power Marketing Inc.                            D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Rocky Road LLC                                  P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Sabine River Works GP LLC                       P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Sabine River Works LP LLC                       P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG South Central Generating LLC                    P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG Thermal Corporation                             CB, D
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                                      85
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Mataczynski, Craig A.            NRG Thermal Services Inc.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            NRG West Coast Inc.                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            O Brien Biogas (Mazzaro), Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            O Brien Cogeneration, Inc. II                       D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            O Brien Standby Power Energy, Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            ONSITE Energy, Inc.                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            ONSITE Funding Corporation                          D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            ONSITE Marianas Corporation                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            ONSITE Soledad, Inc.                                D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Oswego Harbor Power LLC                             P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Crockett Energy, Inc.                       D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Crockett Holdings, Inc.                     D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Generation Company                          D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Generation Development Company              D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Generation Holdings Company                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Generation Resources Company                D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Orrington Energy, Inc.                      D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific Recycling Energy, Inc.                      D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Pacific-Mt. Poso Corporation                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Penobscot Energy Recovery Company, Limited          P, Management Committee Member
                                 Partnership
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Power Operations, Inc.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            San Joaquin Valley Energy I, Inc.                   D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            San Joaquin Valley Energy IV, Inc.                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Somerset Power LLC                                  P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            South Central Generation Holding LLC                P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            STS Hydropower Ltd.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Tacoma Energy Recovery Company                      D
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Valmy Power LLC                                     P
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            Vienna Power LLC                                    P, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            WCP (Generation) Holdings LLC                       P, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mataczynski, Craig A.            West Coast Power LLC                                P, Executive Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Mayer, Richard L.                NECSF LLC                                           VP
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 Big Cajun I Peaking Power LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 Kaufman Cogen LP                                    S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 Louisiana Generating LLC                            S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG Granite Acquisition LLC                         S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG Kaufman LLC                                     S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG Mesquite LLC                                    S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG New Roads Generating LLC                        S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG New Roads Holdings LLC                          S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG Sabine River Works GP LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG Sabine River Works LP LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
McInnis, Kell A.                 NRG South Central Generating LLC                    S
-----------------------------------------------------------------------------------------------------------------------------------
McIntyre, Edward J.              NRG Energy, Inc.                                    D, Compensation Committee member, Pricing
                                                                                     Committee member, Audit Committee Chair
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                                      86
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McKenna, Thomas                  ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 Flinders Coal Pty Ltd                               S
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 Flinders Labuan (No. 1) Ltd.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 Flinders Labuan (No. 2) Ltd.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 Flinders Osborne Trading Pty Ltd                    S
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 Flinders Power Finance Pty Ltd                      S
-----------------------------------------------------------------------------------------------------------------------------------
Messer, Shaun K.                 NRG Flinders Operating Services Pty Ltd             S
-----------------------------------------------------------------------------------------------------------------------------------
Messmer-Zehnder, Adelheid        Entrade d.o.o.                                      D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              Killingholme Generation Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              Killingholme Holdings Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              Killingholme Power Limited                          D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              Le Paz Incorporated                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              NRG Energy Ltd.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              NRG International Development Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              NRGenerating Energy Trading Ltd.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Milkovich, James J.              NRGenerating, Ltd.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Mincing Lane Corporate           Langage Energy Park Limited                         S
Secretaryervices Limited
-----------------------------------------------------------------------------------------------------------------------------------
Mincing Lane Corporate           Wainstones Power Limited                            S
Secretaryervices Limited
-----------------------------------------------------------------------------------------------------------------------------------
Morrison Knudsen (1)             MIBRAG B.V.                                         Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Morrison Knudsen (1)             Mitteldeutsche Braunkohlengesellschaft mbH          Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Moschakis, Jack                  NRG Flinders Operating Services Pty Ltd             S
-----------------------------------------------------------------------------------------------------------------------------------
Mourelle, Francisco              Compania Electrica Central Bulo Bulo S.A.           D
-----------------------------------------------------------------------------------------------------------------------------------
Mourelle, Francisco              Inversiones Bulo Bulo S.A.                          D
-----------------------------------------------------------------------------------------------------------------------------------
Mueller, Steve J.                NRG Energy Center San Diego LLC                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Muller, Ewe                      Entrade Deutschland GmbH                            D
-----------------------------------------------------------------------------------------------------------------------------------
Murley, Thomas S.                Croatia Power Group                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Neel, John M.                    Kraftwerk Schkopau GbR                              Manager, Construction Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    B.L. England Operations Inc.                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Deepwater Operations Inc.                           D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Crockett, Inc.                                D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Fayetteville, Inc.                            D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Molokai, Inc.                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Orrington, Inc.                               D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Soledad, Inc.                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco Wilson, Inc.                                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Esoco, Inc.                                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Indian River Operations Inc.                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Killingholme Generation Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Killingholme Holdings Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Killingholme Power Limited                          D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Arthur Kill Operations Inc.                     D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Astoria Gas Turbine Operations Inc.             D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Bridgeport Harbor Operations Inc.               D, P
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                                      87

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Noer, John A.                    NRG Cabrillo Power Operations Inc.                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Cadillac Operations Inc.                        D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Devon Operations Inc.                           D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Dunkirk Operations Inc.                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG El Segundo Operations Inc.                      D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Energy, Inc.                                    SVP
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Flinders Operating Services Pty Ltd             D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Huntley Operations Inc.                         D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Middletown Operations Inc.                      D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Montville Operations Inc.                       D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG New Haven Harbor Operations Inc.                D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Norwalk Harbor Operations Inc.                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG Oswego Harbor Power Operations Inc.             D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRG PacGen Inc.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    NRGenerating, Ltd.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Power Operations, Inc.                              D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Somerset Operations Inc.                            D, P
-----------------------------------------------------------------------------------------------------------------------------------
Noer, John A.                    Vienna Operations Inc.                              D, P
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15)   Sterling (Gibraltar)                                D
B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15)   Sterling Luxembourg (No. 1) s.a.r.l.                D
B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15)   Sterling Luxembourg (No. 2) s.a.r.l.                D
B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15)   Sterling Luxembourg (No. 3) s.a.r.l.                D
B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 15)   Sterling Luxembourg (No. 4) s.a.r.l.                D
B.V.
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating International B.V.  NRGenerating Luxembourg (No. 1) S.a.r.l.            D
-----------------------------------------------------------------------------------------------------------------------------------
NRGenerating International B.V.  NRGenerating Luxembourg (No. 2) S.a.r.l.            D
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            Killingholme Generation Limited                     S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            Killingholme Holdings Limited                       S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            Killingholme Power Limited                          S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG Asia-Pacific, Ltd.                              S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG Energy Ltd.                                     S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG International Development Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG International II Inc.                           S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG International III Inc.                          S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG International Services Company                  S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRG International, Inc.                             S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRGenerating Energy Trading Ltd.                    S
-----------------------------------------------------------------------------------------------------------------------------------
O'Brien, Timothy W.J.            NRGenerating, Ltd.                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Oberg, Bjorn                     Compania Boliviana de Energia Electrica S.A.        AS
-----------------------------------------------------------------------------------------------------------------------------------
Omega Energy                     Northbrook Acquisition Corp.                        P, EVP, S, AS, T
-----------------------------------------------------------------------------------------------------------------------------------
Omega Energy                     STS Hydropower Ltd.                                 P, EVP, S, AS, T
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                                      88

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Omega Energy(2)                  STS Hydropower Ltd.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Arthur Kill Power LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Astoria Gas Turbine Power LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             B.L. England Operations Inc.                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             B.L. England Power LLC                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Big Cajun I Peaking Power LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Cabrillo Power I LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Cabrillo Power II LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Camas Power Boiler, Inc.                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Cobee Holdings Inc.                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Conemaugh Power LLC                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Conn. Jet Power LLC                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Deepwater Operations Inc.                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Deepwater Power LLC                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Devon Power LLC                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Dunkirk Power LLC                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             El Segundo Power, LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Elk River Resource Recovery, Inc.                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Energy National, Inc.                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Enfield Operations, L.L.C.                          S
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Enifund, Inc.                                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Enigen, Inc.                                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Crockett, Inc.                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Fayetteville, Inc.                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Molokai, Inc.                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Orrington, Inc.                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Soledad, Inc.                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco Wilson, Inc.                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Esoco, Inc.                                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Graystone Corporation                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Huntley Power LLC                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Indian River Operations Inc.                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Indian River Power LLC                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Kaufman Cogen LP                                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Keystone Power LLC                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Lakefield Junction LP                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Le Paz Incorporated                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Louisiana Generating LLC                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Meriden Gas Turbines LLC                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             MidAtlantic Generation Holding LLC                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Middletown Power LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Montville Power LLC                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NECSF LLC                                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NEO Corporation                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NEO Power Services Inc.                             AS
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                                      89

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Osteraas, Kathryn J.             Northeast Generation Holding LLC                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Norwalk Power LLC                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Affiliate Services Inc.                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Affiliate Services Inc.                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Arthur Kill Operations Inc.                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Asia-Pacific, Ltd.                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Astoria Gas Turbine Operations Inc.             AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Bridgeport Harbor Operations Inc.               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Cabrillo Power Operations Inc.                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Cadillac Inc.                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Cadillac Operations Inc.                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Central U.S. LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG ComLease LLC                                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Conn. Affiliate Services Inc.                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Conn. Generating LLC                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Development Company Inc.                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Devon Operations Inc.                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Dunkirk Operations Inc.                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Eastern LLC                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG El Segundo Operations Inc.                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Dover LLC                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Grand Forks LLC                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Harrisburg Inc.                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Minneapolis LLC                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Paxton Inc.                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Pittsburgh LLC                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Rock Tenn LLC                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center San Diego LLC                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Center Washco LLC                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Jackson Valley I, Inc.                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy Jackson Valley II, Inc.                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Energy, Inc.                                    AS, Audit Committee S
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Granite Acquisition LLC                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Huntley Operations Inc.                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG International Development Inc.                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG International II Inc.                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG International III Inc.                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG International Services Company                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG International, Inc.                             AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Kaufman LLC                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Lakefield Inc.                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Lakefield Junction LLC                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Latin America Inc.                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Louisiana LLC                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Mesquite LLC                                    AS
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                                      90

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Osteraas, Kathryn J.             NRG Mextrans Inc.                                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG MidAtlantic Generating LLC                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG MidAtlantic LLC                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Middletown Operations Inc.                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Montville Operations Inc.                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG New Haven Harbor Operations Inc.                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG New Roads Generating LLC                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG New Roads Holdings LLC                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Northeast Affiliate Services Inc.               AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Northeast Generating LLC                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Norwalk Harbor Operations Inc.                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Oswego Harbor Power Operations Inc.             AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG PacGen Inc.                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Power Marketing Inc.                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Processing Solutions LLC                        AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Rocky Road LLC                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Sabine River Works GP LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Sabine River Works LP LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Services Corporation                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG South Central Generating LLC                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Sunnyside Operations GP Inc.                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Sunnyside Operations LP Inc.                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Thermal Corporation                             AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Thermal Operating Services LLC                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Thermal Services Inc.                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG West Coast Inc.                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             NRG Western Affiliate Services Inc.                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             O Brien Cogeneration, Inc. II                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Okeechobee Power I, Inc.                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Okeechobee Power II, Inc.                           AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Okeechobee Power III, Inc.                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             ONSITE Energy, Inc.                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             ONSITE Funding Corporation                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             ONSITE Marianas Corporation                         AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             ONSITE Soledad, Inc.                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Oswego Harbor Power LLC                             AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Crockett Energy, Inc.                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Crockett Holdings, Inc.                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Generation Company                          AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Generation Development Company              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Generation Holdings Company                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Generation Resources Company                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Orrington Energy, Inc.                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific Recycling Energy, Inc.                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Pacific-Mt. Poso Corporation                        AS
-----------------------------------------------------------------------------------------------------------------------------------

                                      91
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Osteraas, Kathryn J.             Power Operations, Inc.                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             San Joaquin Valley Energy I, Inc.                   AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             San Joaquin Valley Energy IV, Inc.                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Scoria Incorporated                                 AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Somerset Operations Inc.                            AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Somerset Power LLC                                  AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             South Central Generation Holding LLC                AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Tacoma Energy Recovery Company                      AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Valmy Power LLC                                     AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Vienna Operations Inc.                              AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             Vienna Power LLC                                    AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             WCP (Generation) Holdings LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Osteraas, Kathryn J.             West Coast Power LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Others                           Gladstone Power Station Joint Venture               Management Committee Member
                                 (unincorporated)
-----------------------------------------------------------------------------------------------------------------------------------
Others                           Loy Yang Power Partners (unincorporated)            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Others                           Mitteldeutsche Braunkohlengesellschaft mbH          Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Others(26)                       Carquinez Strait Preservation Trust, Inc.           D
-----------------------------------------------------------------------------------------------------------------------------------
Pahor, Walter P.                 Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Parker, Kylie M.                 NRG Gladstone Superannuation Pty Ltd                D
-----------------------------------------------------------------------------------------------------------------------------------
Patterson, Robert W.             Loy Yang Power Management Pty Ltd                   D
-----------------------------------------------------------------------------------------------------------------------------------
Patterson, Robert W.             Loy Yang Power Projects Pty Ltd                     D
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power I-C L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power II-C L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power II-Corporation A       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power II-Corporation B       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power II-P L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Paul, Helmut                     Scudder Latin American Power I-P L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Peabody Holding Company, Inc.(1) Kanel Kangal Elektrik Limited Sirketi               Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Arthur Kill Power LLC                               Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Astoria Gas Turbine Power LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               B.L. England Operations Inc.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               B.L. England Power LLC                              Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Big Cajun I Peaking Power LLC                       Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Camas Power Boiler, Inc.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Cobee Holdings Inc.                                 D, P
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Collinsville Power Joint Venture (unincorporated)   Management Committee member (alternate for
                                                                                     Gour Gobina Choudhuri)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Compania Boliviana de Energia Electrica S.A.        CB, D, Compensation Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Conemaugh Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Conn. Jet Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Deepwater Operations Inc.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Deepwater Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Devon Power LLC                                     Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------

                                      92

-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Dunkirk Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Elk River Resource Recovery, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Energy National, Inc.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Enfield Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Enifund, Inc.                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Enigen, Inc.                                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Entrade Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Crockett, Inc.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Fayetteville, Inc.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Molokai, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Orrington, Inc.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Soledad, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco Wilson, Inc.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Esoco, Inc.                                         D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               European Generating S.a.r.l.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Flinders Labuan (No. 1) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Flinders Labuan (No. 2) Ltd.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Gladstone Power Station Joint Venture               Management Committee member (alternate for
                                 (unincorporated)                                    Keith H)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Graystone Corporation                               D, P
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Gunwale B.V.                                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Huntley Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Indian River Operations Inc.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Indian River Power LLC                              Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Keystone Power LLC                                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Kiksis B.V.                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Killingholme Generation Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Killingholme Holdings Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Killingholme Power Limited                          D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Kladno Power (No. 1) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Kladno Power (No. 2) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Lambique Beheer B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Le Paz Incorporated                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Louisiana Energy Services, L.P.                     CB
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Louisiana Generating LLC                            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Loy Yang Power Management Pty Ltd.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Loy Yang Power Partners                             Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Loy Yang Power Partners (unincorporated)            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               MIBRAG B.V.                                         Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               MidAtlantic Generation Holding LLC                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Mid-Continent Power Company, L.L.C.                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Middletown Power LLC                                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Montville Power LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NEO Corporation                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NEO Landfill Gas Holdings Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------

                                      93

-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NEO Landfill Gas Inc.                               D, Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               North American Thermal Systems Limited Liability    CB
                                 Company
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Northeast Generation Holding LLC                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Norwalk Power LLC                                   Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Affiliate Services Inc.                         D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Asia-Pacific, Ltd.                              D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Cadillac Inc.                                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Caymans Company                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Caymans-C                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Caymans-P                                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Central U.S. LLC                                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Conn. Affiliate Services Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Conn. Generating LLC                            Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Development Company Inc.                        CB, D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Eastern LLC                                     Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energeticky Provoz, s.r.o.                      Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Center Harrisburg Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Center Paxton Inc.                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy CZ, s.r.o.                               Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Development GmbH                         D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Jackson Valley I, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Jackson Valley II, Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy Ltd.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Energy, Inc.                                    CB, D, CEO, P, Pricing Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Gladstone Operating Services Pty Ltd            D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG International Development Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG International II Inc.                           D, CB, P, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG International III Inc.                          D, CB, P, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG International Services Company                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG International, Inc.                             D, CB, P, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Lakefield Inc.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Latin America Inc.                              D, P
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Mextrans Inc.                                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG MidAtlantic Generating LLC                      Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG MidAtlantic LLC                                 Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG New Roads Generating LLC                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG New Roads Holdings LLC                          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Northeast Affiliate Services Inc.               D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Northeast Generating LLC                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Operating Services, Inc.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Operating Services, Inc.                        CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG PacGen Inc.                                     D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Power Marketing Inc.                            D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Services Corporation                            D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG South Central Generating LLC                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------

                                      94

-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Sunnyside Operations GP Inc.                    D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Sunnyside Operations LP Inc.                    D, CB, CEO
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Thermal Corporation                             D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Thermal Services Inc.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG West Coast Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRG Western Affiliate Services Inc.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Energy Trading Ltd.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 1) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 11) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 13) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 14) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 15) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 16) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 17) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 18) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 19) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 2) GmbH                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 21) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 22) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 23) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 3) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 4) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 5) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 6) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 7) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 8) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings (No. 9) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Holdings GmbH                          D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating International B.V.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating Rupali B.V.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               NRGenerating, Ltd.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               O Brien Biogas (Mazzaro), Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               O Brien Cogeneration, Inc. II                       D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               O Brien Standby Power Energy, Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Okeechobee Power I, Inc.                            CB, CEO, D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Okeechobee Power II, Inc.                           D, P
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Okeechobee Power III, Inc.                          D, P
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               ONSITE Energy, Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               ONSITE Funding Corporation                          D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               ONSITE Marianas Corporation                         D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               ONSITE Soledad, Inc.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Oswego Harbor Power LLC                             Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               OU Nrg Energy Est                                   Supervisory Board (Ds)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               P.T. Dayalistrik Pratama                            Commissioner
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Crockett Energy, Inc.                       D
-----------------------------------------------------------------------------------------------------------------------------------

                                      95

-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Crockett Holdings, Inc.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Generation Company                          D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Generation Development Company              D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Generation Holdings Company                 D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Generation Resources Company                D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific Orrington Energy, Inc.                      D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Pacific-Mt. Poso Corporation                        D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Rybnik Power B.V.                                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Sachsen Holding B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               San Joaquin Valley Energy I, Inc.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               San Joaquin Valley Energy IV, Inc.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               San Joaquin Valley Energy Partners IV, L.P.         D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scoria Incorporated                                 D, CB. CEP
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power I-C L.D.C.             Project Committee Representative (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power II-C L.D.C.            Project Committee Representative (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power II-Corporation A       Project Committee Representative (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power II-Corporation A       Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power II-Corporation B       Management Committee Representative
                                                                                     Project Committee Representative (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power II-P L.D.C.            Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Scudder Latin American Power I-P L.D.C.             Management Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Somerset Power LLC                                  Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               South Central Generation Holding LLC                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Sunshine State Power (No. 2) B.V.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Sunshine State Power B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Tacoma Energy Recovery Company                      D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Tosli Investments N.V.                              D - Category A
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Vienna Operations Inc.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, David H.               Vienna Power LLC                                    Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              Minnesota Methane LLC                               Executive Operating Officer
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Albany Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Biogas Power LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Burnsville Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Corona Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Cuyahoga Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM El Sobrante Energy LLC                           Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Hackensack Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Hartford Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Lopez Energy LLC                                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Lowell Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Martinez Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Nashville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Northern Tier Energy LLC                         Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Phoenix Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Prima Deshecha Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------

                                      96

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Peterson, Jerald W.              MM Prince William Energy LLC                        Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Riverside LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM San Diego LLC                                    Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM SKB Energy LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Spokane Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Tacoma LLC                                       Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Tajiguas Energy LLC                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Taunton Energy LLC                               Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Tomoka Farms Energy LLC                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Tri-Cities Energy LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Tulare Energy LLC                                Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM West Covina LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Woodville Energy LLC                             Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              MM Yolo Power LLC                                   Manager
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Jerald W.              Suncook Energy LLC                                  Manager
-----------------------------------------------------------------------------------------------------------------------------------
Pickard, Christopher M.          Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Pieper, William T.               NRG Energy, Inc.                                    C
-----------------------------------------------------------------------------------------------------------------------------------
Pittman, Gerald F.               NRG Thermal Corporation                             VP of Business Development
-----------------------------------------------------------------------------------------------------------------------------------
Platteter, Dennis L.             NRG Energy Center Dover LLC                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Platteter, Dennis L.             NRG Energy Center Grand Forks LLC                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Platteter, Dennis L.             NRG Energy Center Rock Tenn LLC                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Platteter, Dennis L.             NRG Energy Center Washco LLC                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Platzer, Joachim                 Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Platzer, Joachim                 Compania Boliviana de Energia Electrica S.A.        Audit Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Polacek, Ing. P.                 ECK Generating, s.r.o.                              Executive D
-----------------------------------------------------------------------------------------------------------------------------------
Pomerleau, Jon                   Mid-Continent Power Company, L.L.C.                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
PowerGen(1)                      Kraftwerk Schkopau GbR                              Manager
-----------------------------------------------------------------------------------------------------------------------------------
PowerGen(1)                      MIBRAG B.V.                                         Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
PowerGen(1)                      Mitteldeutsche Braunkohlengesellschaft mbH          Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
PowerGen(2)                      Kraftwerk Schkopau GbR                              Construction Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Prajzler, Milan                  Energeticke Centrum Kladno, s.r.o.                  D
-----------------------------------------------------------------------------------------------------------------------------------
PT Fenergi(1)                    P.T. Dayalistrik Pratama                            D, Commissioner
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   Elk River Resource Recovery, Inc.                   S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NECSF LLC                                           S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NEO Corporation                                     S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NEO Landfill Gas Holdings Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NEO Landfill Gas Inc.                               S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NEO Power Services Inc.                             S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   North American Thermal Systems Limited Liability    S
                                 Company
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Dover LLC                         S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Grand Forks LLC                   S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Harrisburg Inc.                   S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Minneapolis LLC                   S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Paxton Inc.                       S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Pittsburgh LLC                    S
-----------------------------------------------------------------------------------------------------------------------------------

                                      97

-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Rock Tenn LLC                     S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center San Diego LLC                     S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Energy Center Washco LLC                        S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Processing Solutions LLC                        S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Thermal Corporation                             S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Thermal Operating Services LLC                  S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   NRG Thermal Services Inc.                           S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   O Brien Biogas (Mazzaro), Inc.                      S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   O Brien Standby Power Energy, Inc.                  S
-----------------------------------------------------------------------------------------------------------------------------------
Ptacek, Tammie                   Tacoma Energy Recovery Company                      S
-----------------------------------------------------------------------------------------------------------------------------------
Purves, Alan J.                  Landfill Power LLC                                  Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Pyropower Corp.(2)               Pyro-Pacific Operating Company                      managed by General partner or Management
                                                                                     Committee
-----------------------------------------------------------------------------------------------------------------------------------
Quixx Carolina(1)                Carolina Energy, Limited Partnership                Management Committee member (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Raschke, Manfred, Dr. G.         Mitteldeutsche Braunkohlengesellschaft mbH          Supervisory Board Member
-----------------------------------------------------------------------------------------------------------------------------------
Rey, Martin                      Central and Eastern Europe Power Fund, Ltd.         Supervisory Council
-----------------------------------------------------------------------------------------------------------------------------------
Richardson, Thomas A.            B.L. England Operations Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Richardson, Thomas A.            Deepwater Operations Inc.                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Richardson, Thomas A.            Indian River Operations Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Richardson, Thomas A.            Vienna Operations Inc.                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Arthur Kill Power LLC                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Astoria Gas Turbine Power LLC                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Conn. Jet Power LLC                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Devon Power LLC                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Dunkirk Power LLC                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Huntley Power LLC                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Meriden Gas Turbines LLC                            VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Middletown Power LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Montville Power LLC                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Northeast Generation Holding LLC                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Norwalk Power LLC                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  NRG Cadillac Inc.                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  NRG Conn. Generating LLC                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  NRG Development Company Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  NRG Eastern LLC                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  NRG Northeast Generating LLC                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Oswego Harbor Power LLC                             VP
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Pacific Kingston Energy, Inc.                       D
-----------------------------------------------------------------------------------------------------------------------------------
Riley, Bryan K.                  Somerset Power LLC                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Rinne, Jochem                    Kraftwerk Schkopau Betriebsgesellschaft mbH         Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Roth, David R.                   Cabrillo Power I LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Roth, David R.                   Cabrillo Power II LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Roth, David R.                   El Segundo Power, LLC                               AS
-----------------------------------------------------------------------------------------------------------------------------------
Roth, David R.                   WCP (Generation) Holdings LLC                       AS
-----------------------------------------------------------------------------------------------------------------------------------
Roth, David R.                   West Coast Power LLC                                AS
-----------------------------------------------------------------------------------------------------------------------------------
Ruzynski, William                Kanel Kangal Elektrik Limited Sirketi               Managing D
-----------------------------------------------------------------------------------------------------------------------------------

                                      98

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Ruzynski, William                KUSEL Kutahya Seyitomer Elektrik Limited Sirketi    D
-----------------------------------------------------------------------------------------------------------------------------------
Ryan, Mark L.                    Loy Yang Power Management Pty Ltd                   S
-----------------------------------------------------------------------------------------------------------------------------------
Ryan, Mark L.                    Loy Yang Power Projects Pty Ltd                     S
-----------------------------------------------------------------------------------------------------------------------------------
Samek, Frantisek                 ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Sass, Renee J.                   NRG Energy, Inc.                                    AT
-----------------------------------------------------------------------------------------------------------------------------------
Scantlebury, Julian C.           Saale Energie Services GmbH                         Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Schieder                         Central and Eastern Europe Power Fund, Ltd.         Supervisory Council (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Scriban, Rod C.                  Pacific Kingston Energy, Inc.                       D (Canadian)
-----------------------------------------------------------------------------------------------------------------------------------
Shelton-Smith, John R.           Kraftwerk Schkopau Betriebsgesellschaft mbH         Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Sinclair, Stephen J.             Northbrook Acquisition Corp.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Sinclair, Stephen J.             Northbrook Carolina Hydro, L.L.C.                   Manager, Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Sinclair, Stephen J.             Northbrook Energy, L.L.C.                           Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Sinclair, Stephen J.             Northbrook N.Y. LLC                                 Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Skupnjak, Thomas                 Croatia Power Group                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Cobee Energy Development LLC                        S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Cobee Holdings Inc.                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Compania Boliviana de Energia Electrica S.A.        S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Le Paz Incorporated                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    NRG Caymans Company                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    NRG Caymans-C                                       S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    NRG Caymans-P                                       S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    NRG Latin America Inc.                              S
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Scudder Latin American Power I-C L.D.C.             Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Scudder Latin American Power II-C L.D.C.            Project Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Scudder Latin American Power II-P L.D.C.            Project Committee Representative (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Guy C.                    Scudder Latin American Power I-P L.D.C.             Management Committee Representative (alternate
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Enfield Operations (UK) Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Enfield Operations, L.L.C.                          Manager
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Crockett, Inc.                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Fayetteville, Inc.                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Molokai, Inc.                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Orrington, Inc.                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Soledad, Inc.                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco Wilson, Inc.                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Esoco, Inc.                                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Arthur Kill Operations Inc.                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Astoria Gas Turbine Operations Inc.             VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Cabrillo Power Operations Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Cadillac Operations Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Devon Operations Inc.                           VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Dunkirk Operations Inc.                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG El Segundo Operations Inc.                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Huntley Operations Inc.                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Middletown Operations Inc.                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Montville Operations Inc.                       VP
-----------------------------------------------------------------------------------------------------------------------------------

                                      99
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Smith, Thomas A.                 NRG Norwalk Harbor Operations Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Oswego Harbor Power Operations Inc.             VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Sunnyside Operations GP Inc.                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 NRG Sunnyside Operations LP Inc.                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Power Operations, Inc.                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Somerset Operations Inc.                            VP
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Thomas A.                 Sunnyside Operations Associates L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Snyder, David O.                 Mitteldeutsche Braunkohlengesellschaft mbH          Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Somerset, Harold R.              Carquinez Strait Preservation Trust, Inc.           P
-----------------------------------------------------------------------------------------------------------------------------------
Spacek, Ludek                    Energeticke Centrum Kladno, s.r.o.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Spaniol, Gerd                    Mitteldeutsche Braunkohlengesellschaft mbH          Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Spaulding, Chris                 Compania Electrica Central Bulo Bulo S.A.           D
-----------------------------------------------------------------------------------------------------------------------------------
Spaulding, Chris                 Inversiones Bulo Bulo S.A.                          D
-----------------------------------------------------------------------------------------------------------------------------------
Stanaro, Richard                 Central and Eastern Europe Power Fund, Ltd.         D
-----------------------------------------------------------------------------------------------------------------------------------
Stapleton, Gerald S.             Langage Energy Park Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Stapleton, Gerald S.             Wainstones Power Limited                            D
-----------------------------------------------------------------------------------------------------------------------------------
Sundquist, Mark J.               Northbrook Acquisition Corp.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Sundquist, Mark J.               Northbrook Carolina Hydro, L.L.C.                   Manager, Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Sundquist, Mark J.               Northbrook Energy, L.L.C.                           Operating Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Sundquist, Mark J.               Northbrook N.Y. LLC                                 Operating Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Takeda, Kazunori                 European Generating S.a.r.l.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Taylor, Andrew J.                Saale Energie GmbH                                  Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Gunwale B.V.                                        D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Kiksis B.V.                                         D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Kladno Power (No. 1) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Kladno Power (No. 2) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Lambique Beheer B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 1) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 11) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 13) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 14) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 15) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 16) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 17) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------

                                      100

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Temmes Management Services BV    NRGenerating Holdings (No. 3) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 4) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 5) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 6) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 7) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 8) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Holdings (No. 9) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating International B.V.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    NRGenerating Rupali B.V.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Rybnik Power B.V.                                   D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Sachsen Holding B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Sunshine State Power (No. 2) B.V.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Sunshine State Power B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Temmes Management Services BV    Tosli Investments N.V.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Thompson, David R.               Pacific Kingston Energy, Inc.                       D (Canadian)
-----------------------------------------------------------------------------------------------------------------------------------
Tichy, Oldrich J.                ECK Generating, s.r.o.                              Executive D
-----------------------------------------------------------------------------------------------------------------------------------
Tosli Investments N.V.           Coniti Holding B.V.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Tosli Investments N.V.           Tosli Acquisition B.V.                              D
-----------------------------------------------------------------------------------------------------------------------------------
Tosli Investments N.V.           Tosli Luxembourg (No. 1) s.a.r.l.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Tosli Investments N.V.           Tosli Luxembourg (No. 2) s.a.r.l.                   D
-----------------------------------------------------------------------------------------------------------------------------------
Transfield Holdings Pty., Ltd.   Collinsville Power Joint Venture (unincorporated)   Management Committee Member
(3)
-----------------------------------------------------------------------------------------------------------------------------------
Truscott, Robert                 NRG Gladstone Operating Services Pty Ltd            D
-----------------------------------------------------------------------------------------------------------------------------------
Urenco(1)                        Louisiana Energy Services, L.P.                     Vice CB, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Vallin, Stig Gunnar              Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Vallin, Stig Gunnar              Compania Boliviana de Energia Electrica S.A.        D, Compensation Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Vallin, Stig Gunnar              Tosli Investments N.V.                              D - Category B
-----------------------------------------------------------------------------------------------------------------------------------
van Tol, Pieter                  Entrade GmbH                                        Manager (Geschaftsfuhrer)
-----------------------------------------------------------------------------------------------------------------------------------
van Tol, Pieter                  NRGenerating Holdings (No. 2) GmbH                  D
-----------------------------------------------------------------------------------------------------------------------------------
van Tol, Pieter                  NRGenerating Holdings GmbH                          D
-----------------------------------------------------------------------------------------------------------------------------------
VanBenschoten, David             MESI Fuel Station #1 LLC                            Manager
-----------------------------------------------------------------------------------------------------------------------------------
Vaughn, Richard A.               ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Vaughn, Richard A.               Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------

                                      101

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Vaughn, Richard A.               Enfield Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
VKR(1)                           Kraftwerk Schkopau Betriebsgesellschaft mbH         Operating and Maintenance Committee member
-----------------------------------------------------------------------------------------------------------------------------------
VKR(2)                           Kraftwerk Schkopau GbR                              Construction Committee member Finance
                                                                                     Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Vnuk, Pavel                      Entrade GmbH                                        Manager (Geschaftsfuhrer)
-----------------------------------------------------------------------------------------------------------------------------------
Volkar, Patrick J.               Bioconversion Partners, L.P.                        Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Volkar, Patrick J.               Jackson Valley Energy Partners, L.P.                Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Volkar, Patrick J.               San Joaquin Valley Energy Partners I, L.P.          Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Volkar, Patrick J.               San Joaquin Valley Energy Partners IV, L.P.         Management Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Elk River Resource Recovery, Inc.                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Energy National, Inc.                               VP
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Minnesota Waste Processing Company, L.L.C.          Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               NRG Processing Solutions LLC                        P
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Pacific Orrington Energy, Inc.                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Pacific Recycling Energy, Inc.                      D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Walker, Douglas R.               Tacoma Energy Recovery Company                      P
-----------------------------------------------------------------------------------------------------------------------------------
Watts, Graeme A.                 NRG Gladstone Superannuation Pty Ltd                D
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  B.L. England Operations Inc.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  B.L. England Power LLC                              S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Conemaugh Power LLC                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Deepwater Operations Inc.                           S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Deepwater Power LLC                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Indian River Operations Inc.                        S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Indian River Power LLC                              S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Keystone Power LLC                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  MidAtlantic Generation Holding LLC                  S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  NRG ComLease LLC                                    S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  NRG MidAtlantic Generating LLC                      S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  NRG MidAtlantic LLC                                 S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Vienna Operations Inc.                              S
-----------------------------------------------------------------------------------------------------------------------------------
Wentz, Karin M.                  Vienna Power LLC                                    S
-----------------------------------------------------------------------------------------------------------------------------------
White, Gary R.                   NRG Processing Solutions LLC                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Whiteman, Paul A.                Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Whiting, Jr., McCauley           Mid-Continent Power Company, L.L.C.                 Manager
-----------------------------------------------------------------------------------------------------------------------------------
Whitney, Thomas M.               NEO Landfill Gas Inc.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Brimsdown Power Limited                             D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Central and Eastern Europe Power Fund, Ltd.         Supervisory Council
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Cobee Energy Development LLC                        Executive Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Cobee Holdings Inc.                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Compania Boliviana de Energia Electrica S.A.        D, Audit Committee member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  ECK Generating, s.r.o.                              Supervisory Board CB
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Enfield Energy Centre Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Enfield Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Entrade Holdings B.V.                               D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  European Generating S.a.r.l.                        D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Gunwale B.V.                                        D
-----------------------------------------------------------------------------------------------------------------------------------

                                      102
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Will, Ronald J.                  Killingholme Generation Limited                     D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Killingholme Holdings Limited                       D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Killingholme Power Limited                          D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Kladno Power (No. 1) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Kladno Power (No. 2) B.V.                           D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Lambique Beheer B.V.                                D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Langage Energy Park Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Caymans Company                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energeticky Provoz, s.r.o.                      Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energy CZ, s.r.o.                               Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energy Development GmbH                         D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energy Ltd.                                     D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energy PL Sp. z o.o.                            Management Board Member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Energy, Inc.                                    SVP
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG International Development Inc.                  D, P
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG International II Inc.                           D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG International III Inc.                          D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG International Services Company                  D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG International, Inc.                             D, VP
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRG Thermal Corporation                             D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Energy Trading Ltd.                    D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 1) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 11) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 13) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 14) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 15) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 16) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 17) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 18) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 19) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 2) GmbH                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 21) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 22) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 23) B.V.                 D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 3) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 4) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 5) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 6) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings (No. 9) B.V.                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Holdings GmbH                          D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating International B.V.                     D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating Rupali B.V.                            D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  NRGenerating, Ltd.                                  D
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  OU Nrg Energy Est                                   Supervisory Board (Ds)
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Rybnik Power B.V.                                   D
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                                      103

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Will, Ronald J.                  Saale Energie GmbH                                  Managing D - Geschaftsfuhrer
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Sunnyside Operations Associates L.P.                Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Will, Ronald J.                  Wainstones Power Limited                            D
-----------------------------------------------------------------------------------------------------------------------------------
Willcox, Peter J.                Energy Developments Limited                         D
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                B.L. England Power LLC                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Big Cajun I Peaking Power LLC                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Conemaugh Power LLC                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Granite Power Partners II, L.P.                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Indian River Power LLC                              VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Kaufman Cogen LP                                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Keystone Power LLC                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Louisiana Generating LLC                            P
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                MidAtlantic Generation Holding LLC                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Central U.S. LLC                                VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Development Company Inc.                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Granite Acquisition LLC                         VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Kaufman LLC                                     VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Mesquite LLC                                    VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG MidAtlantic Generating LLC                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG MidAtlantic LLC                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG New Roads Generating LLC                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG New Roads Holdings LLC                          VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Rocky Road LLC                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Sabine River Works GP LLC                       VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG Sabine River Works LP LLC                       VP, Management Committee Member
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                NRG South Central Generating LLC                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Rocky Road Power, LLC                               Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                South Central Generation Holding LLC                VP
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Termo Santander Holding (Alpha), L.L.C.             Executive Committee Representative
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Alan D.                Vienna Power LLC                                    VP
-----------------------------------------------------------------------------------------------------------------------------------
Wills, F. Reed                   Deepwater Power LLC                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Wisnoski, Kenneth P.             ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  Central and Eastern Europe Power Fund, Ltd.         D, Supervisory Council (alternate)
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  Croatia Power Group                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  Matra Powerplant Holding B.V.                       Managing D
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  NRG Caymans Company                                 D
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  NRG Energy CZ, s.r.o.                               Executive D
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  NRG Energy PL Sp. z o.o.                            Management Board Member
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  NRG International Development Inc.                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Wolf, Steven H.                  OU Nrg Energy Est                                   Management Board Member
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Cadillac Renewable Energy LLC                       S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Graystone Corporation                               S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Lakefield Junction LP                               S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                NRG Central U.S. LLC                                S
-----------------------------------------------------------------------------------------------------------------------------------

                                      104


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Young, Michael J.                NRG Lakefield Junction LLC                          S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                NRG Rocky Road LLC                                  S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                NRG Sunnyside Operations GP Inc.                    S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                NRG Sunnyside Operations LP Inc.                    S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Okeechobee Power I, Inc.                            S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Okeechobee Power II, Inc.                           S
-----------------------------------------------------------------------------------------------------------------------------------
Young, Michael J.                Okeechobee Power III, Inc.                          S
-----------------------------------------------------------------------------------------------------------------------------------
Zenner, Thomas                   ECK Generating, s.r.o.                              Supervisory Board member
-----------------------------------------------------------------------------------------------------------------------------------
Zimmermann, Maximilian           Entrade GmbH                                        Manager (Geschaftsfuhrer)
-----------------------------------------------------------------------------------------------------------------------------------
Zuba, Josef                      Prva Regulacna s.r.o.                               D
-----------------------------------------------------------------------------------------------------------------------------------

PART II

WITH RESPECT TO EACH OFFICER AND DIRECTOR WITH A FINANCIAL CONNECTION WITHIN THE PROVISIONS OF SECTION 17(c) OF THE ACT, SHOW:

------------------------------- ------------------------------------------------ --------------------- ---------------
      NAME OF OFFICER OR                 NAME AND LOCATION OF FINANCIAL             POSITION HELD IN      APPLICABLE
          DIRECTOR                                 INSTITUTION                         FINANCIAL          EXTENSION
            (1)                                        (2)                            INSTITUTION           RULE
                                                                                           (3)               (4)
------------------------------- ------------------------------------------------ --------------------- ---------------
C. Coney Burgess                Herring Bancorp Inc., Vernon TX                  Chairman              70(a)
                                Herring National Bank, Clarendon TX              Director
                                Herring National Bank, Vernon TX                 Director
                                Herring Bancshares Inc., Altus OK                Chairman
                                Monarch Trust Co., Amarillo TX                   President & Director
------------------------------- ------------------------------------------------ --------------------- ---------------
Rodney E. Slifer                Alpine Banks of Colorado, Vail CO                Director              70(a)
------------------------------- ------------------------------------------------ --------------------- ---------------
W. Thomas Stephens              The Putnam Funds, Boston MA                      Director              70(b)
------------------------------- ------------------------------------------------ --------------------- ---------------
David A. Christensen            Wells Fargo & Co., San Francisco CA              Director              70(b)
------------------------------- ------------------------------------------------ --------------------- ---------------
Douglas W. Leatherdale          The John Nuveen Co.                              Director              70(b)
------------------------------- ------------------------------------------------ --------------------- ---------------

PART III.

STATE THE DISCLOSURES MADE IN EACH SYSTEM COMPANY'S MOST RECENT PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K WITH RESPECT TO:

(a) THE COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF SYSTEM COMPANIES;
(b) THEIR INTEREST IN THE SECURITIES OF SYSTEM COMPANIES INCLUDING OPTIONS OR OTHER RIGHTS TO ACQUIRE SECURITIES;
(c) THEIR CONTRACTS AND TRANSACTIONS WITH SYSTEM COMPANIES;
(d) THEIR INDEBTEDNESS TO SYSTEM COMPANIES;
(e) THEIR PARTICIPATION IN BONUS AND PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS;
(f) THEIR RIGHTS TO INDEMNITY.

Information for Xcel Energy and NRG, the two system companies that are required to disclose compensation in their proxy statements or 10-k's:

Xcel Energy:

DIRECTOR COMPENSATION

Xcel Energy, NCE and NSP each awarded its employees no separate compensation for service as a director. During 2000, the Xcel Energy directors who are former non-employee directors of NCE received $55,000 from NCE; committee chairs received an additional $2,750 from NCE for their services. Xcel Energy directors who are former non-employee directors of NSP each received from NSP a discretionary award of $20,800 in March 2000, a retainer of $29,250, and a fee of $1,200 for each Board and committee meeting attended. Committee chairs received an additional $2,250 from NSP for their services during 2000. After the Merger, Xcel Energy directors each received a fourth quarter retainer of $6,100 and $1,200 for each Board and committee meeting attended. Committee chairs received an additional retainer of $750. Each Xcel Energy director also received a grant of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors, which was established in 1996 and is described below.

We established a Stock Equivalent Plan for Non-Employee Directors (the "Stock Equivalent Plan") to more closely align directors' interests with those of our shareholders. Under the Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of common stock of NRG. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of NRG's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of common stock of NRG fluctuates. Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on common stock of NRG. On September
27, 2000, non-employee directors of Xcel Energy who had been directors of NSP each received an award of 1184.211 stock equivalent units totaling approximately $31,500 in cash value. On September 28, 2000, non-employee directors of Xcel Energy who had been directors of NCE each received an award of 1162.628 stock equivalent units totaling approximately $31,500 in cash value. Additional stock equivalent units were accumulated during 2000 as dividends were paid on common stock of NRG. The number of stock equivalents for each non-employee director is listed in the share ownership chart which is set forth below.

Directors also may participate in a deferred compensation plan which provides for deferral of director retainers and meeting fees until after retirement from the Board of Directors. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan receives a premium of 20% of the compensation that is deferred.

Share Ownership of Directors, Nominees and Named Executive Officers

The following table lists the beneficial ownership of Xcel Energy common stock owned as of January 31, 2001, by (i) Xcel Energy's directors and nominees, (ii) the executive officers named in the Summary Compensation

Table that follows and (iii) all the directors and executive officers of Xcel Energy as a group; none of these individuals owned more than .26% of Xcel Energy's common stock. None of these individuals owns any shares of Xcel Energy Preferred Stock.


Name of Beneficial Owner               Common Stock     Stock               Acquirable       Restricted       Total
                                                        Equivalents(1)      Within           Stock
                                                                            60 Days(2)
Wayne H. Brunetti                              59,418             3,968          704,217          16,753        784,356
C. Coney Burgess                                7,559             1,488               --              --          9,047
David A. Christensen                            1,000            19,020               --              --         20,020
Giannantonio Ferrari                               --            10,846               --              --         10,846
Roger R. Hemminghaus                            2,973            10,602               --              --         13,575
A. Barry Hirschfeld                            10,748             1,189               --              --         11,937
James J. Howard                               157,122                --          558,062              --        715,184
Douglas W. Leatherdale                            600            18,383               --              --         18,983
Albert F. Moreno                                2,325             6,398               --              --          8,723
Margaret R. Preska                              1,200            14,756               --              --         15,956
A. Patricia Sampson                             1,022            14,756               --              --         15,778
Allan L. Schuman                                  200             6,241               --              --          6,441
Rodney E. Slifer                               15,376             9,644               --              --         25,020
W. Thomas Stephens                              9,362             8,655               --              --         18,017
Edward J. McIntyre                             50,857                --          178,243              --        229,100
Richard C. Kelly(3)                            17,591             2,174          224,750              --        244,515
Gary R. Johnson                                16,773                --          124,199              --        140,972
Paul J. Bonavia                                 2,465               606          186,000              --        189,071
Directors and executive officers as
a group                                       461,848           132,938        2,696,999          21,425      3,313,210


(1) Represents stock units awarded under the Stock Equivalent Plan for Non-employee Directors and the NCE Salary Deferral and Supplemental Savings Plan as of January 31, 2001.

(2) Represents exercisable options and performance units under the former Long-Term Incentive Program (LTIP) of NSP and the former NCE long-term incentive plans as of January 31, 2001. Options to purchase common stock of NRG which are exercisable within the next 60 days are 555,540 option shares for Mr. Howard, 704,217 option shares for Mr. Brunetti, 177,349 option shares for Mr. McIntyre, 224,750 option shares for Mr. Kelly, 123,673 option shares for Mr. Johnson and 186,000 option shares for Mr. Bonavia. The number of shares that would have been payable upon the exercise of performance units on January 31, 2001 is: 2,522 for Mr. Howard, 894 for Mr. McIntyre and 526 for Mr. Johnson.

(3) Mr. Kelly's wife owns 263 of these shares; Mr. Kelly disclaims beneficial ownership of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2000, for the two individuals who served as NRG's Chief Executive Officer during 2000 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers"). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2000 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the Merger.

SUMMARY COMPENSATION TABLE
                                        Annual Compensation

                                                                    Awards                                       Payouts

(a)                                  (b)     (c)         (d)         (e)           (f)            (g)          (h)        (i)
                                                                                                  Number of
                                                                                                  Securities              All
                                                                     Other         Restricted     Underlying   LTIP       Other
                                                                     Annual        Stock          Options      Payouts    Compens
Name and                                                 Bonus($)    Compensation  Awards         and          ($)(5)     ation
Principal Position                   Year    Salary($)               ($)(2)        ($)(3)         SAR's(#)(4)             ($)(6)

James J. Howard                      2000      825,000   1,063,300      8,896             0        956,000          0     26,357
Chairman                             1999      730,000     233,346     29,072       335,800        147,040          0     22,178
                                     1998      700,000     286,300      9,578       441,000         32,558          0     19,545
Wayne H. Brunetti                    2000      756,667     852,244    167,265             0        756,000          0    314,436
President and Chief Executive        1999      590,000     228,802          0             0        106,000          0     32,984
Officer                              1998      540,000     283,824          0             0              0          0     35,939
Edward J. McIntyre                   2000      412,500     344,447      7,945             0        296,136          0     22,424
Vice President & Chief               1999      375,000      92,200      1,646       101,250         42,755          0      9,000
Financial Officer                    1998      340,000      96,300      2,444       125,800         13,284          0     15,283
Richard C. Kelly                     2000      375,917     279,446     55,855             0        228,000          0    130,124
President, Enterprises               1999      330,000     154,350          0             0         45,000          0     15,998
                                     1998      305,000     125,847          0             0              0          0     16,247
Gary R. Johnson                      2000      313,750     240,378      1,916             0        185,188          0     25,409
Vice President & General Counsel     1999      260,000      71,300      1,750        70,200         24,703          0     10,201
                                     1998      240,000      95,600        984        88,800          9,376          0     19,191
Paul J. Bonavia                      2000      325,500     218,074      2,182             0        153,000          0     14,258
President, Energy Markets            1999      290,000      87,197          0             0         32,000          0     13,543
                                     1998      270,000     111,406     11,821             0              0          0     27,730


(1) The amounts in this column for 2000 represent prorated awards earned under the NCE or NSP annual incentive program prior to the Merger and the Xcel Energy executive annual incentive award program for the period following the Merger as described under "Annual Incentives."

(2) The amounts shown for 2000 include reimbursements for taxes on certain personal benefits, including a flexible perquisite allowance received by the named executives. The amounts for Messrs. Brunetti and Kelly also include reimbursement for taxes on relocation benefits of $162,745 and $55,855, respectively.

(3) Amounts shown in this column reflect the market value of restricted stock awarded under the NSP LTIP, and are based on the closing price of NRG's common stock on the date that the awards are made. The restrictions lapsed effective August 21, 2000, with the change-in-control as a result of the Merger.

(4) The amounts shown for 2000 include stock option awards made to the named executives under the NSP LTIP for Messrs. Howard, McIntyre and Johnson (200,000, 62,136 and 38,188, respectively). The balance of the options for Messrs. Howard, McIntyre and Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly and Bonavia for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year front-loaded (i.e., they represented three years' worth of options) and it is expected that no additional options will be granted until 2003.

(5) NSP had no LTIP payouts in 1998, 1999 and 2000. No performance cash awards under the NCE VCP for Messrs. Brunetti, Kelly and Bonavia were paid during 2000, 1999 or 1998.

(6) The amounts represented in the "All Other Compensation" column for the year 2000 for the named executive officers consist of the following:

                                                      Value of the
                                                      remainder of
                                                      insurance
                                                      premiums
                              Contrib-                paid by       Imputed
                              utions      Employee    NRG           Income as                     Earnings
                   Company    to the      Stock       under the     a result                      Accrued
                   Matching   Non-        Ownership   Officer       of the Life    Relocation     under
                   401(k)     Qualified   Plan        Survivor      Insurance      Expenses       Deferred
                   Contrib-   Savings     Contrib-    Benefit       paid by        paid by        Compensation
Name               ution($)   Plans($)    ution($)    Plan($)       NRG($)         NRG($)         Plan($)       Total($)
James J. Howard       1,300        n/a       1,279     17,812            1,016              0        4,950        26,357
Wayne H. Brunetti     5,250     20,920         n/a        n/a            8,311        279,955          n/a       314,436
Edward J. McIntyre    1,300        n/a       1,279      4,180            1,053              0       14,612        22,424
Richard C. Kelly      5,250      8,924         n/a        n/a            2,223        113,727          n/a       130,124
Gary R. Johnson       1,300        n/a       1,279      5,346            1,108              0       16,376        25,409
Paul J. Bonavia       5,250      7,670         n/a        n/a            1,338              0          n/a        14,258


OPTIONS AND STOCK APPRECIATION RIGHTS (SARs)
The following table indicates for each of the named executives the extent to which NRG used stock options and SARs for executive compensation purposes in 2000 and the potential value of such stock options and SARs as determined pursuant to the SEC rules.

Option/SAR Grants in Last Fiscal Year

Individual Grants                        Potential Realizable Value at
                                         Assumed Annual Rates
                                         of Stock Price Appreciation for Option
                                         Term

(a)                       (b)             (c)            (d)           (e)             (f)              (g)
                          Number of
                          Securities      % of Total     Exercise
Name                      Underlying      Options/SARs   or Base       Expiration      5%($)(3)         10%($)(3)
                          Options/        Granted to     Price         Date
                          SARs            Employees in   ($/Share)
                          Granted(#)      Fiscal Year
James J. Howard           756,000(1)        10.86%         26.3125         8/20/10     12,510,129       31,703,123
                          200,000(2)        2.87 %         19.3125         1/26/10      2,429,105        6,155,830
Wayne H. Brunetti         756,000(1)        10.86%         26.3125         8/20/10     12,510,129       31,703,123
Edward J. McIntyre        234,000(1)        3.36 %         26.3125         8/20/10      3,872,183        9,812,872
                          62,136 (2)        0.89 %         19.3125         1/26/10        754,674        1,912,493
Richard C. Kelly          228,000(1)        3.27 %         26.3125         8/20/10      3,772,896        9,561,259
Gary R. Johnson           147,000(1)        2.11 %         26.3125         8/20/10      2,432,525        6,164,496
                          38,188 (2)        0.55 %         19.3125         1/26/10        463,813        1,175,394
Paul J. Bonavia           153,000(1)        2.20 %         26.3125         8/20/10      2,531,812        6,416,108


(1) Amounts shown represent stock option awards made to the named executives under the Xcel Energy Omnibus Incentive Plan. These awards represented three-year front-loaded grants. The award was granted by the Xcel Committee with an exercise price ($26.3125) equal to closing price on the N.Y. Stock Exchange
(NYSE) of Xcel Energy common stock on August 21, 2000 (the date of the grant). The options vest and may be fully exercisable on the earlier of the fifth anniversary date of the grant or the date Xcel Energy common stock closes at a price of $32.890625 or higher.

(2) Represents stock option awards made under the NSP LTIP for Messrs. Howard, McIntyre and Johnson. The award was granted by the NSP Corporate Management Committee with an exercise price ($19.3125) equal to the average of the high and the low price on the NYSE of NSP Common Stock on January 26, 2000 (the date of the grant). The options vested on August 18, 2000 as a result of the change in control, as specified in the option agreement.

All options expire 10 years from the date of the grant.

(3) The hypothetical potential appreciation shown in columns (f) and (g) for the named executives is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipated future performance of NRG's common stock level of appreciation.

The following table indicates for each of the named executives the number and value of exercisable and unexercisable options and SARs as of December 31, 2000.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


(a)                        (b)            (c)              (d)                          (e)
                                                          Number of Securities          Value of Unexercised
                           Shares         Value           Underlying Unexercised        In-the-Money
Name                       Acquired on    Realized($)     Options/SARs                  Options/SARs at FY-
                           Exercise(#)                    at FY-End(#)                  End($)(1)
                                                          Exercisable/Unexercisable     Exercisable/Unexercisable
James J. Howard                 23,328        449,794               584,412/756,000           3,908,759/2,079,000
Wayne H. Brunetti                    0              0               704,217/756,000           3,042,810/2,079,000
Edward J. McIntyre               6,044        119,558               187,585/234,000             1,260,655/643,500
Richard C. Kelly                     0              0               224,750/228,000               971,492/627,000
Gary R. Johnson                      0              0               123,673/147,000               790,010/404,250
Paul J. Bonavia                      0              0               186,000/153,000               447,501/420,750


(1) Option values were calculated based on a $29.0625 closing price of Xcel Energy Common Stock, as reported on the N.Y. Stock Exchange at December 31, 2000.

Long-Term Performance Plan--Awards in Last Fiscal Year(1)



(a)                        (b)     (c)                 (d)                    (e)           (f)          (g)
                                                                              Estimated Future Payouts Under
                                                                              Non-Stock Price-Based Plans
                                                       Performance or
                                   Number of Shares,   Other Period
                                   Units or Other      Until Maturation       Threshold     Target        Maximum
Name                       Year    Rights              or Payout              ($)(2)        ($)           ($)
James J. Howard(3)         2000                   0    8/1/00-12/31/01        n/a           n/a          n/a
                           2000                   0    8/1/00-12/31/02
Wayne H. Brunetti          2000              38,266(4) 8/1/00-12/31/01          266,719    1,066,874    2,013,748
                           2000              38,266(4) 8/1/00-12/31/02          266,719    1,066,874    2,013,748
                           2000             399,583(5) 1/1/00-12/31/02                0      399,583    1,198,749
Edward J. McIntyre         2000              11,848(4) 8/1/00-12/31/01           77,938      311,751      623,501
                           2000              11,848(4) 8/1/00-12/31/02           77,938      311,751      623,501
Richard C. Kelly           2000              11,435(4) 8/1/00-12/31/01           75,221      300,883      601,767
                           2000              11,435(4) 8/1/00-12/31/02           75,221      300,883      601,767
                           2000             145,000(5) 1/1/00-12/31/02                0      145,000      435,000
Paul J. Bonavia            2000               7,648(4) 8/1/00-12/31/01           50,310      201,238      402,476
                           2000               7,648(4) 8/1/00-12/31/02           50,310      201,238      402,476
                           2000             102,667(5) 1/1/00-12/31/02                0      102,667      308,001
Gary R. Johnson            2000               7,430(4) 8/1/00-12/31/01           48,876      195,502      391,004
                           2000               7,430(4) 8/1/00-12/31/02           48,876      195,502      391,004


(1) The amounts in this table for the year 2000 for the performance periods 8/1/00-12/31/01 and 8/1/00-12/31/02 represent awards made under the performance unit component described under "Long-term Incentives."

The amounts in this table for the year 2000 for Messrs. Brunetti, Kelly and Bonavia for the performance period 1/1/00-12/31/02 represent awards made under the NCE VCP described under "Long-term Incentives."

(2) If the threshold for the performance unit component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $26.3125, which was the price on August 21, 2000.

If the threshold for the NCE VCP of the 40th percentile is achieved, the payout could range between zero and the target amount.

(3) Mr. Howard does not participate in the performance unit component.

(4) Each unit represents the value of one share of Xcel Energy common stock.

(5) Each unit under the NCE VCP has a value of $1.

XCEL ENERGY INC. COMPENSATION AND NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The NSP Corporate Management Committee (the "NSP Committee") and the NCE Compensation Committee (the "NCE Committee") made compensation determinations for the period from January 1, 2000 to August 18, 2000 (the date of the Merger) for executive officers at their respective companies. Following the Merger, compensation levels for Xcel Energy executive officers were reviewed, and adjustments were made where appropriate, by the Xcel Energy Compensation and Nominating Committee (the "Xcel Committee"). The discussion below relates to the compensation paid to Xcel Energy executive officers during 2000 and, unless otherwise specifically noted, includes all compensation paid by NSP or NCE prior to the Merger.

COMMITTEES
Each Committee was composed entirely of outside directors and made recommendations to its Board concerning total compensation for executive officers. The Committees were the sole administrators of the executive annual and long-term incentive programs for their companies with full authority to establish and interpret the terms of the programs and to make payment of the awards.

COMPENSATION STRATEGY
Although each Committee made separate and independent decisions regarding executive compensation, they shared common goals. For 2000, those goals were to:

         - provide a competitive compensation program to attract and retain key executives,

         - align executives' interests with those of our shareholders through the use of stock and stock-based incentive compensation and

         - link compensation to the achievement of strong financial and operational performance.

The 2000 compensation of executive officers was comprised primarily of base salary, annual incentive awards and long-term incentive awards. The annual and long-term incentive portions of an executive's compensation are intended to align an executive's interests with our shareholders' interests and with our performance. These portions of an executive's compensation are placed at risk and are linked to the accomplishment of specific results that are designed to benefit our shareholders and NRG, both in the short and long term. Consequently, during years of excellent performance, executives are provided the opportunity to earn a highly competitive level of compensation and, conversely, in years of below-average performance, their compensation may be below competitive levels. Generally, higher level executive officers have a greater level of their compensation placed at risk.

In 1993, a federal tax law was passed which limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. Compensation increases that reflected market levels of compensation and the regular operation of NRG's incentive plans, fully described below, caused Mr. Howard's and Mr. Brunetti's 2000 compensation to become partially non-deductible under this law. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

NSP
The NSP Committee targeted base salary and incentive at the median of a combined group of major utilities and industrial companies (the "NSP Peer Group"). For 2000, the NSP Peer Group consisted of 12 industrial companies, with regional representation and average revenues of $2.8 billion, and 12 utilities, of which 11 operate nuclear facilities, with average revenues of $5.6 billion. The utilities included in this group are part of the Edison Electric Institute Index of Investor-Owned Electrics ("EEI Electrics") used in the Total Shareholder Return Comparison in this proxy statement, but not all of the companies in that index are included in the NSP Peer Group. The 24 companies in the NSP Peer Group were selected primarily because they are representative of the type of companies with which NSP competed in attracting and retaining executive officers.

NCE
The NCE Committee targeted base salaries to the 50th percentile of utility industry levels. In determining salaries, the NCE Committee used data primarily from EEI's annual Energy Services Executive Compensation Survey. This survey contains data from almost all of the companies included in the Standard and Poor's Electric Utilities Index, which is also the group that NCE used for the total shareholder return comparison in its proxy statements. The data was size-adjusted so that it would compare to NCE's company and business unit revenues, as appropriate. Annual incentives were targeted to the 50th percentile of general industry levels. Long-term incentives were targeted to the 25th-50th percentile of general industry levels.

XCEL ENERGY
Base salaries and target incentive levels for Xcel Energy executive officers are targeted to the 50th percentile of blended general industry and utility industry levels. In determining salaries and incentive targets, the Xcel Committee engaged Towers Perrin, a leading management and compensation consulting firm, for assistance. The Xcel Committee used data primarily from EEI's Energy Services Executive Compensation Survey (for utility industry data) and the Towers Perrin Executive Compensation Survey (for general industry data). The data was size-adjusted so that it would compare to Xcel Energy's company and business unit revenues, as appropriate. The EEI Energy Services Executive Compensation Survey contains data from almost all of the utilities included in the EEI Electrics Index used by Xcel Energy for its total shareholder return comparison in this proxy statement.

BASE PAY

NSP
In making base pay adjustments, the NSP Committee considered each officer's base pay target level, level of responsibility, general contribution to overall corporate performance and achievement level of specific annual goals. Generally, in 2000 base pay levels for executive officers, including Mr. Howard, were increased in accordance with comparable market movement as reflected within the NSP Peer Group during 1999. Mr. Howard received a base salary increase of 6.16%. The other named executive officers received salary increases ranging from 6.67% to 13.46%. These base salaries are included in the Salary column of the Summary Compensation Table.

NCE
As indicated above, the NCE Committee targeted base salaries at the 50th percentile of utility industry levels. In connection with his appointment as Chairman of the Board and Chief Executive Officer on March 1, 2000, Mr. Brunetti received a base salary increase of 16.1%. The other named executive officers who were former NCE officers received salary increases ranging from 5.5% to 6.2%. These base salaries are included in the Salary column of the Summary Compensation Table.


XCEL ENERGY
The Xcel Committee targeted base salaries to the 50th percentile of utility and general industry levels as described above. Effective August 1, 2000, Mr. Howard and Mr. Brunetti received base salary adjustments of 15.5% and 30.6%, respectively. Under the terms of his employment agreement,

Mr. Howard was entitled to a base salary not less than the higher of his base salary immediately before the Merger and his base salary in 1999 ($730,000). Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the Merger ($685,000). The other named executive officers received salary increases ranging from 7.5% to 19.3%. These base salaries are included in the Salary column of the Summary Compensation Table.

ANNUAL INCENTIVE

NSP
In 2000, target awards for NSP executive officers ranged from 40% to 70% of their base pay. Individuals could realize from 0% to 240% of their target awards dependent on the performance of NSP and the executive's group in certain predetermined areas. These areas were NSP financial performance (based on earnings-per-share (EPS)), customer satisfaction, service reliability, cost/product price and safety. The awards given to the CEO, the Vice President and Chief Financial Officer, and the President-NSP Nuclear Generation also were dependent on performance, specifically with respect to nuclear safety. The weight accorded particular performance areas varied by executive. Generally, financial performance accounted for 50% to 60% of an executive's target incentive award. All of the other areas accounted for between 5% and 20% of the target awards. Payments under this plan are discussed below under "Calculation and Payment of 2000 Annual Incentive Awards."

NCE
Annual incentive awards were targeted to the 50th percentile of general industry and were based on achieving corporate financial, business unit operational and individual goals.

For all NCE officers, the corporate financial measure was EPS. In anticipation of the Merger, a monthly schedule of EPS targets for the Annual Incentive Plan was established. The year-to-date EPS target for August 2000, the month the Merger became effective, was $1.90, the achievement of which would have resulted in payout at target under the corporate portion of the plan. EPS of $1.71 was the threshold below which no awards would be paid. Operational goals were unique to each operational unit and encouraged achievement of objectives such as customer service, service reliability, budget compliance and revenue growth.

Target annual incentive awards (as a percent of base salary) were set for all NCE officers, ranging from 70% of salary for Mr. Brunetti to 45% of salary for other named executive officers. Maximum awards could be up to two times the target awards.

The annual incentive formula was calculated using predetermined performance measures. For Mr. Brunetti, the formula was weighted 100% to attaining corporate financial goals. For the other named executive officers, the formula was weighted 67% to attaining corporate financial goals and 33% to attaining operational goals. The NCE Committee could adjust an award using a leadership rating, multiplying the award by a factor from zero to two. Payments of annual incentive awards are discussed below under "Calculation and Payment of 2000 Annual Incentive Awards."

XCEL ENERGY
Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan, (the "Xcel Annual Incentive Plan") which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

Corporate goals include targeted EPS and customer service, reliability, safety and merger integration, measured at a corporate level. Business Unit goals include customer service, reliability, safety, merger integration and meeting budget, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 75% of salary for Mr. Brunetti to 50% of salary for other named executive officers. Maximum awards may be up to two times the target awards. Mr. Howard is not a participant in the Xcel Annual Incentive Plan.

The annual incentive formula is calculated using predetermined performance measures. For Mr. Brunetti, the formula is weighted 100% to attaining corporate goals. For the other named executive officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

CALCULATION AND PAYMENT OF 2000 ANNUAL INCENTIVE AWARDS

For all named executive officers other than Mr. Howard, the Xcel Committee adopted, as a transition method following the Merger, a formula which prorated each named executive officer's 2000 annual incentive using:

         - either NSP or NCE plan provisions, as appropriate, for the period January 1, 2000 to July 31, 2000 (the "7/12's payment"), and

         - Xcel Annual Incentive Plan provisions for the period August 1, 2000 to December 31, 2000 (the "5/12's payment")

For the 7/12's payment, each named executive officer's award was calculated using his salary, annual incentive target and appropriate corporate/operational weighting in effect at July 31, 2000. For former NSP officers, actual EPS before extraordinary items through July 31, 2000 was annualized and used to calculate corporate financial performance. For former NCE officers, actual EPS through July was used to calculate corporate financial performance. Operational performance was deemed to have been achieved at target levels.

For the 5/12's payment, each named executive officer's award was calculated using his salary, annual incentive target and appropriate corporate/operational weighting in effect at December 31, 2000 under the Xcel Annual Incentive Plan. Actual results were used to calculate corporate performance and business unit performance.

The 7/12's payment and the 5/12's payment were added together to produce the 2000 annual incentive payment for each named executive officer.

For named executives who were former NSP officers, the 7/12's formula used an EPS target of $1.96 and achievement of $2.12 before extraordinary items and special charges for a payout percentage of 260%. Business unit performance was deemed to have been 100%.

For named executives who were former NCE officers, the 7/12's formula used an EPS target of $1.90 and achievement of $2.04, for a payout percentage of 174.6%. Business unit performance was deemed to have been 100%.

For all named executive officers, the 5/12's formula produced 130.1% achievement of corporate goals and business unit achievement ranging from 91.9% to 167.9%.

Because his award was weighted 100% to the attainment of corporate goals, Mr. Brunetti's 7/12's payment was 174.6% of target and his 5/12's payment was 130.1% of target. In total, his award was 156.1% of target. Mr. Howard is not a participant in the Xcel Annual Incentive Plan (see "Employment Agreements and Severance Arrangements," below). His award was calculated using his base salary, target and weightings in effect on July 31, 2000 and using the payout percentage of 260% for corporate performance and 100% for business unit performance, as described above, for former NSP officers. This result was not prorated using the 7/12's and 5/12's formula. Accordingly, Mr. Howard's payment was 196.0% of his target under the former NSP plan.

The annual incentive payments for all named executive officers are included in the "Bonus" column of the Summary Compensation Table.

LONG-TERM INCENTIVES

NSP
For 2000, long-term incentive awards for executive officers were determined in accordance with the NSP Long-Term Incentive Program (the "NSP LTIP"). The NSP LTIP had two components:

         - stock options and

         - restricted common stock.

STOCK OPTIONS. The NSP Committee made one grant of stock options to each of the NSP named executive officers. These options have a 10-year term and vest over 3 years, with one-third of the options becoming exercisable at the end of each year. Stock options were granted with an exercise price of 100% of the fair market value of NSP common stock on the date of grant.

Prior to the Merger in 2000, Mr. Howard received an option grant of 200,000 shares. The other named executive officers received grants ranging from 38,188 to 62,136 shares. These grants are included in the Option/SAR Grants In Last Fiscal Year table.

RESTRICTED COMMON STOCK. Restricted stock would have been granted only if NRG achieved a certain level of financial performance, as measured by NRG's return on common equity ("ROE") for the three-year period ending as of September 30 prior to the year in which the restricted stock is granted, in comparison to the three-year average ROE of the EEI Electrics Index. If NSP's ROE were 0.5% or more above the index median, 100% of the target would be granted. Partial payout of restricted stock would be made for ROE levels between the median and 0.5% above the median.

No restricted stock was granted for the 2000 performance period.

NCE
The NCE long-term incentive plan had two parts:

         - stock options and

         - a performance-based cash plan, called the Value Creation Plan.

Stock options delivered approximately two-thirds of each officer's long-term incentive opportunity, with one-third delivered through the Value Creation Plan. For 2000, total long-term incentive opportunities ranged from 175% of salary for Mr. Brunetti to 100% of salary for other named executive officers.

STOCK OPTIONS. The NCE Committee made no stock option grant under the NCE plan during 2000 because it had made a grant of options in 1997 to cover the period from 1998 to 2000. NCE officers may exercise previously granted stock options during the nine-year period beginning one year after the stock options were granted. Because of the Merger, all outstanding options were converted into options to acquire Xcel Energy common stock at the same ratio as utilized for conversion of NCE shares in the Merger.

VALUE CREATION PLAN ("VCP"). The VCP provided NCE officers the opportunity to earn compensation based upon NCE performance compared to performance of other utility companies. The VCP uses a single performance measure, Total Shareholder Return ("TSR"). TSR is measured over a three-year period using overlapping cycles. NCE's TSR was measured against all major publicly traded United States utility companies. At the end of each three-year period, the VCP provides for payments at target for performance at the 50th percentile of the peer group, at 200% of target for performance at the 75th percentile of the peer group and at a maximum of 300% of target for performance at the top of the peer group. The VCP provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 40th percentile.

In 2000, the cycle that began January 1, 1998 ended with no VCP payments due. On January 1, 2000, former NCE officers were awarded VCP incentive opportunities, to be measured over the three-year period ending December 31, 2002. These awards are included in the Long-Term Incentive Plans -- Awards in Last Fiscal Year Table.

XCEL ENERGY
Long-term incentives are administered under the Xcel Energy Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation, from which the Xcel Committee may select in designing long-term incentives. For 2000 the Xcel Energy long-term incentive plan has two components:

         - stock options and

         - performance units.

Long-term incentive opportunities range from 225% of base salary for Mr. Brunetti to 65% of base salary for other Xcel Energy executive officers. Stock options are targeted to deliver 50% of each officer's long-term incentive opportunity, with the remaining 50% delivered through the performance unit component.

STOCK OPTION COMPONENT. In 2000 the Xcel Committee made one stock option grant to all of the named executive officers. This grant was "front-loaded" and covers the period August 2000 to August 2003, during which the Xcel Committee intends to make no further grants to the named executive officers.

The 2000 grant contains a "performance vesting" provision which provides that the options will become exercisable at the earlier of:

         - The date Xcel Energy common stock closes at a price which equals or exceeds $32.890625 and

         - August 21, 2005.

Once vested, the options may be exercised at any time on or before August 20, 2010.

Mr. Howard and Mr. Brunetti were each granted 756,000 options. The other named executive officers received grants ranging from 147,000 to 234,000 options. These options are included in the Option/SAR Grants In Last Fiscal Year Table.

PERFORMANCE UNIT COMPONENT. The performance unit component uses a single measure, TSR. Xcel Energy's TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy's TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

In order to transition from the previous NSP and NCE programs, the Xcel Committee started two measurement cycles effective August 1, 2000. The first runs from August 1, 2000 to December 31, 2001. The second runs from August 1, 2000 to December 31, 2002. Awards in the performance unit component are made in units, each of which represents the value of one share of Xcel Energy common stock. The number of units awarded is calculated by dividing the executive's target award by the fair market value of Xcel Energy common stock on the date of grant.

For each of the two transitional measurement cycles described above, Mr. Brunetti was awarded 38,266 units. Mr. Howard does not participate in the performance unit component. Other named executive officers were awarded from 7,430 to 11,848 units in each of the transitional measurement cycles. These awards are included in the Long-Term Incentive Plans -- Awards in Last Fiscal Year Table.

OTHER PERQUISITES AND BENEFITS
Other perquisites and benefits provided to executives generally are not tied to NRG's financial performance, but are primarily designed to attract and retain executives. Among the executive perquisites and benefits provided by NRG in 2000 to its executives are contributions to the Employee Stock
Ownership Plan (ESOP) (at 0.7522% of the individual's covered compensation -- the same rate applied to all other ESOP participants), Company paid life insurance in an amount equal to five times base pay for Mr. Howard and four times base pay for all other executives, and benefits provided under the NSP Deferred Compensation Plan, the NSP Excess Benefit Plan, the New Century Energies Salary Deferral and Supplemental Savings Plan for Executive Officers and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under NRG's qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

Certain executive officers, including three of the named executive officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance Policy, which is described in more detail under the section below entitled "Severance Arrangements."

STOCK OWNERSHIP GUIDELINES
The Xcel Committee believes that it is essential to align management's interests with those of shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for executives. The Committee believes that linking a significant portion of an executive's current and potential future net worth to Xcel Energy's success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of NRG for the benefit of shareholders.

The share ownership guideline for each executive is based on the executive's position. The guideline for the Chairman of the Board and Chief Executive Officer is five times base salary. The guideline for Chief Financial Officer and the President of the Enterprises Business Unit is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

CONCLUSION
The Xcel Committee believes that Xcel Energy's executive compensation package effectively serves the interests of NRG and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in NRG's long-term success. The Xcel

Committee is dedicated to ensuring that NRG's total compensation package continues to meet the needs of NRG and will monitor and revise compensation policies as necessary.

    W. THOMAS STEPHENS, CHAIRMAN          A. BARRY HIRSCHFELD
    C. CONEY BURGESS                      DOUGLAS W. LEATHERDALE
    DAVID A. CHRISTENSEN                  A. PATRICIA SAMPSON

Pension Plan Table

The following table shows estimated combined pension benefits payable to a covered participant from the qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the "SERP"). The Named Executive Officers are all participants in the SERP and the qualified defined benefit plans sponsored by NRG.


                                            Years of Service

                                                                   20 or
                                                                   more
Remuneration                                 10           15       years
200,000                                     55,000      82,500     110,000
225,000                                     61,875      92,813     123,750
250,000                                     68,750      103,125    137,500
275,000                                     75,625      113,438    151,250
300,000                                     82,500      123,750    165,000
350,000                                     96,250      144,375    192,500
400,000                                     110,000     165,000    220,000
450,000                                     123,750     185,625    247,500
500,000                                     137,500     206,250    275,000
600,000                                     165,000     247,500    330,000
700,000                                     192,500     288,750    385,000
800,000                                     220,000     330,000    440,000
900,000                                     247,500     371,250    495,000
1,000,000                                   275,000     412,500    550,000
1,100,000                                   302,500     453,750    605,000
1,200,000                                   330,000     495,000    660,000
1,300,000                                   357,500     536,250    715,000
1,400,000                                   385,000     577,500    770,000
1,500,000                                   412,500     618,750    825,000
1,600,000                                   440,000     660,000    880,000
1,700,000                                   467,500     701,250    935,000
1,800,000                                   495,000     742,500    990,000
1,900,000                                   522,500     783,750    1,045,000
2,000,000                                   550,000     825,000    1,100,000
2,100,000                                   577,500     866,250    1,155,000
2,200,000                                   605,000     907,500    1,210,000


The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate SERP benefits is base salary plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2000 reflect the covered compensation used to calculate SERP benefits.

The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) the qualified plan benefit. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity. Benefits are payable at age 62, or as early as age 55 reduced 5% for each year that the benefit commencement date precedes age 62.

The approximate credited years of service under the SERP as of December 31, 2000, were as follows:


            Mr. Brunetti                                       13
            Mr. McIntyre                                       28
            Mr. Kelly                                          33
            Mr. Johnson                                        22
            Mr. Bonavia                                        3


Notwithstanding any special provisions related to pension benefits described under "Employment Agreements and Change in Control Agreements," NRG has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, NRG has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by NRG until such age.

Mr. Howard's employment agreement provides that he and his spouse, if she survives him, will receive a lump-sum payment equal to the present value of combined benefits from the NSP Traditional Pension Plan and supplemental Company payments as though he had completed 30 years of service, less the pension benefits earned from a former employer. For purposes of the employment agreement, the present value of the lump sum payment will be calculated using a discount rate based on the interest rate for valuing immediate annuities used by the Pension Benefit Guaranty Corporation, which is now different from the GATT rate utilized for other employees.

NRG:

                      COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, for the individual who served as NRG's Chief Executive Officer during 2000 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                        --------------------------------- -------------------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                          ------------------------- ------------
(a)                          (b)              (c)        (d)         (e)      (f)         (g)          (h)         (i)
                                                                                         NUMBER
                                                                                           OF
                                                                  OTHER                 SECURITIES                   ALL
                                                                  ANNUAL   RESTRICTED   UNDERLYING                 OTHER
                                                                  COMPEN-    STOCK        OPTIONS          LTIP    COMPEN-
NAME AND                                   SALARY      BONUS      SATION     AWARDS      AND SARS       PAYOUTS    SATION
PRINCIPAL POSITION           YEAR             ($)        ($)       ($)(1)     ($)          (#)              ($)        ($)
---------------------------- ---------- ---------- ---------- ----------- ------------ ------------ ------------ ----------
David H. Peterson            2000         397,340    474,000      28,678       0           120,000    1,212,067     22,923(2)
Chairman, President &        1999         367,992    192,970       6,131       0                 0      155,995     33,201
Chief Executive Officer      1998         345,826    290,220       4,922       0                 0        7,724     17,777

Craig A. Mataczynski         2000         278,340    276,500       6,303       0            60,000      186,250      3,059(3)
Senior Vice                  1999         246,250    150,000       4,706       0                 0       15,533     15,251
President-North America      1998         192,091    118,627       3,871       0                 0        2,538      5,832

John Noer(4)                 2000         259,992    256,750       6,554       0            60,000            0      2,464(5)
Senior Vice                  1999               0          0           0       0                 0            0          0
President-Worldwide          1998               0          0           0       0                 0            0          0
Operations

James J. Bender              2000         256,242    256,750       7,131       0            60,000      186,636      2,609(6)
Vice President & General     1999         213,746    100,000       6,528       0                 0       19,729      6,172
Counsel                      1998         198,758    108,892       7,331       0                 0        4,810     49,491

Leonard A. Bluhm             2000         204,175    202,438       8,508       0            60,000      391,887      2,467(7)
Executive Vice President &   1999         194,590     72,150       5,265       0                 0       50,489     12,814
Chief Financial Officer      1998         189,174     66,500       5,156       0                 0        3,172      5,060

------------------------------
(1) Represents amount reimbursed during the fiscal year for the payment of taxes on fringe benefits.

(2) Includes $7,000 of universal life insurance premiums: $13,478 of imputed income of life insurance: $$1,279 of contributions to the Northern States Power Company Employees Stock Ownership Plan: $900 of matching contributions to the NSP Retirement Savings Plan: and $266 of deferred compensation excess. Does not include $5,789 of incentive pension make-up earned in 1999 and paid in 2000.

(3) Includes $384 of term life insurance premiums: $1,226 of contributions to the NSP Retirement Saving Plan; and $549 of deferred compensation excess. Does not include $4,500 for incentive pension make-up earned in 1999 and paid in 2000.

(4) Mr. Noer was hired on January 1, 2000, Prior to such date, Mr. Noer was employed by NSP.

(5) Includes $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Savings Plan; and $2,464 of deferred compensation excess. Does not include $1,320 for incentive pension make-up earned in 1999 and paid in 2000.

(6) Includes $318 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; $900 of matching contributions to the NSP Retirement Saving Plan; and $112 of deferred compensation excess. Does not include $3,000 for incentive pension make-up earned in 1999 and paid in 2000.

(7) Includes $288 of term life insurance premiums; $1,279 of contributions to the Northern States Power Company Employee Stock Ownership Plan; and $900 of matching contributions to the NSP Retirement Savings Plan. Does not include $2,165 for incentive pension make-up earned in 1999 and paid in 2000.

             OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

The following table indicates for each of the Named Executive Officers the extent to which NRG used stock options and SARs for executive compensation purposes in 2999 and the potential value of such stock options and SARs as determined pursuant to the SEC rules.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                 INDIVIDUAL GRANTS                                          POTENTIAL
                                                                                       REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL
                                                                                         RATES OF STOCK
                                                                                       PRICE APPRECIATION
                                                                                        FOR OPTION TERM
---------------------------------------------------------------------------------- --------------------------
          (a)                 (b)             (c)           (d)           (e)          (f)          (g)
                                          % OF TOTAL
                           NUMBER OF       OPTIONS
                           SECURITIES       /SARS
                           UNDERLYING     GRANTED TO
                          OPTIONS/SARS    EMPLOYEES      EXERCISE OF
                            GRANTED       IN FISCAL      BASE PRICE    EXPIRATION
          NAME              (#)(8)          YEAR          ($/SHARE)       DATE       5%($)(9)     10%($)(2)
------------------------- -------------- -------------- ------------- ------------ ------------ -------------
David H. Peterson           120,000         11.32%         $15.00       5/31/10      1,132,010     2,868,736
Craig A. Mataczynski         60,000          5.66%         $15.00       5/31/10        566,005     1,434,368
John Noer                    60,000          5.66%         $15.00       5/31/10        566,005     1,434,368
James J. Bender              60,000          5.66%         $15.00       5/31/10        566,005     1,434,368
Leonard A. Bluhm             60,000          5.66%         $15.00       5/31/10        566,005     1,434,368

------------------------------
(8) Amounts shown represent stock options granted to the Named Executive Offices under the 2000 Plan and do not include options held by the Named Executive Officers to purchase shares of stock of Xcel Energy or stock options granted to the Named Executive Officers to replace equity units held under the NRG Equity Plan. Such options were granted with an exercise price ($15.00) equal to the initial public offering price of a share of Common Stock. The options vest and may be fully exercisable on the fifth anniversary of the date of the grant. All options expire 10 years from the date of the grant.

(9) The hypothetical potential appreciate shown in columns (f) and (g) for the Name Executive Officers is required by the SEC rules. The amounts in these columns do not represent either the historical or anticipate future performance of NRG's Common Stock level of appreciation.

The following table indicates for each of the Named Executive Officers the number and value of exercisable and unexercisable options and SARs as of December 31, 2000.

              AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                             AND FY-END OPTIONS/SAR VALUES

------------------------- -------------- -------------- ------------- ------------ ------------ -------------
            (a)                   (b)          (c)                 (d)                          (e)

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/SARS
                              ACQUIRED ON   VALUE       OPTIONS/SARS AT FY-END(#)           AT FY-END($)
           NAME               EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE(1)  EXERCISABLE/UNEXERCISABLE(2)
---------------------------- -------------- ---------- ---------------------------- -----------------------------
David H. Peterson(3)           0              0          144,506/596,189              2,992,107/11,147,257
Craig A. Mataczynski           0              0          25,826/160,429               525,760/2,753,350
John Noer                      0              0          0/60,000                     --/768,750
James J. Bender                0              0          24,650/151,144               507,722/2,586,023
Leonard A. Bluhm               0              0          43,690/193,601               910,688/3,495,011

------------------------------
(1) Does not include the following Xcel Energy options that are currently exercisable: David H. Peterson, 8,672, Craig A. Mataczynski, 1,496; John Noer, 71,648; and Leonard A. Bluhm, 5,500.

(2) Option values were calculated based on a $27.8125 closing price of Common Stock, as reported on the New York Stock Exchange on December 29, 2000.

(3) Does not include 12,918 shares of Common Stock of Xcel Energy (as converted on a one-for-one basis from shares of common stock of NSP), having a value of $25,488 at the time of exercise, acquired in 2000 pursuant to the exercise of NSP non-qualified stock options.

PART III (c) CONTRACTS AND TRANSACTIONS WITH THE SYSTEM COMPANIES

None

PART III (d) INDEBTEDNESS TO SYSTEM COMPANIES

None

PART III (f) RIGHTS TO INDEMNITY

The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive officers of Xcel Energy and all subsidiary companies are insured under directors' and officers' liability policies issued to Xcel Energy, et. al. by Associated Electric and Gas Insurance Services, Energy Insurance Mutual and Federal Insurance Company . The policies are for the period Aug. 18, 2000 to Aug. 18, 2003. The Corporation has entered into a standard form of indemnity agreement with each of its directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS


       DATE                CONTRIBUTOR                        RECIPIENT                             PURPOSE             AMOUNT
Dec-99             NSP - MN                    MN Business Partnership                Membership dues (2000)             $ 10,125.00
Dec-99             NSP - MN                    Coalition of MN Business               Membership dues (2000)             $  4,500.00
Feb-2000           NCE                         Republican Governors Assoc. (RGA)      Utah Governor's Forum              $  5,000.00
Feb-2000           NCE                         Jefferson County Republicans           Lincoln Day Dinner                 $    450.00
Mar-2000           SPS (New Mexico)            Republican Party of New Mexico         Lincoln Day Dinner                 $  1,000.00
Apr-2000           NSP - MN                    Utility State Government Organization  Membership dues                    $    150.00
May-2000           NCE                         Colorado Victory 2000                  Dinner for CO R Cong. Delegation   $ 10,000.00
May-2000           NSP - MN                    Agriculture Growth Council             Membership dues                    $  1,500.00
May-2000           NCE                         CO Federation of Republican Women      Fundraising Dinner                 $    600.00
Jun-2000           NCE                         RGA                                    Membership dues                    $ 10,000.00
Jun-2000           NCE                         2000 Republican House Senate Dinner    Table                              $ 10,000.00
Jun-2000           NSP - WI                    RGA                                    Milwaukee Midwest Conference       $ 10,000.00
JUL-2000           NCE                         PUBLIC SERVICE OF CO PAC*              CONTRIBUTION                       $  2,500.00
Jul-2000           NCE                         No on Initiative 205                   Ballot Initiative                  $ 20,000.00
Jul-2000           NCE                         Coloradans for Responsible Reform      Ballot Initiative                  $ 20,000.00
Jul-2000           NSP - Federal Affairs       DLCC                                   Building Fund                      $  7,500.00
Jul-2000           NSP - Federal Affairs       RGA                                    Dues                               $ 15,000.00
Jul-2000           NSP - Federal Affairs       RGA                                    Dues                               $ 15,000.00
Jul-2000           NSP - MN                    MN Taxpayers Association               Membership dues                    $     75.00
SEP-2000           XCEL ENERGY (CO)            WESTERN PAC*                           CONTRIBUTION                       $  4,000.00
Oct-2000           Xcel Energy - Fed Affairs   DLCC                                   Building Fund                      $ 10,000.00
OCT-2000           XCEL ENERGY - FED AFFAIRS   RNC*                                   BUILDING FUND                      $ 40,000.00
9-OCT-2000         XCEL ENERGY (CO)            COLORADO VICTORY 2000*                 GOV. OWENS' FUND FOR SENATE RS     $  1,000.00
9-Oct-2000         Xcel Energy (MN)            MN Government Relations Council        Membership dues (2001)             $    420.00
27-Oct-2000        Xcel Energy (MN)            MN Environmental Coalition (MECLI)     Membership dues (2001)             $  5,000.00
8-Nov-2000         Xcel Energy (MN)            MN Chamber of Commerce                 Membership dues (2001)             $ 22,360.00
7-DEC-2000         XCEL ENERGY (CO)            CITIZENS FOR BILL OWENS*               RECEPTION                          $    500.00
31-Dec-2000        Xcel Energy (Fed Affairs)   Michael Dunn & Associates              PAC Consulting                     $ 49,742.50
Sept - Dec 2000    Xcel Energy (MN)            Himle, Horner                          Public relations survey            $ 12,562.50

*CONTRIBUTIONS IDENTIFIED IN BOLD HAVE BEEN REFUNDED TO XCEL ENERGY

ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I. CONTRACTS FOR SERVICES, INCLUDING ENGINEERING OR CONSTRUCTION SERVICES, OR GOODS SUPPLIED OR SOLD BETWEEN SYSTEM COMPANIES ARE AS FOLLOWS:

PART II. CONTRACTS TO PURCHASE SERVICES OR GOODS BETWEEN ANY SYSTEM COMPANY (1) ANY AFFILIATE COMPANY (OTHER THAN A SYSTEM COMPANY) OR (2) ANY OTHER COMPANY IN WHICH ANY OFFICER OR DIRECTOR OF THE SYSTEM COMPANY RECEIVING SERVICE UNDER THE CONTRACT, IS A PARTNER OR OWNS 5 PERCENT OR MORE OF ANY CLASS OF EQUITY SECURITIES.

PART III. EMPLOYMENT OF ANY OTHER PERSON, BY ANY SYSTEM COMPANY, FOR THE PERFORMANCE ON A CONTINUING BASIS, OF MANAGEMENT, SUPERVISORY OR FINANCIAL ADVISORY SERVICES.

1. Compensation data for each contract is not available and would be burdensome to create. Compensation data for major system companies is provided.

Transaction                                   Serving Company    Receiving Company    Compensation
-----------                                   ---------------    -----------------    ------------
1.   Purchase of Refuse Derived Fuel                NSP                NRG                  (1)

2.   Lease of Land to Operate Municipal
     Solid Waste Transfer Station                   NSP                NRG                  (1)

3.   Steam Sale                                     NSP                NRG                  (1)

4.   Operate and Maintain Process Steam
     Operation                                      NSP                NRG                  (1)

5.   Steam Sale                                     NSP            Liberty Paper            (1)

6.   Supervisory Control and Data                                     NSP-w
     Acquisition Services                           NSP               Viking                (1)

7.   Lease of office Space                          UPL                NSP                  (1)

                                              First Midwest
8.   Lease of Storage and Parking Space         Auto Park              NSP                  (1)

9.   Pole Attachment                                NSP               Seren                 (1)


                                     124

Transaction                                   Serving Company    Receiving Company    Compensation
-----------                                   ---------------    -----------------    ------------
                                              Reddy Kilowatt
10.  License Trademarks                         Corporation            NSP                  (1)

11.  Nuclear Power Plant Operating
     Services                                       NMC                NSP                  (1)

12.  Engineering, Design and Project
     Management Services                            UE                 NSP                  (1)

13.  Engineering, Design and Project
     Management Services                            UE                NSP-W                 (1)

14.  Prepare Sales Services                      Natrogas              NSP                  (1)

15.  Management of Water Rights for            Chippewa and
     Hydro Facility                              Flambeau             NSP-W                 (1)

16.  Incidental Field Engineering
     Services                                      NSP-W              NSP Lands             (1)

17.  Incidental Services                            NSP                NSP-W                (1)

18.  Incidental Services                           NSP-W               Viking               (1)

                                                                     Clearwater
19.  Incidental Services                           NSP-W             Investment             (1)

                                                Xcel (NCE)
20.  Lease of Fiber optic Network             Communications           PSCo                 (1)

21.  Purchase of Accounts Receivable               PSSCC               PSCo                 (1)

22.  Purchase of Demand Side Management
     Resources                                    e Prime              PSCo                 (1)


                                     125

Transaction                                   Serving Company    Receiving Company    Compensation
-----------                                   ---------------    -----------------    ------------
23.  Lease of Facilities                      1480 Welton            PSCo                   (1)

24.  Engineering and Project Management             UE               PSCo                   (1)

25.  Engineering and Project Management             US               SPS                    (1)

26.  Demand Side Management Resources          Planergy              SPS                    (1)

27.  Incidental Services                            NSP              NRG                    (1)


TRANSACTIONS WITH AFFILIATES
----------------------------
     REGULATED AFFILIATES                                 TOTAL COSTS (2)           TOTAL REVENUES (3)
     --------------------                             ------------------------------------------------------
     VIKING GAS
            Corporate Residual Allocation                                83,442                          -
            Direct Cross Charges (4)                                    498,102                  3,878,703
            Overhead Costs                                               30,181                          -
            Working Capital Fee                                          14,335                          -
                                                     ------------------------------------------------------
            TOTAL VIKING GAS                                            626,060                  3,878,703
                                                     ------------------------------------------------------
     XCEL ENERGY SERVICES
            Indirect Allocations                                     17,749,222                          -
            Direct Cross Charges (4)                                 33,901,419                          -
            Overhead Costs                                                    -                          -
            Working Capital Fee                                               -                          -
                                                     ------------------------------------------------------
            TOTAL XCEL ENERGY SERVICES (7)                           51,650,641                          -
                                                     ------------------------------------------------------
     NSP (WISCONSIN COMPANY)
            Corporate Residual Allocation                             1,127,333                          -
            Direct Cross Charges (4)                                 11,044,490                  4,053,582
            Overhead Costs                                              234,670                          -
            Working Capital Fee                                               -                          -
                                                     ------------------------------------------------------
            TOTAL NSP (WISCONSIN COMPANY)                            12,406,493                  4,053,582
                                                     ------------------------------------------------------


                                      126

     BLACK MOUNTAIN GAS
            Corporate Residual Allocation                                20,437                          -
            Direct Cross Charges (4)                                    131,465                          -
            Overhead Costs                                                1,915                          -
            Working Capital Fee                                          26,483                          -
                                                     ------------------------------------------------------
            TOTAL BLACK MOUNTAIN GAS                                    180,300                          -
                                                     ======================================================
     TOTAL REGULATED AFFILIATES                                      64,863,494                  7,932,286
                                                     ======================================================
     NONREGULATED AFFILIATES
     -----------------------
     CHIPPEWA & FLAMBEAU IMPROVEMENT CO.
            Administrative Services, Dividends                          450,126                     42,568
                                                     ------------------------------------------------------
            TOTAL CHIPPEWA & FLAMBEAU                                   450,126                     42,568
     CLEARWATER INVESTMENTS INC.
            Administrative Services, Dividends                                                     299,523
                                                     ------------------------------------------------------
            TOTAL CLEARWATER                                                  -                    299,523
     E' PRIME
            Corporate Residual Allocation                                     -                          -
            Direct Cross Charges (4)                                          -                  1,262,065
            Overhead Costs                                                    -                          -
            Working Capital Fee                                               -                          -
                                                     ------------------------------------------------------
            TOTAL E' PRIME                                                    -                  1,262,065
     ENERGY MASTERS INTERNATIONAL
            Corporate Residual Allocation                               150,368                          -
            Direct Cross Charges (4)                                    765,966                          -
            Overhead Costs                                               41,067                          -
            Working Capital Fee                                           7,122                          -
                                                     ------------------------------------------------------
            TOTAL EMI                                                   964,523                          -
     ELOIGNE
            Corporate Residual Allocation                                28,676                          -
            Direct Cross Charges (4)                                   (62,803)                          -
            Overhead Costs                                                6,741                          -
            Working Capital Fee                                             406                          -
                                                     ------------------------------------------------------
            TOTAL ELOIGNE                                              (26,980)                          -
     FIRST MIDWEST AUTO PARK
            Corporate Residual Allocation                                 5,660                          -
            Direct Cross Charges (4)                                    253,339                    305,405


                                      127

            Overhead Costs                                                1,571                          -
            Working Capital Fee                                           8,144                          -
                                                     ------------------------------------------------------
            TOTAL FIRST MIDWEST AUTO PARK                               268,714                    305,405
     NATROGAS INC.
            Corporate Residual Allocation                                25,977                          -
            Direct Cross Charges (4)                                    233,137                          -
            Overhead Costs                                                7,079                          -
            Working Capital Fee                                           3,264                          -
                                                     ------------------------------------------------------
            TOTAL NATROGAS INC.                                         269,457
                                                                                                         -
     NSP LANDS, INC.
            Administrative Services, Dividends                                                     256,852
                                                     ------------------------------------------------------
            TOTAL NSP LANDS                                                   -                    256,852
     NUCLEAR MANAGEMENT COMPANY
            Corporate Residual Allocation                                     -                          -
            Direct Cross Charges (4)                                  3,671,786                  6,217,152
            Overhead Costs                                              193,130                          -
            Working Capital Fee                                           8,338                          -
                                                     ------------------------------------------------------
            TOTAL NUCLEAR MANAGEMENT COMPANY                          3,873,254                  6,217,152
     NRG
            Corporate Residual Allocation                               634,736                          -
            Direct Cross Charges (4)                                 11,099,986                 (2,259,598)
            Overhead Costs                                              471,273                          -
            Working Capital Fee                                         328,249                          -
                                                     ------------------------------------------------------
            TOTAL NRG                                                12,534,244                 (2,259,598)  (5)
     REDDY KILOWATT
            Corporate Residual Allocation                                 3,609
            Direct Cross Charges (4)                                    200,902                    125,000
            Overhead Costs                                                4,674
            Working Capital Fee                                           5,204
                                                     ------------------------------------------------------
            TOTAL REDDY KILOWATT                                        214,389                    125,000
     SEREN INNOVATIONS
            Corporate Residual Allocation                                 5,282                          -
            Direct Cross Charges (4)                                  1,155,329                          -
            Overhead Costs                                               77,290                          -
            Working Capital Fee                                           6,749                          -
                                                     ------------------------------------------------------


                                     128

            TOTAL SEREN INOVATIONS                                    1,244,650                          -
     ULTRA POWER TECHNOLOGIES
            Corporate Residual Allocation                                 9,264                          -
            Direct Cross Charges (4)                                    135,423                    272,454
            Overhead Costs                                               14,934                          -
            Working Capital Fee                                           3,958                          -
                                                     ------------------------------------------------------
            TOTAL ULTRA POWER TECHNOLOGIES                              163,579                    272,454
     UNITED POWER & LAND
            Management Fee                                               73,274
            Corporate Residual Allocation                                11,175                          -
            Direct Cross Charges (4)                                    813,065                  3,678,823
            Overhead Costs                                               12,784                          -
            Working Capital Fee                                           1,393                          -
                                                     ------------------------------------------------------
            TOTAL UNITED POWER & LAND                                   911,691                  3,678,823
     UTILITY ENGINEERING CORPORATION
            Corporate Residual Allocation
                                                                              -                          -
            Direct Cross Charges (4)                                  1,142,707                  2,017,416
            Overhead Costs                                                    -                          -
            Working Capital Fee                                           2,318                          -
                                                     ------------------------------------------------------
            TOTAL ULTRA POWER TECHNOLOGIES                            1,145,024                  2,017,416
                                                     ------------------------------------------------------
     TOTAL NONREGULATED AFFILIATES                                  $ 9,264,038               $ 14,352,256

     NONREGULATED ACTIVITY                                TOTAL COSTS (2)           TOTAL REVENUES (3)
     ---------------------                           ------------------------------------------------------
     ADVANTAGE SERVICE
            Corporate Residual Allocation                                 8,633                          -
            Direct Cross Charges (4)                                     77,472                          -
            Overhead Costs                                                9,945                          -
                                                     ------------------------------------------------------
            TOTAL ADVANTAGE SERVICE                                      96,050                          -
     CUSTOMER OWNED STREET LIGHTING MAINT.
            Corporate Residual Allocation                                 1,476                          -
            Direct Cross Charges (4)                                  1,758,635                          -
            Overhead Costs                                               39,185                          -
                                                     ------------------------------------------------------
            TOTAL CUST. OWNED STR.LIGHTING MAINT.                     1,799,296                          -
     NATURAL GAS SERVICES


                                     129

            Corporate Residual Allocation                                15,219                          -
            Direct Cross Charges (4)                                    191,789                          -
            Overhead Costs                                               27,090                          -
                                                     ------------------------------------------------------
            TOTAL NATURAL GAS SERVICES                                  234,098                          -
     PROPANE SALES
            Corporate Residual Allocation                                     -                          -
            Direct Cross Charges (4)                                  1,367,814                  2,344,138
            Overhead Costs                                                    -                          -
                                                     ------------------------------------------------------
            TOTAL PROPANE SALES                                       1,367,814                  2,344,138 (6)
     SHERCO STEAM TO LPI
            Corporate Residual Allocation                                 7,473                          -
            Direct Cross Charges (4)                                    679,914                          -
            Overhead Costs                                               19,001                          -
                                                     ------------------------------------------------------
            TOTAL SHERCO STEAM TO LPI                                   706,388                          -
     TOTAL NONREGULATED ACTIVITY                                    $ 4,203,646                $ 2,344,138
                                                      ======================================================

NOTES:
(1) As directed by G,E999/CI-90-1008, 9/28/94.
(2) "Total Costs" are split into categories as defined by NSP in its response to G,E999/CI-90-1008, 9/28/94.
(3) "Total Revenues" represents revenues to the affiliate/nonregulated activity paid by NSP Minnesota Company for a service provided by the affiliate/nonregulated activity for the benefit of NSP Minnesota Company.
(4) "Direct Cross Charges" represents dollars directly charged to the affiliate/nonregulated activity which may not have originated as an allocation and are based on a service that provides a direct and measurable benefit to the affiliate/nonregulated activity.
(5) The revenue paid by NSP (MN) to NSP's affiliate NRG is the net of fuel and miscellaneous service expenses paid to NRG of $1,501,857 and incentives paid by NRG Resource Recovery to NSP (MN) for burning RDF at NSP (MN)'s Red Wing and Wilmarth generating plants, $3,761,455.
(6) Reflects Propane Services provided by NSP (MN) to non-jurisdictional customers. Included in the revenues are sales of $158,530 to NSP's affiliate, Natrogas . Propane Services is included in this report as promised in the Company's response to the Commission in Docket No. G002/AI-00-258. However, the actual net margins for Propane Sales are included in FERC Account 495, Other Gas Revenues. These revenues are included as an offset to retail revenue requirements in the State of Minnesota Gas Utility cost of service study.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

(a) IDENTIFY THE COMPANY, ITS LOCATION AND ITS BUSINESS ADDRESS. DESCRIBE THE FACILITIES USED FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS. IDENTIFY EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN THE COMPANY AND DESCRIBE THE INTEREST HELD.

(b). STATE THE TYPE AND AMOUNT OF CAPITAL INVESTED IN THE COMPANY BY THE REGISTERED HOLDING COMPANY, DIRECTLY OR INDIRECTLY. IDENTIFY ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE REGISTERED HOLDING COMPANY OR ANOTHER SYSTEM COMPANY, OTHER THAN AN EWG OR FOREIGN UTILITY COMPANY BY THE REGISTERED HOLDING COMPANY. IDENTIFY ANY TRANSFERS OF ASSETS FROM ANY SYSTEM COMPANY (OTHER THAN AN EXEMPT WHOLESALE GENERATOR OR FOREIGN UTILITY COMPANY) TO AN AFFILIATE EXEMPT WHOLESALE GENERATOR OR FOREIGN UTILITY COMPANY. STATE THE MARKET VALUE AT THE TIME OF TRANSFER, THE BOOK VALUE AND THE SALE PRICE OF THE TRANSFERRED ASSET.

(c) STATE THE RATIO OF DEBT TO COMMON EQUITY OF THE COMPANY AND EARNINGS OF THE COMPANY AS OF THE END OF THE REPORTING PERIOD.

(d) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND THE FEES OR REVENUES UNDER SUCH AGREEMENT(S).


PART II.

Part III

INTERESTS OF  NRG IN EWGS AND FUCOS

1.       (a)      NRG NORTHEAST GENERATING LLC, in which NRG owns a 100
percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG NORTHEAST GENERATING LLC), NORTHEAST GENERATION HOLDING LLC and NRG EASTERN LLC, owns 100 percent of the following EWGs: (i) DUNKIRK POWER LLC, owner of a 600 megawatt (MW) coal-fired facility located in Dunkirk, N.Y.; (ii) HUNTLEY POWER LLC, owner of a 760 MW coal-fired facility located near Buffalo, N.Y.; (iii) ASTORIA GAS TURBINE POWER LLC, owner of 11 gas-fired combustion turbines with a total capacity of 614 MW located on the same site in Queens, N. Y., (iv) ARTHUR KILL POWER LLC, owner of an 842 gas/oil-fired facility located on Staten Island, N. Y.; (v) SOMERSET POWER LLC, owner of the 229 MW (160 MW of which is operational) oil/coal-fired facility located in Somerset, Mass., (vi) OSWEGO HARBOR POWER LLC, owner of a 1,700 MW gas/oil-fired facility located in Oswego, N.Y.; (vii) CONN. JET POWER LLC, owner of six oil-fired combustion turbines with a total capacity of 127 MW located at 4 different sites in Conn.; (viii) DEVON POWER LLC, owner of a 401 MW gas/oil-fired facility located in Milford, Conn.; (ix) MIDDLETOWN POWER LLC, owner of an 856 MW gas/oil-fired facility located in Middleton, Conn.; (x) MONTVILLE POWER LLC, owner of a 498 MW gas/oil-fired facility located in Uncasville, Conn.; and
(xi) NORWALK POWER LLC, owner of a 353 MW oil-fired facility located in Norwalk, Conn..

         (b)      See Footnote 1.

----------

(10) For purposes of the Rule 53 calculation, Xcel Energy has included its entire investment in NRG Energy, $781.9 million, as its aggregate investment in the EWGs and FUCOs owned by NRG. Xcel Energy has not directly or indirectly guaranteed any of the investments by NRG in FUCOs or EWGs. All investments by NRG in FUCOs and EWGs have been funded through capital contributions by Xcel Energy to NRG, financings at the NRG level without recourse to Xcel Energy and financings at the project level without recourse to NRG or Xcel Energy. [There have been no transfers of assets from any Xcel Energy company (other than an EWG or FUCO) to an affiliate EWG or FUCO.]

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                         Debt-Equity Ratio           Net Income(000)
                                         -----------------           ---------------
Dunkirk Power LLC                              0.88                          $38,778
Huntely Power LLC                              0.74                           31,855
Astoria Gas Turbine Power LLC                  0.25                          166,950
Arthur Kill Power LLC                          0.87                              191
Somerset Power LLC                             2.02                            1,848
Oswego Harbor Power LLC                        1.35                           11,405
Connecticut Jet Power LLC                      0.00                              842
Devon Power LLC                                0.45                         (16,269)
Middleton Power LLC                            0.40                          (8,326)
Montville Power LLC                            0.41                          (6,975)
Norwalk Power LLC                              0.97                            7,168

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

2.       (a)      NRG SOUTH CENTRAL GENERATING LLC, in which NRG owns a 100
percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG SOUTH CENTRAL GENERATING LLC), SOUTH CENTRAL GENERATION HOLDING LLC and NRG CENTRAL U.S. LLC, owns 100 percent of the following: (i) LOUISIANA GENERATING LLC, an EWG that owns a 220 MW gas-fired facility located in New Roads, La., and a 100 percent interest in two coal-fired units and a 58 percent interest in a third coal-fired until located in a separate facility also in New Roads, La.; (ii) NRG NEW ROADS HOLDINGS LLC, owner of various equipment and of several parcels of land in Louisiana, some of which is leased to third parties for farming; and (iii) BIG CAJUN I PEAKING POWER LLC, which is currently inactive but was formed to develop, own and operate the Cajun expansion project.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Louisiana Generating LLC as of Dec. 31, 2000 are as follows:

                               Debt-Equity Ratio             Net Income(000)
                               -----------------             ---------------


                                       132


Louisiana Generating LLC             3.57                           $22,761


         (d) A description of the service, sales or construction contracts between Louisiana Generating LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

3.       (a)      WEST COAST POWER LLC, in which NRG owns a 50 percent
interest through NRG's wholly-owned subsidiary NRG WEST COAST INC. (which owns 50 percent interest in WCP (GENERATION) HOLDINGS LLC of which WEST COAST POWER LLC is a wholly-owned limited liability company), owns 100 percent of the following EWGs: (i) LONG BEACH GENERATION LLC, owner of a 530 MW gas-fired facility located in Long Beach, Calif., (ii) EL SEGUNDO POWER LLC, owner of a 1020 MW gas-fired facility located in El Segundo, Calif., (iii) CABRILLO POWER I LLC, owner of a 954 MW gas-fired facility located in Encina, Calif. and (iv) CABRILLO POWER II LLC, owner of seventeen gas-fired generation turbines in San Diego County, Calif., with a combined capacity of 256 MW.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                        Debt-Equity Ratio       Net Income(000)
                                        -----------------       ---------------
Long Beach Generation LLC                     0.00                           $0
El Segundo Power LLC                          0.00                            0
Cabrillo Power I LLC                          0.00                            0
Cabrillo Power II LLC                         0.00                            0

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

4.       (a)      COGENERATION CORPORATION OF AMERICA, in which NRG owns a 20 percent interest, owns the following through wholly-owned subsidiaries (i) a 100 percent interest in a 122 MW gas-fired cogeneration facility in Parlin N.J. that is an EWG; and (ii) an 83 percent interest in two standby peak sharing facilities with an aggregate capacity of 22 MW located in Philadelphia, Penn., both of which are EWGs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Cogeneration Corporation of America as of Dec. 31, 2000 was not available.

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Cogeneration Corp. of America         Not available                    $8,914

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

5.       (a)      NRG ROCKY ROAD LLC, in which NRG owns a 100 percent interest, owns 50 percent of ROCKY ROAD POWER LLC, an EWG that owns a 350 MW gas-fired facility located in East Dundee, Ill.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Rocky Road Power LLC as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Rocky Road LLC                        Not available                   $17,946

         (d) A description of the service, sales or construction contracts between Rocky Road Power LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

6.       (a)      KINGSTON COGENERATION LIMITED PARTNERSHIP, in which NRG
owns a 25 percent general partnership interest through PACIFIC KINGSTON ENERGY, INC. (an indirect wholly-owned subsidiary of NRG), owns a 110 MW gas-fired EWG facility located in Kingston, Ontario (Canada).

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of the Kingston EWG as of Dec. 31, 2000 was :

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Pacific Kingston Energy, Inc.         Not available                    $5,267

         (d) A description of the service, sales or construction contracts between [Kingston EWG] and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

7.       (a)      NRGENERATING LTD. - which is 100 percent owned by STERLING
LUXEMBOURG (NO.1) S.A.R.L., which is 100 percent owned by NRGENERATING HOLDINGS (NO. 15) B.V., which is 100 percent owned by NRGENERATING INTERNATIONAL BV ("NRGIBV") - owns 100 percent of KILLINGHOLME HOLDINGS LIMITED, which owns 100 percent of KILLINGHOLME GENERATION LIMITED, an EWG which owns 100 percent of KILLINGHOLME POWER LIMITED, an EWG which owns a 680 MW gas-fired facility located in North Lincolnshire, England.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:


                                     Debt-Equity Ratio     Net Income(000)
                                     -----------------     ---------------
Killingholme Generation Limited            3.32               ($13,991)
Killingholme Power Limited                 0.00                 20,654


         (e) A description of the service, sales or construction contracts between the Killingholme EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

8.       (a)      ENFIELD HOLDINGS B.V. which is 50 percent owned by NRGIBV, owns 50 percent of ENFIELD ENERGY CENTRE LIMITED, an EWG which owns a 396 MW gas-fired power station in Enfield, England. ENFIELD OPERATIONS LLC, which is owned 50 percent by ENFIELD ENERGY CENTRE LIMITED and 16.3 percent by NRG INTERNATIONAL, INC. ("NRGI"), is an EWG which operates the Enfield power station, and also owns 100 percent of ENFIELD OPERATIONS UK LTD, which employs the employees of the Enfield power station.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Enfield Energy Centre Limited             0.00                         $2,793
Enfield Operations LLC                    0.00                              0

         (d) A description of the service, sales or construction contracts between the Enfield EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

9.       (a)      NRGENERATING HOLDINGS (NO.4) B.V., which is 100 percent
owned by NRGIBV, is an EWG which owns (i) a 25.37 percent partnership interest in LOY YANG POWER PARTNERS, the owner of the 2000 MW coal-fired Loy Yang power station and adjacent brown coal mine in the State of Victoria, Australia; (ii) 25.37 percent of LOY YANG POWER PROJECTS PTY LTD., which provides technical services to the Loy Yang project; and (iii) 25.37 percent of LOY YANG POWER MANAGEMENT PTY LTD., which operates the Loy Yang project. NRGENERATING HOLDINGS (NO.4) B.V. also owns 100 percent of GUNWALE B.V., a vehicle for investing shareholder loans and equity into the Loy Yang project which has no assets or employees and is inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRGenerating Holdings (No.4) B.V. as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
NRGenerating Holdings (#1)B.V.            0.00                       (24,799)

         (d) A description of the service, sales or construction contracts between NRGenerating Holdings (No.4) B.V. and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

10.      (a)      SUNSHINE STATE POWER (NO.2) B.V. and SUNSHINE STATE POWER
B.V., which are EWGs and which are both 100 percent owned by NRGIBV, own 17.5 percent and 20 percent, respectively, of the unincorporated joint venture that owns the 1680 MW coal-fired Gladstone power station in

Queensland, Australia. NRG GLADSTONE OPERATING SERVICES PTY LTD, which is 1 percent owned by NRGI and 99 percent owned by NRG OPERATING SERVICES, INC. (both of which are 100 percent owned by NRG), is an EWG which operates the Gladstone facility, and owns 100 percent of NRG GLADSTONE SUPERANNUATION PTY LTD., which holds pension assets for the employees of the Gladstone project.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Sunshine State Power (No.2)
B.V.                                       .46                         $3,251
Sunshine State Power B.V.                  .46                          3,720
NRG Gladstone Operating
Services Pty Ltd.                         0.00                         1,135

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

11.      (a)      NRGENERATING HOLDINGS (NO. 1) B.V., which is 100 percent
owned by NRGIBV, is a FUCO that owns a 50 percent interest in the unincorporated joint venture that owns the 192 MW coal-fired Collinsville power station in Queensland, Australia. NRG COLLINSVILLE OPERATING SERVICES PTY LTD., which is 1 percent owned by NRGI and 99 percent owned by NRG OPERATING SERVICES, INC. (both of which are 100 percent owned by NRG), is a FUCO that owns 50 percent of COLLINSVILLE OPERATIONS PTY LTD, which operates the Collinsville facility.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
NRGenerating Holdings (No.1) B.V.         0.19                           $688
NRG Collinsville Operating
Services Pty Ltd.                         0.00                            327

         (d) A description of the service, sales or construction contracts between these FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

12.      (a)      NRG VICTORIA 1 PTY LTD, which is 100 percent owned by
NRGIBV, owns 100 percent of NRG VICTORIA II PTY LTD. These two entities own
33.33 percent and 66.67 percent, respectively, of NRG VICTORIA III PTY LTD, which owns 35 percent of ENERGY DEVELOPMENTS LIMITED, a FUCO which is a publicly listed Australian company that invests in landfill gas generation projects and related investments worldwide.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Energy Developments Limited as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Energy Developments Limited               0.00                         $2,370

         (d) A description of the service, sales or construction contracts between Energy Developments Limited and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

13.      (a)      SAALE ENERGIE GMBH, which is 50 percent owned by NRGIBV,
owns the following interests in the following entities: (i) 41.1 percent of KRAFTWERKE SCHKOPAU GBR, an EWG that owns the 960 MW Schkopau coal-fired power station in Germany; (ii) 44.4 percent of KRAFTWERKE SCHKOPAU BETRIEBSGESELLSHCAFT MBH, an EWG that operates the Schkopau power station; and (iii) 98 percent of SAALE ENERGIE SERVICES GMBH, which provides management services to the Schkopau plant (NRGIBVI also owns a direct 1 percent interest in this entity).

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Kraftwerke Schkopau GbR                   0.00                             $0
Kraftwerke Schkopau                       0.00                              0
Betriebsgesellshcaft mbH

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

14.      (a)      NRGIBV owns 33.33 percent of MIBRAG MBH, through a holding structure whereby NRGIBV owns 100 percent of LAMBIQUE BEHEER BV; LAMBIQUE BEHEER BV owns 33.3 percent of MIBRAG BV and 1 percent of MIBRAG MBH; and MIBRAG BV owns 99 percent of MIBRAG MBH. MIBRAG GMBH, by itself and through its wholly-owned subsidiary MIBRAG INDUSTRIEKRAFTWERKE VERMOEGENSVERWALTUNGS UND BETEILIGUNGS GMBH, owns 1 percent of MIBRAG INDUSTRIEKRAFTWERKE GMBH & CO KG, an EWG that owns three coal-fired power plants in Germany. MIBRAG GMBH owns 99 percent, and MIBRAG B.V. owns 1 percent of MIBRAG INDUSTRIEKRAFTWERKE BETRIEBS GMBH, an EWG which operates and maintains the power stations.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
MIBRAG Industriekraftwerke
Gmbh & Co KG                              0.00                            $0
MIBRAG Industriekraftwerke
Betriebs Gmbh                             0.00                        $9,083

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

15.      (a)      KLADNO POWER (NO.2) BV, which is 100 percent owned by
NRGIBV, owns 50 percent of MATRA POWERPLANT HOLDING BV, which owns 89 percent of ECK GENERATING S.R.O., a FUCO which owns a 300 MW coal-fired power station in Kladno, Czech Republic, and related businesses. KLADNO POWER (NO.1) BV, which is 100 percent owned by NRGIBV, owns 44.26 percent of ENERGETICKE CENTRUM KLADNO, S.R.O., is a FUCO which holds title to certain assets of the Kladno power station. NRGENERATING HOLDINGS (NO.5) BV, which is 100 percent owned by NRG ENERGETICKE PROVOZ, S.R.O., is a FUCO which operates the Kladno power station.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
ECK Generating s.r.o                      0.00                       ($1,634)
Energeticke Centrum Kladno, s.r.o.        0.00                       (4,183)
NRGenerating Holdings (No.5) BV           0.00                       (6,013)

         (d) A description of the service, sales or construction contracts between these FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

16.      (a)      TOSLI INVESTMENTS N.V., in which NRG has a 50 percent
interest through COBEE HOLDINGS INC., a wholly-owned subsidiary of NRG INTERNATIONAL INC. (see Paragraph 14.C.20), is an EWG which currently owns
98.9 percent of COMPANIA BOLIVIANA DE ENERGIA ELECTRICA S.A. -- BOLIVIAN POWER COMPANY LTD., an EWG which owns and/or operates 15 power plants in Bolivia, which in turn on an interim basis owns 99.9 percent of COMPANIA ELECTRICA CENTRAL BULO BULO S.A. and 99.8 percent of SERVICIOS ENERGETICOS S.A., which are both EWGs and the owner and the operator, respectively, of an 87 MW gas-fired facility in Bolivia. TOSLI INVESTMENTS N.V. also currently owns a 0.002 percent interest in COMPANIA ELECTRICA CENTRAL BULO BULO S.A. and a 100 percent interest in TOSLI ACQUISITION B.V., which is inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Tosli Investments N.V.                    0.00                             $0
Compania Boliviana de Energia             0.00                          3,466
Electrica S.A. --Bolivian Power
Company Ltd.
Compania Electrica Central                0.00                           (592)
Bulo Bulo S.A.
Servicios Energeticos S.A.                0.00                              0

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

17. (a) SCUDDER LATIN AMERICAN POWER I and SCUDDER LATIN AMERICAN POWER II are private equity funds in which NRG owns a 25 percent interest and 4.45860 percent interest, respectively, through NRGENERATING HOLDINGS GMBH (see paragraph 14.C.34). These funds invest in power generation projects in Latin America. All of the power generation projects in which these funds have invested are, or are expected to become, EWGs or FUCOs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Scudder Latin American Power I and Scudder Latin American Power II as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         --------------
Scudder Latin American Power I            0.00                         $3,331
Scudder Latin American Power II           0.00                          3,331

         (d) A description of the service, sales or construction contracts between Scudder Latin America Power and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

18. (a) ENERGY INVESTORS FUND, L.P., in which NRG owns a 3.10 percent interest through ENERGY NATIONAL, INC. (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within the United States which are either EWGs or QFs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Energy National, Inc. as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Energy National, Inc.                     0.00                         $3,033

         (d) A description of the service, sales or construction contracts between Energy National and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

19. (a) PROJECT FINANCE FUND III, L.P., in which NRG owns a 6.87 percent interest through PACIFIC GENERATION HOLDINGS COMPANY (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within and outside of the United States which are either EWGs or QFs.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Pacific Generation Holdings Company as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Pacific  Generation Holdings
Company                                   0.00                             $0

         (d) A description of the service, sales or construction contracts between Pacific Generation and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

20.      (a)      [NRG MIDATLANTIC GENERATING LLC, in which NRG owns a 100
percent interest, owns 100 percent of the following entities which were formed to acquire certain assets from Conectiv: (i) B.L. ENGLAND POWER LLC, (ii) CONEMAUGH POWER LLC, (iii) DEEPWATER POWER LLC, (iv) INDIAN RIVER POWER LLC, (v) KEYSTONE POWER LLC and (vi) VIENNA POWER LLC. The Conectiv acquisition is expected to close later this year and, therefore, none of these entities currently owns any assets.]

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG MidAtlantic Generating subsidiaries as of Dec. 31, 2000 are as follows: N/A.

         (d) A description of the service, sales or construction contracts between NRG MidAtlantic Generating and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

21.      (a)      Entrade Holdings B.V., which is 100 percent owned by
NRGIBV, owns 100 percent of Entrade GmbH, a Swiss power trading operation, a FUCO which owns 100 percent of Entrade Duetschland GmbH; 100 percent of Prva Regulanca s.r.o; and 100 percent of Entrade d.o.o.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Entrade Holdings, B.V. as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
         Entrade Holdings, B.V.           0.00                          ($94)

         (d) A description of the service, sales or construction contracts between Entrade and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

20.      (a)      [NRGenerating Luxembourg (No. 1) S.a.r.l., which is 100
percent owned by NRGIBV, owns 100 percent of NRGenerating Holdings (No. 2) GmbH, which owns 100 percent of Flinders Labuan (No. 1); 100 percent Flinders Labuan (No. 2); and 50 percent Flinders Power Partnership. The remaining 50 percent of Flinders Power Partnership is owned 25 percent by Flinders Labuan (No. 1) and 25 percent by Flinders Labuan (No. 2). Flinders Power Partnership owns 100 percent of Flinders Coal Pty Ltd., a 190 MW Osborne Power Station in South Australia and 100 percent of Flinders Osborne Trading Pty Ltd., a trading entity for gas supply to, and electricity take from, the 190 MW Osborne Power Station in South Australia which are both FUCOs.]

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Flinders Coal Pty Ltd. and Flinders Osborne Trading Pty Ltd. as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
Flinders Coal Pty Ltd                     0.00                             $0
Flinders Osborne Trading Pty Ltd          0.00                              0

         (e) A description of the service, sales or construction contracts between Flinders and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

21.      (a)      NRG International II Inc. which is owned 100 percent by NRG
Energy, Inc., owns 50 percent of European Generating S.a.r.l., which owns 100 percent of Rybnik Power B.V., a FUCO which was formed as a holding company for a 1,760 MW power station in Poland.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Rybnik as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
         Rybnik Power B.V.                0.00                             $0

         (d) A description of the service, sales or construction contracts between Rybnik and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

22.      (a)      NEO Corporation, which is owned 100 percent by NRG Energy,
Inc. owns 100 percent of NEO California Power LLC, an EWG, which is an owner and operator of distributed generation facilities in California currently under construction.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NEO California Power LLC as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
NEO California Power LLC                  0.00                            ($1)

         (d) A description of the service, sales or construction contracts between NEO California and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

23.      (a)      NRG Central U.S. LLC and South Central Generation Holding
LLC each 100 percent owned by NRG Energy, Inc., each own a 50 percent interest in NRG South Central Generation LLC which owns 100 percent of NRG Sterlington Power LLC, an EWG, which was formed to own a 200 MW simple cycle gas peaking facility in Sterlington, La.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG Sterlington Power LLC as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio         Net Income(000)
                                     -----------------         ---------------
NRG Sterlington Power LLC                 0.00                         $3,263

         (d) A description of the service, sales or construction contracts between Sterlington and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

Interests in Xcel Energy International

24.      (a)      XCEL ENERGY INTERNATIONAL, INC. ("XEI") was formed to hold certain foreign investments. Specifically, it owns (i) a 50 percent interest in YORKSHIRE POWER GROUP LIMITED, which indirectly through YORKSHIRE HOLDINGS PLC owns YORKSHIRE ELECTRICITY GROUP PLC ("Yorkshire"), a regional electric company operating in the United Kingdom, and (ii) a 49 percent interest in INDEPENDENT POWER CORPORATION PLC ("IPC"), a British company that is in the business of developing, owning, and operating foreign generating plants. Xcel will qualify both Yorkshire and IPC as foreign utility companies within the meaning of Section 33 of the Act. Xcel Energy has announced that it is selling [has sold]all but 5 percent of its interest in Yorkshire Power Group Limited. In addition, XEI owns interests in three EWGs, namely INDEPENDENT POWER INTERNATIONAL, CORPORATION INDEPENDIENTE DE ENERGIA S.A., and CENTRAL PIEDRA BUENA S.A.

         (b) The total amount invested by Xcel Energy in Yorkshire and IPC is not available. The total amount invested by Xcel Energy in Independent
Power International, Corporation Independiente de Energia S.A. and Central Piedra Buena S.A. is not available.

         (c) The ratio of debt to common equity and the earnings of Independent Power International, Corporation Independiente de Energia S.A., and Central Piedra Buena S.A. as of Dec. 31, 2000 are unavailable.

         (d)      Detail of service contracts are not available.

INTERESTS OF QUIXX EWGS AND FUCOS

25.      (a)      MOSBACHER POWER GROUP, L.L.C. and Mosbacher Power
International, L.L.C., in which Quixx formerly held a 50 percent membership interest, are independent power development companies that have foreign interests in the developmental stage, all of which are expected to be EWGs or FUCOs. In early 1997, Quixx entered into a business arrangement with Mosbacher Power, a developer of power projects in the United States and foreign countries. Quixx relinquished its business relationship with Mosbacher Power in December, 1997 but retained investment rights in two international projects and four domestic projects. Since 1997 all but one of these development projects were terminated. The remaining project is an electric generating project under development in Cambodia with a contract to supply power to the national utility.

         (b) The total amount invested by Xcel Energy in Cambodia Power Company was written off.

         (c) The ratio of debt to common equity and the earnings of Cambodia Power Company as of Dec. 31, 2000 is 0.

         (d)      There are no service contracts.

26.      (a)      QUIXX MUSTANG STATION, INC., a wholly-owned subsidiary of
Quixx, was created to hold Quixx's 0.5 percent, general partnership interest in Denver City Energy Associates, L.P., a partnership which owns a 50 percent interest in Mustang Station, a 488 Mw combined cycle generating facility which is scheduled for completion in early 2000. Quixx also holds a 49.5 percent limited partnership interest in Denver City Energy Associates, L.P., through Quixx Resources, Inc. a wholly-owned subsidiary of Quixx.

         (b) The total amount invested by Xcel Energy in Quixx Mustang Station Inc. was $100,415.

         (c) The ratio of debt to common equity and the earnings of Quixx Mustang Station, Inc. as of Dec. 31, 2000 are as follows:

                                     Debt-Equity Ratio    Net Income(000)
                                     -----------------    ---------------
Quixx Mustang Station, Inc.               0.00                       $29

         (d)      Detail of service contracts are not available

PART II

         Part 1 is an organizational chart showing the relationship of each EWG and FUCO to other system companies in the form of a table. Financial data is attached as Exhibit H.

PART III

Xcel Energy's aggregate investment in EWGs and FUCOs at Dec. 31, 2000 was $1,194.8 million.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

XCEL ENERGY INC. AND SUBSIDIARIES
Dec. 31, 2000
(in thousands)


                                                                     Xcel Energy, Inc.     NSP-MN         NSP-             PSCo
                                                                        Consolidated    Consolidated    Wisconsin     Consolidated
                                                                     ---------------------------------------------------------------
CONSOLIDATING BALANCE SHEET

ASSETS
      Current assets                                                  $  3,128,074    $    738,264    $    113,122    $    895,975
      Net property, plant and equipment                                 15,272,914       3,655,139         799,261       4,542,449
      Total other assets                                                 3,367,855         966,585          73,692         335,889
                                                                      ------------    ------------    ------------    ------------
      Total assets                                                    $ 21,768,843    $  5,359,988    $    986,075    $  5,774,313
                                                                      ============    ============    ============    ============

 LIABILITIES AND EQUITY
 CURRENT LIABILITIES:
      Total current liabilities                                       $  4,671,808    $  1,290,533    $     99,068    $  1,205,466

 DEFERRED CREDITS AND LIABILITIES:
      Total deferred credits and other liabilities                    $  3,075,155    $  1,412,791    $    183,738    $    840,920
       Minority Interest                                              $    277,335

 CAPITALIZATION:
   Long-term debt                                                     $  7,583,441    $  1,048,995    $    313,000    $  1,610,741
   Mandatorily redeemable preferred securities                        $    494,000    $    200,000    $               $    194,000
   Preferred stock                                                    $    105,320
   Common stockholders' equity                                        $  5,561,784    $  1,407,669    $    390,269    $  1,923,186


                                                                                          NRG        Other (Filed
                                                                        SPS          Consolidated   Confidentially)
                                                                     ----------------------------------------------
CONSOLIDATING BALANCE SHEET

ASSETS
      Current assets                                                 $    296,037    $    672,658    $    412,018
      Net property, plant and equipment                                 1,800,754       4,041,668         433,643
      Total other assets                                                  295,845       1,264,666         431,178
                                                                     ------------    ------------    ------------
      Total assets                                                   $  2,392,636    $  5,978,992    $  1,276,839
                                                                     ============    ============    ============

 LIABILITIES AND EQUITY
 CURRENT LIABILITIES:
      Total current liabilities                                      $    927,034    $    562,990    $    586,717

 DEFERRED CREDITS AND LIABILITIES:
      Total deferred credits and other liabilities                   $    387,467    $    303,065    $    (52,826)
       Minority Interest

 CAPITALIZATION:
   Long-term debt                                                    $    226,506    $  3,650,849    $    733,350
   Mandatorily redeemable preferred securities
   Preferred stock                                                   $    100,000
   Common stockholders' equity                                       $    751,629    $  1,462,088    $   (373,057)


      Total liabilities and equity                                    $ 21,768,843    $  5,359,988    $    986,075    $  5,774,313
                                                                      ============    ============    ============    ============

 CONSOLIDATING INCOME STATEMENT

 OPERATING REVENUES:
      Total revenue                                                   $ 11,591,796    $  2,948,583    $    534,500    $  3,625,136

 OPERATING EXPENSES:
      Operating expenses                                              $ 10,020,656    $  2,592,899    $    465,190    $  3,172,298

 Operating income                                                     $  1,571,140    $    355,684    $     69,310    $    452,838

 Less Minority Interest                                               $    (40,489)
 Other income and expense                                             $     16,107    $     (9,884)   $        931    $      7,351
                                                                      ------------    ------------    ------------    ------------
   Total other income and expense                                     $    (24,382)   $     (9,884)   $        931    $      7,351
                                                                      ------------    ------------    ------------    ------------


 Interest on long-term debt                                           $    657,305    $    126,635    $     19,255    $    146,091
 Distr on Redeemable Preferred  Securities                            $     38,800    $     15,750                    $     15,200
                                                                      ------------    ------------    ------------    ------------
   Interest charges and financing costs                               $    696,105    $    142,385    $     19,255    $    161,291
                                                                      ------------    ------------    ------------    ------------

 Income Taxes                                                         $    304,865    $     92,191    $     20,690    $    102,770

 Extraordinary Items                                                  $    (18,960)
                                                                      ------------    ------------    ------------    ------------

 Net Income                                                           $    526,828    $    111,224    $     30,296    $    196,128
                                                                      ------------    ------------    ------------    ------------


      Total liabilities and equity                                    $  2,392,636    $  5,978,992    $  1,276,839
                                                                      ============    ============    ============

 CONSOLIDATING INCOME STATEMENT

 OPERATING REVENUES:
      Total revenue                                                   $  1,079,580    $  2,157,986    $  1,246,011

 OPERATING EXPENSES:
      Operating expenses                                              $    880,259    $  1,584,913    $  1,325,097

 Operating income                                                     $    199,321    $    573,073    $    (79,086)

 Less Minority Interest                                                                    (11,335)         51,824
 Other income and expense                                             $     10,400    $      7,857   $        (548)
                                                                      ------------    ------------    ------------
   Total other income and expense                                     $     10,400    $     (3,478)   $    (29,705)
                                                                      ------------    ------------    ------------

 Interest on long-term debt                                           $     54,643    $    293,922    $     14,759
 Distr on Redeemable Preferred  Securities                            $      7,850    $
                                                                      ------------    ------------    ------------
   Interest charges and financing costs                               $     62,493    $    293,922    $     14,759
                                                                      ------------    ------------    ------------

 Income Taxes                                                         $     58,776    $     92,738    $    (62,300)

 Extraordinary Items                                                  $    (18,960)

 Net Income                                                           $     69,492    $    182,935    $    (63,248)
                                                                      ------------    ------------    ------------




   Dividend requirements and redemption premiums on preferred stock   $      4,241
                                                                      ------------    ------------    ------------    ------------
   Earnings available for common shareholders                         $    522,587    $    111,224    $     30,296    $    196,128
                                                                      ------------    ------------    ------------    ------------

CONSOLIDATING STATEMENT OF CASH FLOWS

    TOTAL OPERATING                                                   $  1,407,725    $    492,265    $     71,093    $    460,758

    TOTAL INVESTING                                                   $ (3,346,994)   $   (444,416)   $    (88,585)   $   (168,911)

    TOTAL FINANCING                                                   $  2,015,669    $    (47,267)   $     17,472    $   (327,882)

Effect of Exchange Rate Changes on Cash                               $        360

CHANGE IN CASH                                                        $     76,760    $        582    $        (20)   $    (36,035)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        $    139,731    $     11,344    $         51    $     51,731
                                                                      ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $    216,491    $     11,926    $         31    $     15,696
                                                                      ============    ============    ============    ============



   Dividend requirements and redemption premiums on preferred stock                                   $      4,241
                                                                      ------------    ------------    ------------
   Earnings available for common shareholders                         $     69,492    $    182,935    $    (67,488)
                                                                      ------------    ------------    ------------

CONSOLIDATING STATEMENT OF CASH FLOWS

    TOTAL OPERATING                                                   $     87,168    $    361,984    $    (65,543)

    TOTAL INVESTING                                                   $   (113,708)   $ (2,204,454)   $   (326,920)

    TOTAL FINANCING                                                   $     35,834    $  1,905,870    $    431,642

Effect of Exchange Rate Changes on Cash                                               $        360

CHANGE IN CASH                                                        $      9,294    $     63,760    $     39,179

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                        $      1,532    $     31,483    $     43,590
                                                                      ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $     10,826    $     95,243    $     82,769
                                                                      ============    ============    ============


                                    EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Exhibit A*  Annual reports of Xcel Energy (File No. 1-3034), NSP-Minnesota
            (0-31709), NSP-Wisconsin (1-3140), PSCo (File No. 1-3280), SPS (File
            No. 1-3789), and NRG Energy, Inc. (File No. 000-25569) are incorporated herein by reference to their Annual Reports on Form 10-K for the year ended Dec. 31, 2000.

Exhibit B

            XCEL ENERGY
B-1.1* Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Company and New Century Energies, Inc. (Incorporated by reference to Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc. dated March 24, 1999.)

B-1.2*      Articles of Incorporation and Amendments of the Company (Filed as
            Exhibit 4.01 to the Company's Form 8-K (file no. 1-3034) filed on Aug. 21, 2000).

B-1.3* By-Laws of the Company (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (file no. 333-48590) filed on Oct. 25, 2000).

            NSP-MINNESOTA
B-2.1*      Articles of Incorporation and Amendments of the Company.

B-2.2*      By-Laws of the Company.

            NSP-WISCONSIN
B-3.1*      Restated Articles of Incorporation as of Dec. 23, 1987. (Filed as
            Exhibit 3.01 to Form 10-K Report 10-3140 for the year 1987)

B-3.2*      Copy of the By-Laws of NSP-Wisconsin as amended Feb. 2, 2000

            PSCO
B-4.1* Amended and Restated Articles of Incorporation dated July 10, 1998 (Form 10-K for the year ended Dec. 31, 1998, Exhibit 3(a)1, File No. 1-3280).

B-4.2* By-laws dated November 20, 1997 (Combined Form 10-K for the year ended Dec. 31, 1997, Exhibit 3(b)1, File No. 1-3280).

            SPS
B-5.1* Amended and Restated Articles of Incorporation dated Sept. 30, 1997 (Form 10-K for the year ended Dec. 31,1997, Exhibit 3(a)2, File No. 1-3789).

B-5.2* By-laws dated Sept. 29, 1997 (Form 10-K for the year ended Dec. 31,1997, Exhibit 3(b)2, File No. 1-3789).

Exhibit C*  Instruments defining the rights of security holders, including indentures have been previously filed with the SEC and are identified in the exhibit index in the Form 10-K's for the year ended Dec. 31, 2000.

Exhibit D   Xcel Energy. and subsidiary companies agreement for filing consolidated Federal income tax return and for allocation of consolidated Federal income tax return and for allocation of allocation of consolidated Federal income tax liabilities and benefits.

Exhibit F

F-1.1* Financial information for Yorkshire Power Group Limited (File No.333-47925) is incorporated herein by reference to its Annual Report on Form 10-K for the year ended Dec. 31, 2000.

F-1.2* Financial information for NRG Energy, Inc. (File No.0-25569) is incorporated herein by reference to its Annual Report on Form 10-K for the year ended Dec. 31, 2000.

F-1.3 Balance sheets and statements of income and cash flows, to the extent available for subsidiaries that are not considered a majority-owned associate company are filed confidentially pursuant to Rule 104 (b) of the PUHCA for the following subsidiaries:


                        Xcel Energy, Inc.
                        Black Mountain Gas
                        NSP- Minnesota
                           NSP Energy Marketing, Inc.
                           United Power and Land Company
                           First Midwest Auto Park
                           NSP Financing
                           NSP Nuclear Corporation
                        NSP-Wisconsin
                        Cheyenne Light, Fuel and Power Company
                        Southwestern Public Service Company
                        Public Service Company of Colorado
                           1480 Welton, Inc.
                           PSR Investments, Inc.
                           PS Colorado Credit Corporation
                           Green & Clear Lakes Company
                           Fuelco
                           Colorado Natural Fuels, LLC
                           Statco, previously Natural Station Equipment, LLC
                        NC Enterprises, Inc.
                        West Gas Interstate, Inc.
                        Xcel International, Inc.
                        Xcel Energy O&M Services, Inc
                        Xcel Energy Services, Inc.
                        Xcel Energy WYCO
                        Xcel Energy Communications Group, Inc.
                           Seren Innovations, Inc
                           NCE Communications, Inc.
                        Xcel Energy Markets Holdings, Inc.
                           e prime, inc.
                              e prime Florida, Inc.
                              e prime Georgia, Inc.
                              Texas-Ohio Pipeline, Inc.
                              Young Gas Storage Company
                              e prime Belize, Ltd

                           XECC Group Inc.
                           XEPS, LLC
                           Viking Gas Transmission Company
                        Xcel Energy Retail Holdings, Inc.
                           Planergy International, Inc.
                              Planergy Services, Inc.
                              Planergy Energy Services, Inc.
                              Planergy Services of Texas
                              Planergy Services of Houston
                              Planergy Services of California
                              Planergy Services  USA
                              Cogeneration Capital Associates
                              Planergy Services Midwest
                              Planergy, Inc.
                              Planergy Ltd.
                              Energy Masters International
                              Planergy (Delaware) Inc.
                           XERs, Inc.
                           New Century Cadence
                           Reddy Kilowatt Corporation
                           Xcel Energy Centrus
                           Natrogas, Inc.
                        Xcel Ventures
                           Ultra Power Technologies, Inc.
                           Eloigne Company
                        Xcel Energy Wholesale Group, Inc.
                           NRG Energy, Inc.
                           Utility Engineering Corporation
                              Precision Resource Company
                              Universal Utility Services, LLC
                              Proto Power
                              APA
                              Quixx Corporation
                                 Quixx Power Services, Inc.
                                 Quixx Louisville, LLC
                                 Quixxlinn Corporation
                                 Quix Borger Cogen, Inc.
                                 Quixx Carolina, Inc.
                                 Quixx Mustang Station, Inc.
                                 Quixx Jamaica, Inc.
                                    KES Jamaica, L.P. (QXK)
                                 Quixx Resources, Inc.
                                    Quixx WRR, L.P.
                        NC Services
                        New Century International
                        NCT
                        NCE

Exhibit G   Financial Data Schedules for are no longer required and therefore not include.

Exhibit H   The relationship of each EWG in which the system holds an interest to other system companies is reflected in Item 1.

Exhibit I Balance sheets and statements of income and cash flows, to the extent available, for EWGs and FUCOs that are not considered a majority-owned associate company including companies listed for Exhibit F-1.3 are filed confidentially pursuant to Rule 104 (b) of the PUHCA.

                                    Exhibit D

                                XCEL ENERGY INC.
                         AND ITS AFFILIATED CORPORATIONS

                            TAX ALLOCATION AGREEMENT

This agreement is made as of December 29, 2000 by and among Xcel Energy Inc., a registered public utility holding company ("Parent"), and its affiliated corporations (collectively, including Parent, the "Group"; individually, including Parent, "member" or "member of the Group").

WHEREAS, the members of the Group will join in the filing of a consolidated federal income tax return, and consolidated or combined state income and franchise tax returns;

WHEREAS, the members of the Group intend to allocate the consolidated and combined income and franchise tax liabilities and benefits to each member of the Group in an equitable manner and in accordance with Rule 45(c) of the Public Utility Holding Company Act of 1935, as amended; and to provide for certain other related matters as set forth below;

IT IS THEREFORE AGREED, as follows:

Section 1. Definitions

For purposes of this agreement, the following definitions shall apply:

(a) "Consolidated tax" shall mean the Group's aggregate tax liability for a taxable year as shown on the consolidated federal income tax return.

(b) "Consolidated refund" shall mean the Group's aggregate refund for a taxable year as shown on the consolidated federal income tax return.

(c) "Corporate taxable income" or "corporate taxable loss" shall mean the income or loss of a member of the Group for a taxable year, computed as though the member had filed a separate federal income tax return on the same basis as used in the consolidated return, except that:

            (1) Dividend income from other members of the Group shall be disregarded, and

            (2) Intercompany transactions shall be taken into account as provided under the consolidated return regulations.

(d) "Separate return tax" shall mean the federal regular income tax liability or federal regular income tax refund, computed with respect to the corporate taxable income or loss of a member of the Group, less all tax credits. If the separate return tax is a liability, it shall be referred to as a "positive separate return tax." If the separate return tax is a refund, it shall be referred to as a "negative separate return tax."

(e) A "positive" allocation shall be the obligation to make a payment to the Group in accordance with Section 5. A "negative" allocation shall be the right to receive a payment from the Group in accordance with Section 5.

Section 2. General Federal Allocation Method

Each taxable year, the members of the Group shall allocate the consolidated tax or consolidated refund in accordance with the following procedures:

(a) A member, including Parent, that would have a positive separate return tax shall receive a positive allocation in an amount equal to such positive separate return tax.

(b) A member, other than Parent, that would have a negative separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax.

(c) If Parent would have a negative separate return tax, then each member having positive separate return tax shall receive a negative allocation in an amount equal to such negative separate return tax multiplied by the member's share of the sum of the positive separate return tax.

Section 3. Special Federal Allocation Rules

(a) Alternative Minimum Tax. In any year in which alternative minimum tax ("AMT") is payable by the Group, the consolidated tax shall be separated into two parts: regular tax and AMT.

            (1) Regular tax shall be allocated in accordance with the general allocation method set forth in Section 2, above.

            (2) AMT will be allocated to each member of the Group based on the proportion of:

                        (A) the excess of its separate company tentative minimum tax over its separate company regular tax liability, to

                        (B) the aggregate of the excesses of such companies' tentative minimum tax amounts over their regular tax liability amounts.

            (3) Each member whose regular tax liability exceeds its tentative minimum tax on a separate company basis shall be excluded from this calculation and shall not be impacted by the Group's AMT liability.

            (4) The minimum tax credit shall be allocated to the members of the Group to which the associated AMT was allocated, in proportion to the associated AMT allocated to such members.

(b) Tax Credits; Other Tax Benefits and Material Items Taxed at Different Rates. Any tax credits, other tax benefits and material items taxed at rates other than the rate applicable to corporate taxable income shall be allocated directly to the members of the Group giving rise to them.

Section 4. Maximum Allocation

The tax allocated to any member shall not exceed the separate return tax of such member.

Section 5. Payments

Each member of the Group is responsible for its own tax liability. Payment of such liability shall be made in accordance with the following procedure:

(a) A member of the Group with a net positive allocation shall pay Parent the net amount allocated, except as modified in Section 5(f) below.

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(b)         A member of the Group with a net negative allocation shall receive payment from Parent in the amount of the net negative allocation, except as modified in Section 5(e) and 5(f) below.

(c) Parent shall pay to the Internal Revenue Service the Group's net current federal income tax liability from the net of the receipts and payments to and from members of the Group.

(d) Parent shall make any calculations on behalf of the members of the Group necessary to comply with the estimated tax and extension payment provisions. Based on such calculations, Parent shall charge the members appropriate amounts at intervals consistent with those provisions.

(e) If the Group has a consolidated net operating loss ("NOL") for a taxable year (the "loss year") and the NOL cannot be used in full by being carried back to a prior taxable year, the unused portion of the NOL shall be allocated (as negative allocations) to the members of the Group having negative allocations for the loss year in proportion to the relative magnitude of such negative allocations for the loss year. Each such member shall carry forward a negative allocation from the loss year to the following taxable year and combine it with its allocation for such following taxable year.

(f) If the Group is unable to utilize all of the tax credits available for a taxable year, and the tax credits cannot be used in full by being carried back to a prior taxable year, payment for the tax credits shall be as follows:

            (1) Tax Credits Actually Used. Payment for credits actually used in the current or carryback year shall be made to those members who generated the credits in the order in which they are used on the relevant return. If more than one member generated a particular type of tax credit, the portion of the tax credit used shall be apportioned among and paid to those members in a ratio of the total tax credit generated of that type by the respective member over the total tax credits generated of that type for that tax year.

            (2) Tax Credits Carried Forward. The unused portion of any tax credits being carried forward shall be allocated (as negative allocations) to the members of the group generating such tax credits and such members shall carry forward such tax credits to the following taxable year and combine it with its allocation for such following taxable year.

(g) A member shall make or receive any payment required by this Section on the date Parent pays the Internal Revenue Service. Parent shall provide at least two days advance notice of member's payment amount. In the case of any second (or lower) tier subsidiary, the parent of such second (or lower) tier subsidiary may make or receive the payment required by this Section for itself and all of its second (or lower) tier subsidiaries.

Section 6. Adjustments to Federal Tax Liability Shown on Returns

(a) In the event that the consolidated tax or consolidated refund is subsequently adjusted by the Internal Revenue Service or by a court decision, the consolidated tax, consolidated refund and separate return tax shall be adjusted accordingly consistent with the methodology set forth previously in this agreement. Any prior payments among the members of the Group shall be adjusted to conform to the change.

(b) If any interest is paid or received as a result of an adjustment to consolidated tax or consolidated refund, it will be allocated to the parties in the proportion that each member's change in separate tax in each affected year bears to the change in consolidated tax or consolidated refund.

(c) Any penalty shall be paid by the member of the Group that is responsible for the penalty. If the party at fault cannot be determined, the penalty shall be allocated in the same manner as if it were additional tax.

Section 7. State Income and Franchise Taxes

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(a)         Any state income or franchise tax liability (including liability for interest or penalties) associated with the filing of a separate state tax return by a member of the Group shall be allocated to and paid directly by such member.

(b) Any state income or franchise tax liability (including liability for interest or penalties) associated with the filing of a consolidated or combined state tax return shall be allocated to the members of the Group participating in the return following the procedures set forth above for federal income tax liabilities.

            (c) Because certain states utilize a combined method, the Group's aggregate income or franchise tax liability to a state may exceed the sum of the members' separate return tax liabilities to the state. Notwithstanding Section 4 of this agreement, if this occurs, the excess of the Group's aggregate liability to such state over the sum of the members' separate return liabilities for such state shall be allocated to the member or members who have nexus with such state based on their relative presence as measured by apportionment factors. Conversely, the sum of the members' separate return liabilities may exceed the Group's aggregate liability to the state. If this occurs, the excess of the sum of the members' separate return liabilities for such state over the Group's aggregate liability to such state shall be allocated to the member or members following the procedures set forth in this Section.

Section 8. Effectiveness

This agreement shall be effective until amended. This agreement may be amended from time to time as the result of changes in federal or state law or relevant facts and circumstances. Any new affiliate will automatically be party to this agreement.

Section 9. Cooperation of Members

Each member shall timely provide information and shall execute such consent, elections and other documents that may be required or appropriate for the proper filing of consolidated and combined income and franchise tax returns and for the allocations provided by this agreement. Parent shall have final decision-making authority relative to any consent or election. Members shall also timely provide information relating to any tax audits.

Section 10. Termination

In the event any member ceases to be a member of the Group, this agreement will remain in full force and effect with respect to any period of time up to and including the taxable year in which the termination occurs.

Section 11. Regulatory Filings

Each member hereby consents to the filing of this agreement and any subsequent amendments with the Securities and Exchange Commission to the extent required under Rule 45(c) of the Public Utility Holding Company Act of 1935, as amended, or with any other regulatory agency.

Section 12. Dispute Resolution

Any dispute between or among the members with respect to this agreement shall be resolved by a nationally recognized public accounting firm or a nationally recognized law firm, which accounting firm or law firm shall be reasonably satisfactory to the disputing members, and whose fees and expenses shall be shared equally by the disputing members. Such determination shall be binding and conclusive on the disputing members.

Section 13. Signatures

This agreement has been duly executed on behalf of its members, as follows:

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Xcel Energy Inc.

By:______________________

Its:______________________

Black Mountain Gas Company

By:______________________

Its: ______________________



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

Northern States Power Company,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:_______________________

Its:________________________

Northern States Power Company (Wisconsin), on behalf of itself and all of its subsidiaries that are covered by this agreement

By:________________________

Its:________________________

Public Service Company of Colorado,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:________________________

Its:________________________

Southwestern Public Service Company

By:______________________

Its:______________________

Cheyenne Light, Fuel and Power Company

By:________________________

Its:________________________

Xcel Energy WYCO Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:________________________

Its:________________________

Xcel Energy O&M Services Inc.

By:________________________

Its:________________________

Viking Gas Transmission Company,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:________________________

Its:________________________

Xcel Energy Communications Group Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:________________________

Its:________________________

WestGas InterState, Inc.

By:______________________

Its:______________________

Xcel Energy International Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:_______________________

Its:_______________________

Independent Power International

By:_______________________

Its:_______________________



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

Independent Power Corporation

By:_______________________

Its:_______________________

Xcel Energy Services Inc.

By:_______________________

Its:_______________________

Xcel Energy Markets Holdings Inc.,
on behalf of itself and all of its subsidiaries
that are covered by this agreement
By:_______________________

Its:_______________________

e prime inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________

Xcel Energy Retail Service Group Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________

The Planergy Group Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________



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Xcel Energy Ventures Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________

Eloigne Company,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________

Xcel Energy Wholesale Group Inc.

By:______________________

Its:______________________

NRG Energy, Inc.,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________

Utility Engineering Corporation,
on behalf of itself and all of its subsidiaries that are covered by this agreement

By:______________________

Its:______________________


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ANNUAL REPORT OF XCEL ENERGY INC.

SIGNATURE CLAUSE


            Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                                         XCEL ENERGY INC.
                                                  ------------------------------
                                                    (Name of Reporting Company)


                                               By: /s/
                                                  ------------------------------
                                                  (Signature of Signing Officer)


                                   David E. Ripka, Vice President and Controller
                                   ---------------------------------------------
                                     (Printed Name and Title of Signing Officer)


Dated:  April 30, 2001


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